AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED SEPTEMBER 16, 2024

STARTENGINE CROWDFUNDING, INC.

4100 WEST ALAMEDA AVENUE, 3RD FLOOR

BURBANK, CALIFORNIA 91505

800-317-2200

UP TO 12,800,000 SHARES OF COMMON STOCK OFFERED BY THE ISSUER
UP TO 3,200,000 SHARES OF COMMON STOCK OFFERED BY SELLING STOCKHOLDERS
PLUS UP TO 3,200,000 BONUS SHARES

The minimum investment in this offering is 400 shares of Common Stock, or $500

The price per share of the Common Stock has been arbitrarily determined by the company.

SEE “SECURITIES BEING OFFERED” AT PAGE 48

	Price to Public	Underwriting discount and commissions(2)	Proceeds to issuer (3)	Proceeds to other persons (4)
Per share (5)	$1.25	$0.00	$1.00	$.25
Total Maximum	$20,000,000	$0.00	$16,000,000	$4,000,000
Total Maximum including value Bonus Shares	$24,000,000	$0.00	$19,200,000	$4,800,000

(1)         On a “best efforts” basis, the company is offering up to 12,800,000 shares of Common Stock, plus up to 2,560,000 additional shares of Common Stock eligible to be issued as Bonus Shares (as defined in this Offering Circular) to investors based upon investment level. The selling stockholders are offering up to 3,200,000 shares of Common Stock, plus up to 640,000 additional shares of Common Stock eligible to be issued as Bonus Shares. See “Plan of Distribution and Selling Stockholders.”

(2)          The company will not use commissioned sales agents or underwriters.

(3)          Does not include expenses of the offering or reflect the issuance of Bonus Shares; see “Plan of Distribution and Selling Stockholders.”

(4)          The proceeds represent amounts to be paid to the selling stockholders listed in this Offering Circular. See “Plan of Distribution and Selling Stockholders.”

(5)            Does not include the effective discount that would result from the issuance of Bonus Shares. For details of the effective discount, see “Plan of Distribution and Selling Stockholders.”

(6)            While neither the company nor the selling stockholders will receive any additional consideration for the Bonus Shares issued as part of this Offering, pursuant to Rule 251(a) the total value of the Offering, as reflected here and in Part I of the Offering Statement of which this Offering Circular is part, is $24,000,000 composed of $20,000,000 is actual gross proceeds from investors, and the value of the Bonus Shares of $4,000,000. This full amount of $24,000,000 is the total amount the company is offering towards its annual $75 million offering cap under Rule 251(a)(2).

The minimum investment amount for Common Stock is $500.

The company is seeking to raise up to $20,000,000 from the sale of Common Stock. All investors will be required to purchase securities pursuant to a subscription agreement which appears as an Exhibit to the Offering Statement of which this Offering Circular forms a part, and which is irrevocable. This contains exclusive forum and jury waiver provisions which are similarly irrevocable; see “Risk Factors,” “Securities Being Offered – Common Stock – Forum Selection Provision,” and “Plan of Distribution and Selling Stockholders – Jury Trial Waiver.”

This offering (the “Offering”) will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the company at its sole discretion. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), the company will file a post-qualification amendment to include the company’s recent financial statements. The Offering covers an amount of securities that we reasonably expect to offer and sell within two years, although the offering statement of which this offering circular forms a part may be used for up to three years and 180 days under certain conditions. The company has engaged Bryn Mawr Trust Company as agent to hold any funds that are tendered by investors. The offering is being conducted on a best-efforts basis without any minimum target. Provided that an investor purchases shares in the amount of the minimum investment, $500 (400 shares), there is no minimum number of shares that needs to be sold in order for funds to be released to the company and for this Offering to close, which may mean that the company does not receive sufficient funds to cover the cost of this Offering. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the company. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, except for certain matters for which only the holders of Preferred Stock vote and/or for which they are also entitled to vote as a single class. For matters where holders of Common Stock vote, they will vote together with the holders of Preferred Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of the company. See “Securities Being Offered”.

Certain holders of the Company’s Common Stock and Preferred Stock will continue to hold a majority of the voting power of all of the Company’s equity stock at the conclusion of this Offering and therefore control the board.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

ii

This offering is inherently risky. See “Risk Factors” on page 5.

Sales of these securities will commence on approximately [date].

The company is following the “Offering Circular” format of disclosure under Regulation A.

We are an “emerging growth company” and a “smaller reporting company” as such terms are defined under federal securities laws, and, as such have elected to take advantage of certain reduced public company reporting requirements for our prior filings and may elect to do so in future filings.

iii

In this Offering Circular, the term “StartEngine”, “we”, “us”, “our”, or “the company” refers to StartEngine Crowdfunding, Inc. and our subsidiaries on a consolidated basis. The terms “StartEngine Capital” or “our funding portal” refers to StartEngine Capital LLC, the terms “StartEngine Secure” or “our transfer agent” refer to StartEngine Secure LLC, the terms “StartEngine Primary” or “our broker-dealer” refer to StartEngine Primary LLC, the term “StartEngine Private” refers to StartEngine Private LLC, the term “StartEngine Private Manager” refers to StartEngine Private Manager LLC, the term “StartEngine Adviser” refers to StartEngine Adviser LLC and the term “StartEngine Assets” refers to StartEngine Assets LLC.

On May 4, 2024, the Company effectuated a 1-for-20 stock split; all the share numbers in this Offering Circular are on a post-split basis.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

Summary

StartEngine Crowdfunding, Inc. aims to revolutionize how startups and small businesses raise capital. We provide an online platform that connects businesses seeking capital with investors. Online investment by large numbers of investors in comparatively small amounts is often called crowdfunding.

Nearly six million small businesses are organized in the United States according to the U.S. Census Bureau. Most of these companies are in need of capital, exacerbated by current events, and they are having difficulty finding it. Banks are reluctant to lend to small and risky companies. Venture capital funds flow to high growth-potential companies whose founders fit a particular profile in terms of education, age, gender and ethnicity. Founders who do not fit this profile risk their life savings to fund their companies and help them grow.

The JOBS Act, signed by President Obama in 2012, was intended to help solve the funding problems that early-stage and small companies encounter, by giving them access to a completely new source of funds: their friends and families, customers, fans and believers. In turn, those potential investors get the chance to invest in a company, team or idea they believe in, however uncertain eventual success might be.

StartEngine helps companies conduct crowdfunding offerings under the JOBS Act. Our wholly-owned subsidiary, StartEngine Primary, operates under Titles II and IV of the JOBS Act. Title II of the JOBS Act permitted companies to advertise offerings of securities on the internet while selling only to accredited investors. Title IV amended Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), allowing private companies to advertise the sale of securities to both accredited and non-accredited investors. Our wholly-owned subsidiary, StartEngine Capital, operates under Title III of the JOBS Act, which added Regulation Crowdfunding to the funding options for small companies.

We currently facilitate capital-raising under three different exemptions from registration under the Securities Act, all made possible by the JOBS Act:

•	Title II of the JOBS Act led to Rule 506(c) of Regulation D under the Securities Act. Since September 23, 2013, start-ups have been able to broadly solicit potential investors for their offerings, including presenting their offerings on online platforms, such as ours, to sell securities in their company. Investors under this rule are required to be accredited investors, meaning they meet certain income, net worth or educational thresholds.

•	Title III of the JOBS Act allowed for the adoption of Regulation Crowdfunding. Under Regulation Crowdfunding, companies can raise up to $5 million a year from accredited and non-accredited investors. Since the regulation went into effect on May 16, 2016, we have been facilitating these transactions through, StartEngine Capital which is a funding portal registered with the SEC and a member of the Financial Industry Regulatory Authority (“FINRA”).

•	Title IV of the JOBS Act required changes to improve Regulation A, the exemption that we are using for this offering. Under the amendments to Regulation A, companies can raise up to $75 million a year from accredited and non-accredited investors. Since StartEngine Primary became a registered broker-dealer in June 2019, we have been facilitating Regulation A offerings for other companies through StartEngine Primary.

In addition, companies may also utilize our technology platform to sell securities in offerings made outside the United States in reliance on Regulation S under the Securities Act.

We launched our crowdfunding operations in June 2015, as Regulation A went into effect. Elio Motors’ equity crowdfunding offering, hosted on our site, eventually raised $16,917,576 from 6,345 investors. As of September 13, 2024, we have hosted 98 Regulation A offerings, which have raised a total of approximately $289 million on our platforms, not including five offerings for StartEngine itself and 33 offerings of series of companies sold through StartEngine Collectibles Fund I LLC. Regulation Crowdfunding went into effect on May 16, 2016 and as of September 13, 2024 we have acted as intermediary for 1,391 offerings. As of September 13, 2024, in addition to the funds we have raised in our offerings, companies on our platform have raised a total of $833 million from all offering types.

Our wholly-owned subsidiary StartEngine Secure began offering transfer agent services and became a registered transfer agent in 2017. As of June 30, 2024, we provide services for 276 companies, and we anticipate that StartEngine Secure will be an important part of our operations in the future.

Our wholly-owned subsidiary StartEngine Assets securitizes assets.

StartEngine’s most recent addition to its family of services is StartEngine Private. StartEngine Private provides accredited investors the opportunity to purchase membership interests in funds (“SE Funds”) which own shares of venture capital backed, late-stage private companies. As part of our regulatory and compliance obligations, we also commenced operations for StartEngine Private Manager LLC (“StartEngine Private Manager”), a company formed on August 3, 2023, for the purpose of managing all StartEngine Private offerings, and StartEngine Adviser LLC (“StartEngine Adviser”), a company formed on August 3, 2023, for the purpose of being the organizer and Exempt Reporting Adviser to all StartEngine Private offerings.

StartEngine was founded by Howard Marks and Ron Miller. Howard Marks is Chief Executive Officer (“CEO”). Howard founded StartEngine with the mission of helping entrepreneurs achieve their dreams. Howard was the founder and CEO of Acclaim Games, a publisher of online games that is now part of The Walt Disney Company. Before Acclaim, Howard was Chairman of Activision Studios from 1991 until 1997. As a former Board Member, and Executive Vice-President of video game giant Activision, he and a partner took control in 1991 and turned the ailing company into the video game industry leader. As a games industry expert, Howard built one of the largest and most successful games studios in the industry, selling millions of games. He started StartEngine, an unrelated entity, in 2011 as the first startup accelerator in Los Angeles with the goal of helping to make Los Angeles a technology city. After investing in over 60 companies, Howard realized the difficulties entrepreneurs had with raising capital from angel investors and venture capitalists. With the advent of the JOBS Act, Howard realized he could help thousands of entrepreneurs by creating a new company focused on implementing the equity crowdfunding rules. Thus, StartEngine Crowdfunding, Inc. was born in March 2014. Howard is the 2015 "Treasure of Los Angeles" award recipient for his work to transform Los Angeles into a leading technology city, and was a member of Mayor Eric Garcetti's technology council.

Ron Miller is the chairman and cofounder of StartEngine. When Howard and Ron initially met in the fall of 2013, they recognized that the JOBS Act represented the greatest advancement for entrepreneurship in a generation. From direct experience as entrepreneurs, they recognized that the key to bringing new technologies and innovations to market required capital that is not readily available. As a serial start-up entrepreneur, Ron immediately went into action to advocate for SEC rulemaking to give life to the JOBS Act, raise the initial capital and built a leadership team to drive the sales and marketing plan to help StartEngine establish a leading position in the market.

Prior to StartEngine, Ron founded, built and sold five companies through management buyouts, private equity, private investors, and public markets. He was also nominated as a four-time Inc. 500/5000 award recipient and was an Ernst & Young entrepreneur of the year award finalist. As Chairman, Ron brings his deep experience as a leader and strategist to the company.

The Offering

The offering is for Common Stock of StartEngine Crowdfunding, Inc. The rights of the Common Stock are described more fully in “Securities Being Offered.”

Securities offered	Maximum of 16,000,000 shares of Common Stock, plus an additional 3,200,000 shares of Common Stock which may be offered as Bonus Shares. See “Plan of Distribution and Selling Stockholders.”

•	Of the 16,000,000 shares available in this offering, up to 12,800,000 shares are being offered by the company. The company may offer up to 2,560,000 additional shares of Common Stock as Bonus Shares.
•	Of the 16,000,000 shares available in this offering, up to 3,200,000 shares are being offered by existing stockholders. The selling stockholders may offer up to 640,000 shares of Common Stock as Bonus Shares.

Shares of Common Stock outstanding before August 15, 2024 (1)	700,612,240 shares

Shares of Preferred Stock outstanding before August 15, 2024 (1)	399,893,680 shares

Shares of Common Stock outstanding after the offering (assuming fully subscribed and maximum Bonus Shares issued)	720,612,240 shares

Use of proceeds	The net proceeds of this offering will be used primarily to cover marketing costs and operating expenses, including salaries to our executive officers. The details of our plans are set forth in our “Use of Proceeds” section.

(1) Does not include shares issuable upon the exercise of options issued under the 2015 Equity Incentive Plan or shares into which our Preferred Shares may convert.

Implications of Being an Emerging Growth Company

As an issuer with ongoing reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with less than $1.07 billion in total annual gross revenues during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company we can advantage of certain reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	are not required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We are taking and intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our registration statement declared was effective under the Securities Act, which occurred in June 2022, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may qualify as a “smaller reporting company” under the SEC’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risk Factors Related to the Company and its Business

We are a relatively early stage company and have not yet generated any yearly profits.

StartEngine was formed in 2014 and is still working on fine tuning its business plan to one that will enable it to generate profits on an annual basis and to maintain profitability. Though our core business model of operating our funding portal and broker-dealer services have been receiving revenues for nearly eight years and three years, respectively, we are still evolving aspects of business model, including modifying our revenue models, adding additional products (e.g., StartEngine Secondary and our securitization products), and modifying our current offerings in light of regulatory changes and/or interactions with regulators (see, “The Company’s Business - Litigation”). Accordingly, the Company’s operating history may not be indicative of future prospects. Our current and proposed operations are subject to all the business risks associated with relatively new enterprises that are still in growth and/or expansion phases. These include likely fluctuations in operating results as the Company reacts to developments in its market, manages its growth, and develops new services as well as the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. Since inception, StartEngine has not generated sufficient revenues to cover operational expenses. There is no assurance that we will be consistently profitable in the next three years or generate sufficient revenues to pay dividends to the holders of our shares.

We operate in a regulatory environment that is evolving and uncertain.

The regulatory framework for online capital formation or crowdfunding is relatively new. The regulations that govern our operations have been in existence for a limited period. Further, there are constant discussions among legislators and regulators with respect to changing the regulatory environment. New laws and regulations could be adopted in the United States and abroad. Further, existing laws and regulations may be interpreted in ways that would impact our operations, including how we communicate and work with investors and the companies that use our platform’s services and the types of securities that our clients can offer and sell on our platform. For instance, in prior years, there have been several attempts to modify the current regulatory regime. Some of those suggested reforms could make it easier for anyone to sell securities (without using our services). Any such changes would have a negative impact on our business.

Any valuation of the company at this stage is difficult to assess.

The valuation for the offering was established by the company. Even though there has been trading of our shares on the alternative trading system run by our broker-dealer, to date we believe that the volume of trading has not been significant enough to use as the sole basis for our share price. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups such as ours, is difficult to assess and you may risk overpaying for your investment.

We operate in a highly regulated industry.

We are subject to extensive regulation and failure to comply with such regulation could have an adverse effect on our business. Further, our subsidiary StartEngine Capital LLC is registered as a funding portal; our subsidiary StartEngine Secure LLC is registered as a transfer agent; and our subsidiary StartEngine Primary LLC is registered as a broker-dealer and operates an alternative trading system under the brand “StartEngine Secondary”. As a funding portal and broker-dealer, we have to comply with stringent regulations, and the operation of our funding portal, broker-dealer and alternative trading system services exposes us to a significant amount of liability. Furthermore, new lines of business may subject us to other regulatory regimes, such those regulating investment advisers, including the Investment Advisers Act of 1940, if we fail to remain in compliance with certain exemptions. Regulated entities are frequently subject to examination, constraints on their business, and in some cases fines. We have seen increased regulations in this industry from regulators (both federal and state) and FINRA. In light of this, we expect increased compliance costs as well as potential subjecting us to additional liabilities. In addition, some of the restrictions and rules applicable to our subsidiaries could adversely affect and limit some of our business plans of other parts of our business.

We were approved as a broker-dealer in 2019, launched our alternative trading system in 2020, became a “carrying” broker-dealer in 2021, became an exempt reporting adviser in 2024, and are still in the process of adapting our business model and pricing structure.

As a broker-dealer, we not only are subjected to federal and state requirements but also have need to comply with the requirements of FINRA, the self-regulatory organization, that apply to broker-dealers and the regulations that apply to the operation of alternative trading systems. In addition, we have expanded the scope of our operation including launching our alternative trading system in May 2020, and became a “carrying” broker-dealer at the end of September 2021, which increased our net capital requirements. In 2023, we launched StartEngine Private, which required us to file as an exempt reporting adviser in early 2024 and may require us to become a registered investment adviser in the future. We are still in the process of adapting to these changes, but there have been and will be increased costs, including the need to hire personnel with specific qualifications and pay them in accordance with their experience. We are subjected to periodic examinations and we will be required to change aspects of our business processes and communications in response to the findings of those examinations. Becoming a broker-dealer and/or reporting adviser has and will continue to lead to increases in our compliance costs as well as increases in our exposure to liabilities, including subjecting us to liability for misstatements made by issuers utilizing our services.

We may be liable for misstatements made by issuers.

Under the Securities Act and the Exchange Act, issuers making offerings through our funding portal may be liable for including untrue statements of material facts or for omitting information that could make the statements misleading. This liability may also extend in Regulation Crowdfunding offerings to funding portals, such as our subsidiary. Further, as a broker-dealer, we may be liable for statements by issuers utilizing our services in connection with Regulation A and Regulation D offerings. Even though due diligence defenses may be available; there can be no assurance that if we were sued we would prevail. Further, even if we do succeed, lawsuits are time consuming and expensive, and being a party to such actions may cause us reputational harm that would negatively impact our business. Moreover, even if we are not liable or a party to a lawsuit or enforcement action, some of our clients have been and will be subject to such proceedings. Any involvement we may have, including responding to document production requests, may be time-consuming and expensive as well.

We have identified material weaknesses in our internal control over financial reporting. Any failure to maintain effective internal control over financial reporting could impair the reliability of our financial statements, which in turn could harm our business, impair investor confidence in the accuracy and completeness of our financial reports and our access to the capital markets and cause the price of our common stock to decline and subject us to regulatory penalties.

Section 404 of the Sarbanes-Oxley Act of 2002, requires that we maintain internal control over financial reporting that meets applicable standards. We may err in the design or operation of our controls, and all internal control systems, no matter how well designed and operated, can provide only reasonable assurance that the objectives of the control system are met. Because there are inherent limitations in all control systems, there can be no assurance that all control issues have been or will be detected. If we are unable, or are perceived as unable, to produce reliable financial reports due to internal control deficiencies, investors could lose confidence in our reported financial information and operating results, which could result in a negative market reaction and a decrease in our stock price.

During preparation for financial reporting related to the year ended December 31, 2023, the Company discovered certain errors in previously reported financial statements for the year ended December 31, 2022. The Company’s management conducted an investigation with the Company’s independent auditors. As a result of this investigation, the Company determined that several accounts required correction to be in accordance with US GAAP. In addition, certain footnotes to such financial statements were required as a result of such changes. Accordingly, the Company made certain corrections to previously reported financial statements for the year ended December 31, 2022.

Although management concluded that the adjustments to prior year financial statements are not material, management concluded that the Company’s internal control over financial reporting, as defined by Sections 13a-15(f) and 15d-15(f) of the Exchange Act, was not effective as of December 31, 2023, due to the following identified material weaknesses:

•	Material asset and liability general ledger accounts were not reconciled to support schedules;

•	Investment securities were not counted or reconciled to detail records;

•	Stock and warrants held as investments were not valued using fair value accounting or cost method less adjustments for estimated impairments (stock investments) or using a modified Black-Scholes option pricing model (warrant investments) per the Company’s stated policies. Also, period end procedures did not include revaluing investments under Company policies and the inclusion of sufficient detail in the support schedules and general ledger accounts to draft financial statement disclosures that properly list investments in the fair value hierarchy, reconcile changes in level 3 investments, and present that variables used in valuing investments;

•	Financial spreadsheets used to support prepaid assets lacked adequate review and were susceptible to formula and manual input errors; and

•	Payroll was recorded on a cash basis, rather than an accrual basis, during the fiscal year.

Management has included a report on its assessment of internal control over financial reporting, including a description of identified material weaknesses, remediation efforts resulting in changes to internal control over financial reporting, and plans for further remediation in Item 9A, “Controls and Procedures” in the Company’s Annual Report on Form 10-K/A for the fiscal year ending December 31, 2023, available on the SEC’s EDGAR database at https://www.sec.gov/ix?doc=/Archives/edgar/data/1661779/000155837024012726/stgc-20231231x10ka.htm.

If we identify new material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, we may be late with the filing of our periodic reports, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected. As a result of such failures, we could also become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation, financial condition or divert financial and management resources from our core business, and would have a material adverse effect on our business, financial condition and results of operations.

Our compliance is focused on U.S. laws and we have not analyzed foreign laws regarding the participation of non-U.S. residents.

Some of the investment opportunities posted on our platform are open to non-U.S. residents. We have not researched all the applicable foreign laws and regulations, and we have not set up our structure to be compliant with foreign laws. It is possible that we may be deemed in violation of those laws, which could result in fines or penalties as well as reputational harm. This may limit our ability in the future to assist companies in accessing money from those investors, and compliance with those laws and regulations may limit our business operations and plans for future expansion.

StartEngine’s product offerings are relatively new in an industry that is still quickly evolving.

The principal securities regulations that work with, Rule 506(c), Regulation A and Regulation Crowdfunding, have only been in effect in their current form since 2013, 2015 and 2016, respectively. StartEngine’s ability to continue to penetrate the market remains uncertain as potential issuer companies may choose to use different platforms or providers (including, in the case of Rule 506(c) and Regulation A, using their own online platform), or determine alternative methods of financing. Investors may decide to invest their money elsewhere. Further, our potential market may not be as large, or our industry may not grow as rapidly, as anticipated. With a smaller market than expected, we may have fewer customers. Success will likely be a factor of investing in the development and implementation of marketing campaigns, subsequent adoption by issuer companies as well as investors, and favorable changes in the regulatory environment. Finally, as more competitors enter the market, it will become more difficult to obtain business.

We have an evolving business model.

Our business model is one of innovation, including continuously working to expand our product lines and services to our clients, such as our expansion into the transfer agent and broker-dealer space as well as our foray into becoming an alternative trading system and acting as an administrative manager for companies. It is unclear whether these services will be successful. Further, we continuously try to offer additional types of services, and we cannot offer any assurance that any of them will be successful. From time to time we may also modify aspects of our business model relating to our service offerings. We cannot offer any assurance that these or any other modifications will be successful or will not result in harm to the business. We may not be able to manage this evolution effectively, which could damage our reputation, limit our growth, and negatively affect our operating results. The Company has also started business via StartEngine Private: The Company provides accredited investors the opportunity to purchase membership interests in funds (“SE Funds”) which own shares of venture capital backed, late-stage private companies via its StartEngine Private product offering.

As we grow our business, we may not be able to manage our growth successfully.

If we are able to increase the scope of our business offerings, our customer base, the volume of our transactions and grow our business, we will face business risks commonly associated with rapidly growing companies, including the risk that existing management, information systems and financial and internal controls may be inadequate to support our growth. We cannot predict whether we will be able to respond on a timely basis, or at all, to the changing demands that our growth may impose on our existing management and infrastructure. For example, increasing demands on our infrastructure and management could cause any of the following to occur or increase:

•	inadequate internal controls required for a regulated entity;

•	inadequate financial controls needed as we transition to become a reporting company;

•	delays in our ability to handle the volume of customers, including issuers; and

•	failure to properly review and supervise personnel to make sure we are compliant with our duties as regulated entities.

This risk is illustrated by the fact that, during preparation for financial reporting related to the year ended December 31, 2023, and based on review from the auditors, the Company discovered certain errors (specifically for warrant and stock valuation, accrued liabilities, and accounts receivable) in its previously reported financial statements for the year ended December 31, 2022. The Company’s management has concluded that, in light of these errors, the Company’s disclosure controls and procedures and internal control over financial reporting as of December 31, 2023 were not effective. To address these material weaknesses, management has devoted, and plans to continue to devote, significant effort and resources to the remediation and improvement of the Company’s internal control over financial reporting. While the Company has processes to identify and appropriately apply applicable accounting requirements, management has enhanced these processes in the past year by enhancing the process by which the Company reviews and presents financial statements, and has also invested in accounting software to ensure more accurate reporting. Management’s report on internal control over financial reporting, a description of the material weaknesses identified, resulting changes to internal control over financial reporting, and continued plans for remediation can be found in our Annual Report on Form 10-K/A for the fiscal year ending December 31, 2023, under Item 9A “Controls and Procedures” in the Company’s Annual Report on Form 10-K/A for the fiscal year ending December 31, 2023, available on the SEC’s EDGAR database at https://www.sec.gov/ix?doc=/Archives/edgar/data/1661779/000155837024012726/stgc-20231231x10ka.htm. See also the above risk factor, “We have identified material weaknesses in our internal control over financial reporting. Failure to remediate the material weaknesses, or any other material weaknesses that we identify if the future, could result in material misstatements in our financial statements.”

If we continue to have issues and/or fail to adapt our management, information systems and financial and internal controls to our growth, or if we encounter other unexpected difficulties, our business, financial condition and operating results will suffer.

We are primarily reliant on one main type of service.

Most of current services are variants on one type of service — providing a platform for online capital formation and ancillary services. Our revenues are therefore dependent upon the market for online capital formation.

We depend on key personnel and face challenges recruiting needed personnel.

Our future success depends on the efforts of a small number of key personnel, including our founder and Chief Executive Officer, Howard Marks, and our compliance, engineering and marketing teams. Expanding our compliance team in response to the growth in our business and the regulatory issues we have faced to date, is essential to our success, and recruiting and training compliance personnel will place demands on financial and management resources. Our software engineer team, as well as our marketing team led by Johanna Cronin, are critical to continually innovate and improve our products while operating in a highly regulated industry. In addition, due the specialized expertise required, we may not be able to recruit the individuals needed for our business needs. There can be no assurance that we will be successful in attracting and retaining the personnel we require to operate and be innovative.

StartEngine and its providers are vulnerable to hackers and cyber attacks.

As an internet-based business, we may be vulnerable to hackers who may access the data of our investors and the issuer companies that utilize our platform. Further, any significant disruption in service on the StartEngine platform or in its computer systems could reduce the attractiveness of the StartEngine platform and result in a loss of investors and companies interested in using our platform. Further, we rely on a third-party technology provider to provide some of our back-up technology as well as act as our escrow agent. Any disruptions of services or cyber attacks either on our technology provider or on StartEngine could harm our reputation and materially negatively impact our financial condition and business.

StartEngine currently relies on two vendors for escrow services.

We currently rely on Bryn Mawr Trust Company and Kingdom Trust to provide escrow services. Any change in these relationships will require us to find another escrow agent and escrow bank. This may cause us delays as well as additional costs in transitioning our technology.

We are dependent on general economic conditions.

Our business model is dependent on investors investing in the companies presented on our platforms. Investment dollars are disposable income. Our business model is thus dependent on national and international economic conditions. Adverse national and international economic conditions may reduce the future availability of investment dollars, which would negatively impact our revenues and possibly our ability to continue operations. It is not possible to accurately predict the potential adverse impacts on the Company, if any, of current economic conditions on its financial condition, operating results and cash flow.

We face significant market competition.

We facilitate online capital formation. Though this is a relatively new market, we compete against a variety of entrants in the market as well likely new entrants into the market. Some of these follow a regulatory model that is different from ours and might provide them competitive advantages. New entrants could include those that may already have a foothold in the securities industry, including some established broker-dealers. Further, online capital formation is not the only way to address helping start-ups raise capital, and the Company has to compete with a number of other approaches, including traditional venture capital investments, loans and other traditional methods of raising funds and companies conducting crowdfunding raises on their own websites. Additionally, some competitors and future competitors may be better capitalized than us, which would give them a significant advantage in marketing and operations.

Moreover, as we continue to expand our offerings, including providing administrative services to issuers, securitizing various asset classes and transfer agent services, we will continue to face headwinds and compete with companies that are more established and/or have more financial resources than we do and/or new entrants bringing disruptive technologies and/or ideas.

Finally, the Company faces increasing competition via StartEngine Private which is the Company’s new venture in which the Company provides accredited investors the opportunity to purchase membership interests in funds (“SE Funds”) which own shares of venture capital backed, late-stage private companies via its StartEngine Private product offering. As new competitors enter the market, acquisition of shares will become more difficult.

We may not be able to protect all of our intellectual property.

Our profitability may depend in part on our ability to effectively protect our proprietary rights, including obtaining trademarks for our brand names, protecting our products and websites, maintaining the secrecy of our internal workings and preserving our trade secrets, as well as our ability to operate without inadvertently infringing on the proprietary rights of others. There can be no assurance that we will be able to obtain future protections for our intellectual property or defend our current trademarks and future trademarks and patents. Further, policing and protecting our intellectual property against unauthorized use by third parties is time-consuming and expensive, and certain countries may not even recognize our intellectual property rights. There can also be no assurance that a third party will not assert infringement claims with respect to our products or technologies. Any litigation for both protecting our intellectual property or defending our use of certain technologies could have material adverse effect on our business, operating results and financial condition, regardless of the outcome of such litigation.

Our revenues and profits (if any) are subject to fluctuation.

It is difficult to accurately forecast our revenues and operating results, and these could fluctuate in the future due to a number of factors. These factors may include adverse changes in: number of investors and amount of investors’ dollars, the success of world securities markets, general economic conditions, our ability to market our platform to companies and investors, headcount and other operating costs, and general industry and regulatory conditions and requirements. The Company’s operating results may fluctuate from year to year due to the factors listed above and others not listed. At times, these fluctuations may be significant and could impact our ability to operate our business.

Natural disasters and other events beyond our control could materially adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Although we maintain crisis management and disaster response plans, such events could make it difficult or impossible for us to deliver our services to our customers and could decrease demand for our services.

Risk Factors Related to the Common Stock and the Offering

There is uncertainty as to the amount of time it will take for us to deliver securities to investors under this offering.

The process for issuance of Common Stock is set out in “Plan of Distribution and Selling Stockholders.” There may be a delay between the time you execute your subscription agreement and tender funds and the time securities are delivered to you, while we and the Escrow Agent complete our subscription and due diligence process and we submit a disbursement request to the Escrow Agent. Although, based on our experience in our prior offering, investors who provide the information required by the subscription agreement and give accurate instructions for the payment of the subscription price should receive their securities in no more than six months, we cannot guarantee that you will receive your securities by a specific date or within a specific timeframe.

Voting control is in the hands of a few large stockholders.

Voting control is concentrated in the hands of a small number of stockholders. Our CEO and our Chairman of the Board currently hold approximately 40% of our voting shares in aggregate, including shares of our Common Stock and (on an as-converted basis) shares of our Series Seed Preferred Stock, Series A Preferred Stock and Series Seed Preferred Stock; and two other shareholders, SE Agoura Investment LLC and The Lee Miller Trust UA 09/05/2020, own approximately 21% and 11%, respectively, of our voting shares in aggregate. None of SE Agoura Investments LLC, The Lee Miller Trust UA 09/05/2020 or their beneficial owners serve on our Board or as employees of our Company. Those four shareholders (the “Controlling Stockholders”) in aggregate control approximately 73% of our voting shares and approximately 52% of our preferred stock. See “Security Ownership of Management and Certain Securityholders.” Other than the Controlling Stockholders, holders of Common Stock are generally not be able to influence our policies or any other corporate matter, including the election of directors, changes to the Company’s governance documents, expanding the employee option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval. Some of the larger stockholders include, or have the right to designate, executive officers and directors of our Board. These few people and entities make all major decisions regarding the Company.

There is no minimum amount set as a condition to closing this offering.

Because this is a “best efforts” offering with no minimum, we will have access to any funds tendered. This might mean that any investment made could be the only investment in this offering, leaving the company without adequate capital to pursue its business plan or even to cover the expenses of this offering.

We are offering Bonus Shares, which is effectively a discount on our stock price, to some investors who purchase the Common Stock in this Offering.

Certain investors who purchase Common Stock in this Offering are entitled to receive additional shares of Common Stock (the “Bonus Shares”) that effectively provide a discount on price based on the amount invested. The number of Bonus Shares will be determined by the amount of money they invest in this Offering, having made an indication of interest prior to the commencement of this Offering, or as an investor eligible to receive the StartEngine Venture Club Bonus. An investor in our offering may be able to receive a maximum of 20% Bonus Shares. Bonus Shares will effectively act as a discount to the price at which the Company is offering its stock. For more details, including all of the Bonus Shares being offered, see “Plan of Distribution and Selling Stockholders”. Therefore, the value of shares of investors who pay the full price in this offering will be immediately diluted by investments made by investors entitled to the discount, who will pay less for the same stake in the company.

The exclusive forum provision in the subscription agreements may have the effect of limiting an investor’s ability to bring legal action against us and could limit an investor’s ability to obtain a favorable judicial forum for disputes.

Section 6 in the subscription agreement for this offering includes a forum selection provision that requires any claims against the company based on the subscription agreement be brought in a court of competent jurisdiction in the State of New York; see “Securities Being Offered – Common Stock – Forum Selection Provision”. The forum selection provision will not be applicable to lawsuits arising from the federal securities laws. The provision may have the effect of limiting the ability of investors to bring a legal claim against us due to geographic limitations. There is also the possibility that the exclusive forum provision may discourage stockholder lawsuits with respect to matters arising under laws other than the federal securities laws, or limit stockholders’ ability to bring such claims in a judicial forum that they find favorable for disputes with us and our officers and directors. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the subscription agreement, including any claims made under the federal securities laws.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which governs the subscription agreement, in a court of competent jurisdiction in the State of California. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the company in connection with matters arising under the subscription agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of Common Stock or by us of compliance with any provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when our Common Stock is transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to those securities or to the transferor with regard to ownership of those securities, that were in effect immediately prior to the transfer of the Common Stock, including but not limited to the subscription agreement. Therefore, purchasers in secondary transactions will be subject to this provision.

Future fundraising may affect the rights of investors.

In order to expand, the Company is likely to raise funds again in the future, either by offerings of securities or through borrowing from banks or other sources. The terms of future capital raising, such as loan agreements, may include covenants that give creditors greater rights over the financial resources of the Company.

Holders of our Preferred Stock are entitled to potentially significant liquidation preferences over holders of our Common Stock if we are liquidated, including upon a sale of our company.

Holders of our outstanding Preferred Stock have liquidation preferences over holders of Common Stock. This liquidation preference is paid if the amount a holder of Preferred Stock would receive under the liquidation preference is greater than the amount such holder would have received if such holder’s shares of Preferred Stock had been converted to Common Stock immediately prior to the liquidation event. Holders of Series A Preferred Stock and Series T Preferred Stock are entitled to liquidation preferences superior to Series Seed Preferred Stock. If a liquidation event, including a sale of our company, were to occur that resulted in a distribution of less than approximately $8 million, the holders of our Preferred Stock could be entitled to all proceeds of cash distributions.

There is a limited current market for our Common Stock.

Currently, the only marketplace for our Common Stock is and will be our alternative trading system or “ATS” branded as “StartEngine Secondary.” To date, we only have limited experience selling our shares on StartEngine Secondary; see “The Company’s Business – Principal Products and Services – StartEngine Secondary” and trading of our securities will only be available on StartEngine Secondary during limited periods, including periods where we do not have an open offering. To date, there has not been frequent enough trading to establish a market price. The limited volume of trading means that investors should assume that they may not be able to liquidate their investment for some time or to liquidate at their desired price. Further, it is unlikely that they will be able to pledge their shares as collateral.

Investors will need to keep records of their investment for tax purposes.

As with all investments in securities, investors who sell the Common Stock will probably need to pay tax on the long- or short-term capital gains that you realize if sold at a profit or set any loss against other income. If investors do not have a regular brokerage account, or their regular broker will not hold the Common Stock for them (and many brokers refuse to hold Regulation A securities for their customers) there will be nobody keeping records for investors for tax purposes and they will have to keep their own records, and calculate the gain on any sales of any securities they sell.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution and Selling Securityholders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled “Credit Cards and Investments – A Risky Combination,” which explains these and other risks you may want to consider before using a credit card to pay for your investment.

The price for our Common Stock may be volatile.

To date, there has not been enough trading of our shares to establish a market price. The market price of our Common Stock may be highly volatile, if and when any trading begins again in the future and there is sufficient volume of trading to establish a market price, is likely to be continue to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	We may not be able to compete successfully against current and future competitors.

•	Our ability to obtain working capital financing.

•	Additions or departures of key personnel.

•	Sales of our shares.

•	Our ability to execute the business plan.

•	Operating results that fall below expectations.

•	Regulatory developments.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our securities. As a result, investors may be unable to resell your securities at a desired price.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options exercisable for its shares) to its founders and early employees at a very low cash cost because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the price that new investors are paying for their shares and the immediate dilution under various total investment scenarios. The dilution is based on the company’s net asset value at December 31, 2023 after giving effect to the stock split. We believe this method gives investors a better picture of what they will pay for their investment compared to previous investors and company insiders than simply listing such transactions for the last 12 months.

	$5,000,000	$10,000,000	$15,000,000	$20,000,000	$20,000,000
	Raise	Raise	Raise	Raise	Raise(1)
Price per share	$ 1.25	$1.25	$1.25	$1.25	$1.25
Shares issued	4,000,000	8,000,000	12,000,000	16,000,000	17,600,000
Capital raised	$5,000,000	$10,000,000	$15,000,000	$20,000,000	$20,000,000
Less: Offering costs	$(565,000)	$(1,130,000)	$(1,695,000)	$(2,260,000)	$(2,260,000)
Less: Sales by selling stockholders	$(1,000,000)	$(2,000,000)	$(3,000,000)	$(4,000,000)	$(4,000,000)
Net offering proceeds to Company	$3,435,000	$6,870,000	$10,305,000	$13,740,000	$13,740,000
Proceeds from option exercises(2)	$16,711,393	$16,711,393	$16,711,393	$16,711,393	$16,711,393
Net tangible book value at June 30, 2024 (3)	$23,653,513	$23,653,513	$23,653,513	$23,653,513	$23,653,513
Share issued and outstanding at June 30, 2024(4)	1,289,946,440	1,289,946,440	1,289,946,440	1,289,946,440	1,289,946,440
Shares issued in financing from Company	4,000,000	8,000,000	12,000,000	16,000,000	17,600,000
Post financing shares issued and outstanding	1,293,946,440	1,297,946,440	1,301,946,440	1,305,946,440	1,307,546,440
Net tangible book value per share prior to offering	$0.02	$0.02	$0.02	$0.02	$0.02
Increase/(decrease) per share attributable to new investors	$0.02	$0.02	$0.02	$0.02	$0.02
Net tangible book value after offering	$0.03	$0.04	$0.04	$0.04	$0.04
Dilution per share to new investors	$1.22	$1.21	$1.21	$1.21	$1.21

(1)	Certain investors receive bonus shares of either 5%, 10%, 15% or 20%.Based on prior experience on average, investors receive 10% Bonus Shares. Under that assumption, and assuming the Company sells the maximum amount of $20,000,000 in this offering, the dilution to new investors will be $1.21 per share.

(2)	Assumes all options with an exercise price of less than $1.25 will have been exercised There are 100,388,353 options at a weighted average exercise price of approximately $0.17 per share.

(3)	Net tangible book value is calculated as follows.

Total stockholders' equity at June 30, 2024	$43,831,419
Less: intangible assets	(20,177,906)
Equals tangible book value pre-financing	$23,653,513

(4)	Shares issued and outstanding pre-financing is calculated as follows.

Series A Preferred outstanding at June 30, 2024	185,440,880
Series T Preferred outstanding at June 30, 2024	9,642,080
Series Seed Preferred outstanding at June 30, 2024	204,810,720
Common stock outstanding at June 30, 2024	700,612,240
Options outstanding at June 30, 2024	189,440,520
1,289,946,440

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of that company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, or angel investment), employees exercising stock options, or by conversion of certain instruments (e.g., convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most companies until they are mature are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2021 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•	In June 2022 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors (i.e., they get more shares than the new investors would for the same price). Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round”, the holders of the convertible notes will dilute existing equity holders, even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS

Plan of Distribution

StartEngine and the selling stockholders are seeking to raise up to $20,000,000 in total through the sale of Common Stock, which represents the value of securities available to be offered as of the date of this Offering Circular.  Under Regulation A, the Company may only offer $75 million in securities during a rolling 12-month period. From time to time, we may seek to qualify additional shares.

15,360,000 shares of Common Stock on a “best efforts” basis, which includes a maximum of 2,560,000 Bonus Shares. Selling stockholders are offering a maximum of 3,840,000 shares of Common Stock on a “best efforts” basis, which includes a maximum of 640,000 Bonus Shares.

The minimum investment is $500 for the Common Stock.

The company will use its existing website, www.startengine.com, to provide information with respect to the offering.

The company’s Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on its startengine.com website. StartEngine is not currently selling the shares through commissioned sales agents or underwriters.

Bonus Shares; Discounted Price for Certain Investors

“Bonus Shares” are additional shares of Common Stock that are issued to investors purchasing shares in this offering for no additional monetary compensation, therefore those investors are effectively receiving a discount on the shares of Common Stock they purchase. Bonus Shares have identical rights, privileges and preferences to the shares of Common Stock purchased.

All investors in this offering are eligible to receive Bonus Shares equal to 10% of the shares they purchase if they:

•	Reserved shares of Common Stock during our Test the Waters period (prior to the qualification of this Offering Statement by the Securities and Exchange Commission); or

•	Are a member of our Venture Club*.

Investors may also receive Bonus Shares based on the amount they invest**:

•	Invest between $3,000 -- $4,999 and receive 5% Bonus Shares;

•	Invest between $5,000 -- $24,999 and receive 10% Bonus Shares; or

•	Invest $25,000 or more and receive 20% Bonus Shares.

Bonus Shares based on the amount of investment will be based on a single transaction and are not cumulative of multiple purchases. If an investor who is a member of our Venture Club or reserved shares during our Test the Waters period also qualifies for Bonus Shares based on the amount they invest, then the Bonus Shares are stackable; however, the maximum amount of Bonus Shares that an investor can receive in this offering is 20%.  For example, anyone who indicated interest in this offering on our website will receive a total of 110 shares for every 100 shares they purchase in the offering; further, if that investor invested at least $5,000 in this offering, that individual will receive a total of 120 shares for every 100 shares they purchase in the offering. Fractional shares will not be distributed and share bonuses will be determined by rounding down to the nearest whole share.

To the extent any Bonus Shares are issued, it will reduce the proceeds that the company and selling stockholders receive. Of the 3,200,000 Bonus Shares available in this offering, 2,560,000 are being offered by the company and 640,000 are being offered by the selling stockholders.

*The general public can become members of the StartEngine Venture Club on StartEngine's website for $275 per year. Membership will auto renew every year. A member of the program can cancel their renewal at any time. Once the individual cancels, their membership will expire on the next anniversary of their membership. With the StartEngine Venture Club Bonus, the investor will earn 10% bonus shares on all investments they make in participating campaigns on StartEngine. StartEngine Crowdfunding, Inc. will determine whether an investor qualifies as a StartEngine Venture Club member.

** Must be done in a single transaction.

Process of Subscribing

Prospective investors who submitted non-binding indications of interest during the “test the waters” period, will receive an automated message from us indicating that the offering is open for investment. You will be required to complete a subscription agreement in order to invest. Investors in Common Stock can only complete the subscription agreement on our website.

The subscription agreement must be delivered to us and funds for the subscribed amount must be delivered in accordance with the instructions stated in the subscription agreement. Investors will specify whether they will purchase shares via credit card, wire transfer, ACH transfer, through a StartEngine Primary LLC Brokerage Account, or by any combination of such methods. The company estimates that processing fees for credit card subscriptions will be approximately 2.5% of total funds invested per transaction, although credit card processing fees may fluctuate. The company estimates that approximately 70% of the gross proceeds raised in this offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total offering expenses set forth in “Use of Proceeds.”

The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

The company has entered into an Escrow Services Agreement with Bryn Mawr Trust Company (“Bryn Mawr” or the “Escrow Agent”). Bryn Mawr is a Delaware registered trust company that offers escrow services as well as an integrated technology platform for processing investment transactions. The company has agreed to pay Bryn Mawr an escrow administration fee of $500 per year escrow account fee. The first year is non-refundable.

Investor funds will be held by the Escrow Agent pending closing or termination of the offering.  All subscribers will be instructed by the company or its agents to transfer funds by wire or ACH transfer, credit card, through a StartEngine Primary LLC Brokerage Account, or by any combination of such methods to the escrow account established for this offering. The company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

Bryn Mawr is not participating as an underwriter or placement agent or sales agent of this offering and will not solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such, or distribute this Offering Circular or other offering materials to investors. The use of Bryn Mawr’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of the company or this offering. All inquiries regarding this offering or escrow should be made directly to the company.

In the event that the company terminates the offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Exchange Act.

Issuance of Shares

Information regarding the ownership of the Common Stock will be recorded with StartEngine Secure LLC, our stock transfer agent.

Forum Selection Provision

Section 6 of our Common Stock subscription agreement (which appears as an exhibit to the offering statement of which this Offering Circular forms a part) provides that any court of competent jurisdiction in the State of New York is the exclusive forum for all actions or proceedings relating to the subscription agreement. However, this exclusive forum provision does not apply to actions arising under the federal securities laws.

Jury Trial Waiver

Section 6 of our Common Stock subscription agreement (which appears as an exhibit to the offering statement of which this Offering Circular forms a part) provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

Selling Stockholders

Certain stockholders of the company intend to sell up to 3,200,000 shares of Common Stock in this offering, plus up to 640,000 Bonus Shares or up to $4,000,000 in gross proceeds. The gross proceeds raised in this offering will be split as follows: 20% to the selling stockholders (on a pro-rata basis) and 80% to the company. Selling stockholders will participate on a pro rata basis, which means that at each closing in which selling stockholders are participating, a stockholder will be able to sell its pro rata portion of the shares that the stockholder is offering (as set forth in the table below) of the number of securities being issued to investors. For example, if the company holds a closing for $1 million in gross proceeds, the company will issue shares and receive gross proceeds of $800,000 while each of the selling stockholders will receive their Pro Rata Portion of the remaining $200,000 in gross proceeds and will transfer their shares to investors in this offering. Selling stockholders will not offer fractional shares and the shares represented by a stockholder’s pro rata portion will be determined by rounding down to the nearest whole share.

Prior to the qualification of the Offering Statement, the selling stockholders will enter into an irrevocable power of attorney (“POA”) with the company and two employees of the company as attorneys-in-fact, in which they direct the company and either attorney-in-fact to take the actions necessary in connection with the offering and sale of their shares. A form of the POA is filed as an exhibit to the Offering Statement of which this Offering Circular forms a part.

Selling Stockholder	Shares Owned Prior to Offering (1)	Shares Offered by Selling Stockholder (1)	Potential Bonus Shares (1)	Shares Owned after the Offering (1)	Stockholder’s Pro Rata Portion (6)
Aaron Broder (3)	5,810,220	21,454	4,291	5,784,475	0.67%
AC Ventures, LLC (3)	23,240,920	85,815	17,163	23,137,942	2.68%
Adam Gootnick (3)	497,660	1,838	368	495,454	0.06%
Alan & Sophie Alpert Trust Established August 19, 1991 (3)	5,810,220	21,454	4,291	5,784,475	0.67%
Andrew Frye (3)	138,900	513	103	138,284	0.02%
Anil Agarwal (6)	77,480	286	57	77,137	0.01%
Antoine Tardif (6)	199,100	735	147	198,218	0.02%
Allen Jebsen (2)	13,412,985	49,526	9,905	13,353,554	1.55%
Aren Fakhourian (2)	2,340	9	2	2,329	0.00%
Ariel Gootnick (3)	497,660	1,838	368	495,454	0.06%
B&B Family Trust (5)	6,655,600	24,575	4,915	6,626,110	0.77%
BAM Venture Partners (A), L.P. (3)	1,174,220	4,336	867	1,169,017	0.14%
BAM Venture Partners, L.P. (3)	1,730,840	6,391	1,278	1,723,171	0.20%
Bristol Investment Fund, Ltd.	22,902,000	84,563	16,913	22,800,524	2.64%
Business Instincts Group Inc.	5,837,420	21,554	4,311	5,811,555	0.67%
Cameron Ehrlich (2)	541,040	1,998	400	538,642	0.06%
Christian Scranton (3)	5,810,220	21,454	4,291	5,784,475	0.67%
Close Family Trust (Eric Close) (3)	138,900	513	103	138,284	0.02%
Connor Larkin (2)	132,291	488	98	131,705	0.02%
Daniel Gootnick (3)	497,660	1,838	368	495,454	0.06%
Daniel Gutenberg (3)	5,810,220	21,454	4,291	5,784,475	0.67%
Daniel Rosenthal (2)	385,103	1,422	284	383,397	0.04%
David Zhang (2)	1,786,720	6,597	1,319	1,778,804	0.21%
Diana Ciraulo (2)	1,471,596	5,434	1,087	1,465,075	0.17%
Doryn Fine (2)	2,578,145	9,520	1,904	2,566,721	0.30%
Epstein-McGowan 2010 Trust Agreement dated January 14, 2010 (3)	5,810,220	21,454	4,291	5,784,475	0.67%
Eric Bunting (3)	511,280	1,888	378	509,014	0.06%
Erick McKitterick	3,369,280	12,441	2,488	3,354,351	0.39%
Ernie L. Brooks Generation Skipping Trust (3)	11,620,460	42,907	8,581	11,568,972	1.34%
Glenn & Eve Jaffe Living Trust, dated 05/21/1998 (3)	11,620,460	42,907	8,581	11,568,972	1.34%
Howard E. Marks Living Trust U/A Dtd 12/21/2001 (3)	191,512,460	707,135	141,424	190,663,901	22.10%
Identity Intelligence Group, LLC (3)	5,810,220	21,454	4,291	5,784,475	0.67%
Iñaki Pedroarena-Leal (2)	251,840	930	186	250,724	0.03%
Jeremy Roll (3)	3,982,100	14,704	2,941	3,964,455	0.46%
Joe Halloran (2)	800,137	2,954	591	796,592	0.09%
Joe Mathews (2)	6,212,637	22,940	4,588	6,185,109	0.72%
Johanna Cronin (2)	29,889,616	110,365	22,073	29,757,178	3.45%
Jon Reyes (2)	4,364,677	16,116	3,223	4,345,338	0.50%
Jonathan Schiff (3)	11,620,460	42,907	8,581	11,568,972	1.34%
Josh Amster (2)	13,738,444	50,728	10,146	13,677,570	1.59%
Josh Chu (2)	1,050,523	3,879	776	1,045,868	0.12%
Katie Hasman (2)	114,160	422	84	113,654	0.01%
Ken Gootnick (3)	10,127,420	37,395	7,479	10,082,546	1.17%
Klein Family Trust (3)	5,810,220	21,454	4,291	5,784,475	0.67%
Marine Family Trust (3)	11,620,460	42,907	8,581	11,568,972	1.34%
Marks Irrevocable Trust	19,987,200	73,801	14,760	19,898,639	2.31%
Mary Frances Knight (2)	2,578,900	9,522	1,904	2,567,474	0.30%
MHT Investments LLC (3)	11,620,460	42,907	8,581	11,568,972	1.34%
Midland IRA, Inc. FBO Eric Bunting (3)	2,393,800	8,839	1,768	2,383,193	0.28%
QED Associates LLC (3)	2,905,060	10,727	2,145	2,892,188	0.34%
Rachel Walker (2)	1,303,530	4,813	963	1,297,754	0.15%
Rajewski Living Trust dated May 30, 2013 (5)	8,058,060	29,754	5,951	8,022,355	0.93%
Reazur Rasul (3)	138,900	513	103	138,284	0.02%
Ryan Deslauriers (2)	4,520,346	16,691	3,338	4,500,317	0.52%
Ryan Kim (2)	407,460	1,505	301	405,654	0.05%
Sara Hanks (2)	4,357,680	16,090	3,218	4,338,372	0.50%
Schuler Family Trust 2009 (Zack Schuler) (3)	5,972,400	22,053	4,411	5,945,936	0.69%
SE Agoura Investment LLC (4)	185,986,820	686,739	137,348	185,162,733	21.46%
BlueFlame Diversified Digital Fund I, LP (6)	5,810,220	21,454	4,291	5,784,475	0.67%
Teddy Rounds (2)	45,140	167	33	44,940	0.01%
Teshy Inc. (6)	128,800	476	95	128,229	0.01%
The Jonathan & Nancy Glaser Family Trust (3)	5,810,220	21,454	4,291	5,784,475	0.67%
The Lee Miller Trust UA 09/05/2020 (3)	80,676,060	297,889	59,578	80,318,593	9.31%
The Ronald David Miller Trust UA 08/04/2020 (3)	80,676,060	297,889	59,578	80,318,593	9.31%
Varun Sethi (3)	131,060	484	97	130,479	0.02%
Upasna Javeri (2)	348,600	1,287	257	347,056	0.04%
Victor Coleman (3)	5,810,220	21,454	4,291	5,784,475	0.67%
Total	866,643,530	3,200,000	640,000	862,803,530	100%

(1) Assumes maximum number of shares are sold in this offering and maximum number of Bonus Shares are issued. The maximum number of Bonus Shares available is 20%. Reflects shares outstanding as of July 3, 2024 on an as converted basis and shares issuable from options. Prior to the qualification of the Offering Statement, all selling stockholders will own sufficient shares of Common Stock to cover all shares offered as well as Bonus Shares.

(2) Incudes shares of Common Stock issuable upon exercise of vested options as of July 3, 2024.

(3) Includes shares of Common Stock issuable upon conversion of Series Seed Preferred Shares on a 1-for-1 basis.

(4) Includes shares of Common Stock issuable upon conversion of Series A Preferred Shares on a 1-for-1 basis.

(5) Includes shares of Common Stock issuable upon conversion of Series T Preferred Shares on a 1-for-1 basis.

(6) Shares beneficially owned by Howard Marks.

(7) Shares beneficially owned by Ronald Miller.

(8) “Pro Rata Portion” represents that portion that a stockholder may sell in the offering expressed as a percentage where the numerator is the amount offered by the stockholder divided by the total number of shares offered by all selling stockholders.

(9) The total number of shares owned by the selling stockholders prior to this offering represents 78.7%  of the company’s capital stock, on a fully diluted basis, assuming all options are exercised, shares of Preferred Stock are converted to Common Stock.

USE OF PROCEEDS TO ISSUER

The company estimates that if it sells the maximum amount of $20 million from the sale of Common Stock, which represents the value of shares available to be offered as of the date of this Offering Circular out of the rolling 12-month maximum offering amount of $75 million, the net proceeds to the issuer in this offering will be approximately $15,405,000, after deducting the estimated offering expenses of approximately $595,000 (including payment to the escrow agent the broker-dealer, marketing, legal and accounting professional fees and other expenses) and sales by selling stockholders.

The table below shows the net proceeds the company would receive from this offering assuming an offering size of $5 million, $10 million, $15 million and $20 million (the remaining amount to be sold in this offering), and the intended use of those proceeds. There is no guarantee that we will be successful in selling any of the shares we are offering.

Amount raised	$5,000,000	$10,000,000	15,000,000	$20,000,000
Offering expense	$595,000	$595,000	595,000	$595,000
Sales by selling stockholders	$1,000,000	$2,000,000	3,000,000	$4,000,000
Net proceeds to issuer	$3,435,000	$7,405,000	11,405,000	$15,405,000
Marketing	$1,274,000	$3,000,000	5,500,500	$7,000,000
Operations	$1,387,000	$2,000,000	2,000,000	$2,000,000
Product Development	$580,500	$1,000,000	1,000,000	$1,000,000
Cash Reserves	$163,500	$1,405,000	2,904,500	$5,405,000

Marketing is our largest expected expenditure. Our marketing will use a lead-generation program designed to reach companies who are likely to want to raise capital and to offer them the ability to register on StartEngine to build crowdfunding offerings. Our marketing costs consist mainly of internal salaries for brand managers, lead generation associates, inside sales people and third party companies specialized in incoming lead conversion through telephone and emails. Also included are advertising costs on several types of media, including television, radio, podcasts and internet services such as Facebook and Google. These costs include engaging vendors such as advertising agencies and consultants.

Compliance operations expenditures are expected to grow significantly in the next twelve months. This mostly includes salaries for the internal compliance team. We expect to hire additional corporate counsel and compliance associates. These compliance personnel will assist with improving our existing compliance procedures as well as assist in the developing compliance procedures for our planned new services.

Product development is our third largest expected expenditure. This mostly includes salaries for the internal technology development team. We expect to hire additional software engineers, user experience specialists, user interface specialists and quality assurance engineers. These engineers will assist with improving our existing services as well as developing our planned new services.

The company reserves the right to change the above use of proceeds if management believes it is in the best interest of the company.

The allocation of the net proceeds of the offering set forth above represents the company’s estimates based upon its current plans, assumptions it has made regarding the industry and general economic conditions and its future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of the company’s management, who will have broad discretion regarding the application of the proceeds from this offering. The amounts and timing of the company’s actual expenditures will depend upon numerous factors, including market conditions, cash generated by the company’s operations (if any), business developments and the rate of the company’s growth. The company may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

In the event that the company does not raise the entire amount it is seeking, then the company may attempt to raise additional funds through private offerings of its securities or by borrowing funds. The company does not have any committed sources of financing.

THE COMPANY’S BUSINESS

StartEngine Crowdsourcing Inc. was incorporated in the State of Delaware on March 19, 2014. On May 8, 2014, the company changed its name to StartEngine Crowdfunding, Inc.

StartEngine aims to revolutionize the startup financing model by helping both accredited and non-accredited investors invest in private companies on a public platform. In 2015, StartEngine Crowdfunding began operating under Title IV of the JOBS Act, allowing private companies to advertise the sale of their stock to both accredited and non-accredited investors under Regulation A, and under Title II of the JOBS Act, which permits offerings to accredited investors to be advertised under Rule 506(c) of Regulation D. StartEngine continues to expand the breadth of its offerings in order to better serve its mission. Operations expanded in 2016, as Regulation Crowdfunding, adopted in response to Title III of the JOBS Act, went into effect and we offered services to companies raising money under Regulation Crowdfunding. Beginning in December 2017, StartEngine began offering transfer agent services through one of its subsidiaries. In June 2019, StartEngine Primary LLC was approved for membership as a broker-dealer with FINRA and offers broker-dealer services to companies selling securities in Regulation A and Regulation D offerings and operates our alternative trading system.

StartEngine’s most recent addition to its family of services is StartEngine Private. StartEngine Private provides accredited investors the opportunity to purchase membership interests in funds (“SE Funds”) which own shares of venture capital backed, late-stage private companies.

StartEngine offers its services both through its website as well through its iOS application which launched in 2021.

StartEngine Crowdfunding performs much of its work through its subsidiaries, including the following six wholly owned direct operating subsidiaries:

•	StartEngine Capital LLC (“StartEngine Capital”), a funding portal registered with the SEC and a member of the Financial Industry Regulatory Authority (“FINRA”), operates under Title III of the JOBS Act, which introduced Regulation Crowdfunding.

•	StartEngine Secure LLC (“StartEngine Secure”), a transfer agent registered with the SEC that was formed on December 12, 2017.

•	StartEngine Primary LLC (“StartEngine Primary”), a company formed on October 12, 2017, a registered broker-dealer, which was approved to act as alternative trading system on April 16, 2020.

•	StartEngine Assets LLC (“StartEngine Assets”), a company formed on May 18, 2020, for the purpose of securitizing assets.

•	StartEngine Private Manager LLC (“StartEngine Private Manager”), a company formed on August 3, 2023 for the purpose of managing all StartEngine Private offerings.

•	StartEngine Adviser LLC (“StartEngine Adviser”), a company formed on August 3, 2023 for the purpose of being the organizer and Exempt Reporting Adviser to all StartEngine Private offerings.

On May 5, 2023, StartEngine Crowdfunding, Inc. (“StartEngine”) completed an agreement to acquire substantially all of the assets of the SeedInvest business as conducted by Circle Internet Financial Limited through its subsidiary Pluto Holdings, LLC, a Delaware limited liability company (“Pluto Holdings”) and through SI Securities, LLC, a New York limited liability company (“SI Securities”), and SeedInvest Technology, LLC, a New York limited liability company, each a wholly-owned subsidiary of Pluto Holdings (“SeedInvest Technology,” collectively, with the assets acquired from Pluto Holdings and SI Securities, “SeedInvest”). The total consideration for the purchase is 19,200,000 shares of StartEngine’s common stock, which based on StartEngine’s most recent Regulation A offering price of $1.25 per share would be valued at $24 million.

The assets of the SeedInvest business include SeedInvest Technology, LLC and substantially all the assets related to owning and operating the crowdfunding platform at www.seedinvest.com.

The sellers will retain among other items: their broker-dealer regulatory approvals and licenses; equity interests, convertible notes, SAFEs and all other investment contracts received, and in certain cases to be received, in SeedInvest portfolio companies; and receivables related to current and certain contemplated offerings. For details, see Exhibit 10.3 in the Exhibit Index.

Principal Products and Services

Offerings: Depending on the type of offering being made, we currently operate as a technology platform connecting issuers and investors, as a broker-dealer and as a Regulation Crowdfunding funding portal. We facilitate the following types of offerings that are exempt from registration under the Securities Act:

•	Regulation A Offerings: Through StartEngine Primary we host Regulation A offerings on our platform. These companies are seeking to raise anywhere from $100,000 to $75 million and we provide an array of services, including acting as a broker-dealer, assisting with due diligence, custodial accounts and coordinating vendors.

•	Regulation Crowdfunding Offerings: Through StartEngine Capital, our funding portal registered with the SEC and FINRA, we host Regulation Crowdfunding offerings. These companies are seeking to raise anywhere from $10,000 to $5 million, and we also provide an array of services permitted by Regulation Crowdfunding, including campaign page design services, marketing consulting services, assisting with due diligence, custodial accounts, and coordinating vendors.

•	Rule 506(c) Offerings: Through StartEngine Crowdfunding and StartEngine Primary, we host offerings under Rule 506(c) of Regulation D. Accredited investors are allowed to invest in these offerings and we host these offerings either on a stand-alone basis or concurrently with a Regulation Crowdfunding offering. Under Rule 506(c), companies can use general solicitation to attract investors and there is no limit to the amount of money that can be raised. Therefore, companies engaged in a concurrent Regulation Crowdfunding offering can also raise additional funds from accredited investors providing they comply with the requirements of each exemption.

StartEngine Venture club (formerly OWNers bonus) : The general public can become members of the StartEngine Venture club program on StartEngine’s website for $275 per year. The Venture club entitles members to 10% bonus shares on all investments they make in offerings on StartEngine where the issuer chooses to participate in the program. Issuers using our broker-dealer and funding portal services can choose to participate in our Venture club program with respect to the offerings they are making under Regulation A or Regulation CF. Those issuers will grant bonus shares in their offerings to members of the StartEngine Venture club program. The bonus shares are included in the offering statements filed with the SEC, and therefore offered and sold in reliance on Regulation A or Regulation CF, respectively.

StartEngine Secure: Through our wholly owned subsidiary, StartEngine Secure, we offer transfer agent services. These services include tracking each investor’s account information and the amount of securities purchased and date purchased. Our goal is to provide a seamless service to our client companies. Our intent is for our transfer agent to have agreements with our various entities to allow it to collect information on investors and their investments through an API (application programming interface). Therefore, when a company raises money on StartEngine, our transfer agent will be notified and sent the investor information and the investment details. The transfer agent will then capture this information into its redundant and secure database hosted in the cloud and encrypt for security purposes.

StartEngine Premium: For our Regulation Crowdfunding campaigns, we offer marketing services branded under the name “StartEngine Premium”. For an additional fee, our team will support companies with the design of their campaign pages, provide a designated account consultant to guide a company throughout the campaign creation process, and assist a company in developing a marketing strategy based on best practices and analytics from previous successful campaigns.

StartEngine Primary: By adding broker-dealer services to the mix of our offerings, we are able to take a more active role in the promotion and sale of securities in Regulation A, Regulation Crowdfunding and Regulation D offerings hosted on our platforms. Further, we are able to facilitate the secondary trades on StartEngine Secondary, see (-”StartEngine Secondary” below). StartEngine Primary received approval for a range of business lines to allow us to act as the broker-dealer for the private placements of securities (which includes securities sold under Regulation D), to effect transfers and sales on StartEngine Secondary, and to be able to receive referral fees and commissions for sales of securities. Further, to expend our services that we can offer our clients, we filed a continuing membership application with FINRA (“CMA”) to be a clearing or “carrying” broker-dealer so in addition to handling a client’s orders to buy and sell securities we can also maintain custody of a client’s securities and other assets (e.g. cash in their account). Our broker-dealer registration became effective in June 2019, and our CMA for become a carrying broker-dealer was accepted at the end of September 2021.

StartEngine Secondary: The goal of the StartEngine Secondary platform is to increase liquidity for shares sold in Regulation A, Regulation Crowdfunding and Regulation D offerings. We facilitate the transfer and sale of these shares by creating an alternative trading system (“ATS”) to allow for secondary trades. Sales of shares sold under Regulation A on the StartEngine platform are permitted to be quoted immediately, while holders of shares sold under Regulation Crowdfunding and Regulation D will need to wait one year in order to comply with the applicable transfer restrictions to participate on the platform. After receiving the requisite FINRA approval to operate as an ATS, StartEngine Primary launched its ATS, branded as “StartEngine Secondary” on May 18, 2020.

StartEngine Secondary has a limited operating history, and even though over 400 issuers have signed to be quoted on this platform, only twenty-five companies have been quoted on this platform to date, including the Company itself. Currently, for StartEngine Secondary, we generate revenues by charging trade commissions to the sellers of the shares and we intend to generate revenues by charging initial and annual quotation fees.

StartEngine Assets: The goal of StartEngine Assets is to provide retails investors the opportunity to invest in various asset classes - including real estate, wine, fine art, trading cards, watches, and comics. StartEngine Collectibles Fund I LLC is geared at securitizing collectible assets and selling shares to the public. As such, we previously sold securities under StartEngine Collectibles Fund I LLC , including shares in series for wine, fine art, trading cards, watches and comics, and as of September 6, 2023 is no longer selling securities. StartEngine Assets LLC had also purchased assets to securitize but does not intend to purchase anything further.

StartEngine Private: The Company provides accredited investors the opportunity to purchase membership interests in funds (“SE Funds”) which own shares of venture capital backed, late-stage private companies (the “underlying securities”) via its StartEngine Private product offering. The SE Funds are managed by StartEngine Private Manager LLC and advised by StartEngine Adviser LLC. StartEngine Adviser LLC is an exempt reporting adviser under Rule 203(m)-1 under the Investment Advisers Act of 1940. The SE Funds sell their membership interests in offerings that are exempt from registration under Section 4(a)(2) of the Securities Act of 1933 and specifically Regulation D promulgated thereunder. Such offerings are marketed to accredited investors by the Company’s FINRA-member and SEC-registered broker-dealer subsidiary, StartEngine Primary LLC. The Company generates revenue to the extent it is able to sell underlying securities to an SE Fund. The Company treats the amount it receives for selling underlying securities as revenues, and the acquisition cost related such underlying securities as cost of revenues.  There are several factors that are used in pricing the securities of an SE Fund, including but not limited to:  the price (including transaction costs) the securities were purchased by the SE Fund’s affiliate, the time spent and costs involved by the SE Fund’s management team including those related to identifying, verifying, acquiring, and managing the investments, sales of the underlying securities  on the secondary market, as well as considerations are given for the illiquidity of private investments compared to publicly traded securities and investor interest in the SE Fund’s securities. The Company also believes that there is value added by allowing investors to have an economic interest in these companies with less hassle and smaller denominations than available in secondary markets.  Additionally, consideration is also given to broader economic and market conditions that might impact the valuation of private companies, such as industry trends, regulatory changes, and economic cycles.

Support Services

Our Company is focused on our core competencies and therefore we surround ourselves with third party companies who help us accomplish our non-core tasks.

We rely on the following companies for outsourced services:

•	Bryn Mawr Trust Company: Escrow Services

•	Kingdom Trust Company: Escrow Services

•	Amazon AWS: Cloud hosting

•	Google Business: Cloud email and applications

Market

Regulation A

Amended Regulation A became effective June 19, 2015. According to the SEC, the size of the Regulation A market slightly contracted to approximately $1.5 billion from July 1, 2022 to June 30, 2023 from approximately $1.8 billion for the period from July 1, 2021 to June 30, 2022.

As of April 15, 2024, we have hosted 75 Regulation A offerings, which have raised a total of approximately $282 million on our platforms, not including five offerings for StartEngine itself and 33 offerings of series of companies managed by StartEngine Assets, LLC. We believe the market for Regulation A will continue to grow as more companies become aware of the ability to raise capital through crowdfunding platforms. Because it permits a maximum raise of $75 million each 12 months, we believe this rule is well suited for small and midsize businesses. We have seen the demand increase significantly between 2019 and 2022, while contracting in 2023. Excluding offerings for StartEngine itself and its affiliates, we have hosted eight offerings in 2019, 13 offerings in 2020, 17 offerings in 2021, 22 offerings in 2022 and 13 offerings in 2023. The number of offerings hosted is based on the year launched and do not include offerings for StartEngine itself and the offerings of series for StartEngine Collectibles Fund I LLC. We believe the recent administrative change to increase the maximum offering amount from $50 million to $75 million and the change to permit SEC-reporting companies to make offerings in reliance on Regulation A has been and will continue to increase the size of the market and make Regulation A more appealing form of capital formation for some companies. We expect to continue to increase the number of companies who list their offerings on our platform, although we are likely to encounter competition from other platforms and from companies who seek to raise funds online without using a platform. Further, our broker-dealer capabilities will enable us to increase the scope of services offered to our clients.

Regulation Crowdfunding

Since its launch on May 16, 2016, we estimate that as of September 13, 2024, 1,259 offerings have raised over $589 million on StartEngine through Regulation Crowdfunding. According to the SEC, the size of the Regulation Crowdfunding market was approximately $352 million for the period from July 1, 2022 to June 30, 2023, compared with $368 million for the period from July 1, 2021 to June 30, 2022.

We believe Regulation Crowdfunding will grow year over year after a small contraction in the previous year as more startup companies become aware of this funding method and view Regulation Crowdfunding as a viable fundraising option and market conditions improve. We have seen the demand increase significantly between 2019 and 2020. And, with the 2021 increase on the annual cap to $5 million, we have seen an increase in interest in this form of funding from prospective issuers throughout 2021 and 2022. Regulation Crowdfunding makes it relatively inexpensive to make an offering of securities: legal, compliance and accounting costs can be less than $10,000, and offering costs can be even cheaper for companies who prepare the documentation internally. With a current maximum raise of $5 million per year, we believe that this funding method is perfect for early-stage companies.

We are working to increase awareness of the benefits of Regulation Crowdfunding through a lead generation program that includes advertising on social media, email marketing and other marketing support. We mainly focus on start-ups; however, our outreach will also include some companies further along in their development. We have and plan to continue to educate the market through the content we write and publish on our blog as well as being guest authors on other popular blogs.

Regulation D Offerings

Offerings under Regulation D include those under Rule 506(b), Rule 506(c), and Rule 504. According to the SEC, the size of the Rule 506(b) market was approximately $2.7 trillion, the Rule 506(c) market was approximately $169 billion and the Rule 504 market was approximately $258 million for the period from July 1, 2022 to June 30, 2023. The vast majority of Regulation D sales were through Rule 506(b), which does not allow for general solicitation and allows for some non-accredited investors as well as less stringent requirements for verifying accredited status. Based on this information, we believe there is large potential market for online sales under Rule 506(c).

Rule 506(c) offerings are an inexpensive way to raise capital from accredited investors with a low cost of entry. Further, recent expansion of the definition of an “accredited investor” may widen the pool of potential investors. We estimate it can cost under $10,000 to prepare an offering under Rule 506(c). There is no limitation on the amount raised, which makes this rule attractive to companies who just completed a Regulation Crowdfunding offering or are planning a Regulation A campaign in the near future. This exemption can be used together with Regulation A and Regulation Crowdfunding. For Regulation Crowdfunding offerings, this exemption provides companies an opportunity to extend an offering beyond Regulation Crowdfunding once the maximum $5 million has been reached. For Regulation A offerings, this exemption can be used as a fundraising option prior to the launch of the offering, because of the time it takes to get a Regulation A offering qualified. While this currently represents only a small part of our overall business for issuers that we do not control; the offerings of the membership interests in the SE Funds for StartEngine Private utilizes this exemption.

StartEngine Private

The Company provides accredited investors the opportunity to purchase membership interests in funds that own shares of venture capital backed, late-stage private companies (the “underlying securities”) via its StartEngine Private product offering. The offerings are made in reliance on Rule 506(c) of Regulation D. The Company does not currently have a value on the potential market size for our membership interests; but in 2023, the SEC estimated there were approximately 19,444,975 accredited investor households in the United States. Additionally, we believe that the private equity and alternative investment markets are expected to grow significantly over the next several years.  The Company believes that there is interest from accredited investors to have an economic interest in the underlying securities where they do not have an interest in investing directly themselves (e.g., they do not want to invest the high minimum amount often required for companies at this stage) and/or do not have the time, financial, legal, and/or technical expertise to source these investments themselves.

Transfer Agent

The exemptions provided by Regulation A and Regulation Crowdfunding include conditional exemptions from the registration requirements of the Securities Exchange Act of 1934. One of the conditions is that should the number of a company’s securityholders and/or the value of a company’s assets exceed a certain threshold, a company needs to use a registered transfer agent to avoid the requirement that the company become a fully-registered company with the SEC - an expensive proposition for many of these small companies. Therefore, the market for our transfer agent services includes all companies that have previously raised funds through Regulation A and Regulation Crowdfunding offerings. Currently, we mainly market our services to our current clients.

StartEngine Secondary

We believe that a portion of the owners of securities purchased under Regulation A, Regulation D and Regulation Crowdfunding will be interested in selling their securities to prospective buyers. There is no viable marketplace today for these securityholders to sell their securities unless the company seeks a quotation on an over-the-counter marketplace. Companies who use Tier 1 of Regulation A or Regulation Crowdfunding do not qualify for quotation on the leading over-the-counter marketplace. Further even if a company qualifies for that market, which would include issuers using Tier 2 of Regulation A, the quotation requirements are expensive. We believe StartEngine Secondary has the potential for success because there are limited trading forums for these securities.

Registered User Base

As of April 15, 2024, we have approximately 1,374,000 registered users. Of these, approximately 366,000 have made investments on our platform. We determine registered users by tracking unique email addresses from investor profiles that have not deactivated their profiles. As an individual could have multiple email addresses across multiple profiles, or may no longer be active, even if they have not deactivated their profile, registered users are an approximate gauge and could overstate the actual number of unique registered users. There is no fee associated with becoming a registered user. Of the users who have made investments the average number of investments is approximately 2.31 and the amount per investment is approximately $1,029. We are seeing week-over-week growth in registered users and expect to register more users as we add more companies to our platform.

Competition

With respect to offerings made under Regulation Crowdfunding, we compete with other intermediaries, including brokers and funding portals such as WeFunder, Republic and MicroVentures. We have also seen more market entrants due to the 2021 increase in the cap size from $1.07 million to $5 million.

With respect to offerings under Regulation A, we compete with other platforms, hosting services and broker-dealers. Some of our competitors include Dalmore, Dealmaker, Republic and Wefunder.

With respect to offerings under Rule 506(c), or online offerings made under Regulation D (which includes non-solicited offerings), we compete with platforms such as AngelList, EquityNet, FundersClub and Fundable.

With respect to our transfer agent, we compete with transfer agents such as Computershare and VStock Transfer.

With respect to StartEngine Private, we compete with other companies such as Linqto, EquityZen and Microventures.

Strategy

Our Mission: Help entrepreneurs and investors achieve their dreams.

Our Strategy: We provide technology to allow the general public to invest in entrepreneurs.

Our Advantages

We believe that StartEngine is one of the leaders in the global crowdfunding nation. We aim to facilitate financial ignition of innovative companies led by determined, intelligent entrepreneurs who have the energy and talent to start and grow successful companies.

We harness the power and wisdom of “The Crowd” through the internet to release entrepreneurial creativity, thereby creating jobs, economic efficiency and ultimately economic growth. We believe we not only help entrepreneurs raise capital to start and grow their businesses, but we also help them build armies of committed, long-term brand ambassadors who, as investors, promote their companies to their friends, families and colleagues.

As one of the first movers in the equity crowdfunding industry, we are active in crowdfunding legal and regulatory affairs. Our position allows us to collaborate to establish industry-wide best practices and to improve the quality of listings. We believe our backend operating systems are highly efficient. Each function operates through documented procedures to ensure consistent, quality results. Knowing what it takes to successfully grow a company, we try to keep operating expenses to a minimum.

We believe that StartEngine’s key asset is its team members. We are a group of talented people who have come together to democratize finance and investment in startup and growth companies. The hallmark of the Company is talented, respectful, enthusiastic and entrepreneurial people who understand and operate on the principles of dignity and respect.

Our mission is to help entrepreneurs and investors achieve their dreams. Our objective is that by 2029, we will facilitate funding of $10 billion for companies.

Research and Development

StartEngine invested approximately $5,779,920 in 2023 and $4,667,596 in 2022 in research and development, product development, and maintenance.

Employees

As of April 15, 2024, we had 81 employees. We also work with a large number of contractors for user-experience design, security controls, and testing, services and marketing.

Regulation

Having platforms that host Regulation A, Regulation Crowdfunding and Regulation D offerings, we are required to comply with a variety of state and federal securities laws as well as the requirements of FINRA, a national securities association of which our funding portal subsidiary and our broker-dealer are members. Further, as a registered transfer agent, we are required to comply with a variety of state and federal securities laws and laws that govern transfer agents, as well as laws aimed at preventing fraud, tax evasion and money laundering

Regulation Crowdfunding

In order to act as an intermediary under Regulation Crowdfunding, our subsidiary is registered as a funding portal with the SEC and became a member of FINRA. In the future, we may be subject to additional rules issued by other regulators, such as the money-laundering rules proposed by FinCEN.

SEC Requirements

As a funding portal, our subsidiary is prohibited from engaging in certain activities in order not to be regulated as a full-service broker-dealer. These activities are set out in Section 4(a)(6) of the Securities Act and in Regulation Crowdfunding. We have accordingly established internal processes to ensure that our subsidiary as well as its agents and affiliates do not engage in activities that funding portals are not permitted to undertake, including:

•	Providing investment advice or recommendations to investors for securities displayed on our platform;

•	Soliciting purchases, sales or offers to buy securities displayed on our platform;

•	Compensating employees, agents or other persons for solicitation or for the sale of securities displayed or listed on our platform; or

•	Holding, managing, processing or otherwise handling investors’ funds or securities.

In addition, our funding portal has certain affirmative requirements that it is required to comply with to maintain its status. These affirmative obligations include:

•	Providing a communications channel to allow issuers to communicate with investors;

•	Having due diligence and compliance protocols and requirements in place so that the Company has a “reasonable basis” to believe that

•	its issuers are in compliance with securities laws, have established means to keep accurate records of the securities offered and sold, and that none of their covered persons (e.g., officers, directors and certain beneficial owners) are “bad actors” and therefore disqualified from participating in the offering;

•	its issuers and offerings do not present the potential for fraud or otherwise raise concerns about investor protection; and

•	its investors do not invest more than they are allowed to invest under the limitations set out in Regulation Crowdfunding; and

•	Creating procedures for its investors to notify them of risks regarding investing in securities hosted on its platform and providing them with required investor education and disclosure materials.

We are also required to set up protocols regarding payment procedures and recordkeeping.

FINRA Rules

As a member of FINRA, our funding portal is subject to their supervisory authority and is required to comply with FINRA’s portal requirements. Some of those rules are also applicable to the Company as an entity associated with the portal. These requirements include rules regarding conduct, compliance and codes of procedure. For instance, FINRA’s compliance rules require timely reporting of specified events, such as complaints and certain litigation against the portal or its associated persons as well as the provision of the portal’s annual financials prepared on a U.S. GAAP basis. In addition, under the conduct rules, the portal is required to conduct its business in accordance with high standards of commercial honor and just and equitable principles of trade, is limited to certain types of communications with investors and issuers, and is prohibited from using manipulative, deceptive and other fraudulent devices.

Liability

Under Section 4A(c) of the Securities Act, an issuer, including its officers and directors, may be liable to the purchaser of its securities in a transaction made under Section 4(a)(6) if the issuer makes an untrue statement of a material fact or omits to state a material fact required to be stated or necessary in order to make the statements, in light of the circumstances under which there were made, not misleading; provided, however, that the purchaser does not know of the untruth or omission, and the issuer is unable to prove that it did not know, and in the exercise of reasonable care could not have known, of the untruth or omission.

Though not explicitly stated in the statute, this section may extend liability to funding portals, and the SEC has stated that, depending on the facts and circumstances, portals may be liable for misleading statements made by issuers. However, funding portals would likely have a “reasonable care” due diligence defense. “Reasonable care” would include establishing policies and procedures that are reasonably designed to achieve compliance with the requirements of Regulation Crowdfunding, including conducting a review of the issuer’s offering documents before posting them to the platform to evaluate whether they contain materially false or misleading information. We have designed our internal processes and procedures with a view to establishing this defense, should the need arise.

We may also face liability from existing anti-fraud rules and statutes under the securities laws. For instance, under Section 9(a)(4) of the Exchange Act anyone who “willfully participates” in an offering could be liable for false or misleading statements made to induce a securities transaction. Further, the Supreme Court Lorenzo opinion in 2019 established liability for the “dissemination” of misleading statements under Rule 10b-5 under the Exchange Act.

In addition, FINRA imposes liability for certain conduct, including violations of commercial honor and just and equitable principles of trade and acts using manipulative, deceptive and other fraudulent devices.

Regulation A and Regulation D

Broker-Dealer Regulations

Our subsidiary, StartEngine Primary, is registered as a broker-dealer with the SEC and a member of FINRA. The registration process not only includes registering with the SEC, but also requires membership in a self-regulatory organization (in our case, we are a member of FINRA) and in the Securities Investor Protection Corporation (“SIPC”), compliance with state requirements and making sure that our associate persons satisfy all applicable qualification requirements.

SEC Requirements

Since StartEngine Primary became a broker-dealer, it has been required to comply with extensive SEC regulations with respect to its conduct and the processing of transactions. These include requirements related to conduct, financial responsibility, and other requirements such as those that relate to communications, anti-money laundering (AML) and ongoing internal controls and governance. In addition, StartEngine Primary has been approved to operate an alternative trading system for secondary trading of securities. StartEngine also need to comply with extensive SEC regulations with respect to its conduct and its execution and clearance of transactions.

FINRA Requirements

Since StartEngine Primary became a of FINRA as a broker-dealer, it has been subject to FINRA’s supervisory authority and is required to comply with FINRA’s rules and regulations. These rules and regulations include many similar requirements to those of the SEC, and in many cases are broader in scope and provide more specificity. FINRA also has rules regarding conduct, compliance and codes of procedure. For instance, FINRA members must comply with NASD’s Rules of Fair Practice, which broadly speaking requires broker-dealers to observe high standards of commercial honor and just and equitable principles of trade in conducting their business. There are also rules that relate to use of manipulative, deceptive or other fraudulent devices, suitability, payments to unregistered persons, know your customer, supervision of our employees and responsibilities related to associated persons, financial soundness, recordkeeping, maintaining procedures, arbitration for customer disputes, AML and submitting to ongoing supervision. We are also required to undertake due diligence investigations with respect to Regulation A and Regulation D offerings.

Conduct Requirements

In general, many of the rules that govern broker-dealers stem from antifraud provisions; these requirements are broad in scope and prohibit misstatements or misleading omissions of material facts, and fraudulent or manipulative acts and practices, in connection with the purchase or sale of securities. Specifically, the following rules apply:

•	Section 9(a) prohibits particular manipulative practices regarding securities registered on a national securities exchange.

•	Section 10(b) prohibits the use of “any manipulative or deceptive device or contrivance” in connection with the purchase or sale of any security.

•	Section 15(c)(1) prohibits broker-dealers from effecting transactions in, or inducing the purchase or sale of, any security by means of “any manipulative, deceptive or other fraudulent device” in over-the-counter markets

•	Section 15(c)(2) prohibits a broker-dealer from making fictitious quotes in over-the-counter markets

Antifraud specific requirements include those related to:

•	Duty of fair dealing (e.g., charging reasonable fees, promptness of executive orders, and disclosing specified material information as well as any conflict of interest);

•	Regulation Best Interest (e.g., a duty to act in the “best interests” of retail customer (defined as natural persons and their legal representatives), which includes certain disclosure and care obligation and compliance obligations as well as maintaining policies and procedures to minimize the effects, if any, of conflicts of interest);

•	Duty of best execution (e.g., a duty of execution requires that based on the circumstances requirement to find the most favorable terms for a customer;

•	Customer confirmation (e.g., at or before the completion of transaction certain information must be provided to customers, including specifics on the sale, the payment that the broker-dealer receives, etc.);

•	Disclosure of credit terms;

•	Restrictions on short sales;

•	Trading during an offering; and

•	Restrictions on insider trading.

Finally, broker-dealers are governed by requirements regulating employees and individuals associated with the broker-dealer.

Financial Responsibility Requirements

Financial responsibility and operations requirements include: net capital requirements, margin requirements, customer protection requirements (e.g., reserve account and segregation of customer assets), risk assessment requirements, financial reporting (including an independent audit), and recordkeeping requirements. The minimum net capital requirement for StartEngine Primary is $250,000. As a self-clearing broker-dealer StartEngine Primary is specifically obligated under net capital requirements to maintain a sufficient level of net capital to cover any open trades that fail to settle.

Anti-Money Laundering

The Bank Secrecy Act, as amended by the USA PATRIOT ACT of 2001 (the “BSA/USA PATRIOT Act”), requires broker-dealers to develop anti-money laundering (“AML”) programs to assist in the prevention and detection of money laundering and combating terrorism. Broker-dealers are also are subject to U.S. sanctions laws administered by the Office of Foreign Assets Control and are expected to have policies and procedures in place to comply with these laws.

Other Requirements

Broker-dealers are subject to a host of other rules and requirements including: mandatory arbitration, submitting for SEC and FINRA examinations, maintaining and reporting information on the broker-dealers affiliates (in our case, this includes the parent organization as well as the other subsidiaries), following electronic media and communication guidelines as well as maintaining an AML program.

Liability

Under our arrangements that do not use the services of our broker-dealer subsidiary, Section 12(a)(2) of the Securities Act, which applies to Regulation A, imposes liability for misleading statements not only on the issuers of securities but also on “sellers,” which includes brokers involved in soliciting an offering. Rule 10b-5 under the Exchange Act generally imposes liability on persons who “make” or disseminate misleading statements. Currently, the information presented on our platform is driven by the issuers. Additional liability may arise from as-yet untested provisions such as Section 9(a)(4) of the Exchange Act, discussed above.

Broker-dealers are subject to heightened standards of liability. Not only do broker-dealers have potential liability under Section 12(a)(2) but we also are subject to liability under Rule 10b-5. Broker-dealers may also be subject to liability for failure to comply with SEC and FINRA requirements, including claims that we can be held liable for the behavior of our agents (control person liability), claims regarding unsuitable recommendations, violations of margin rules, breach of contract, common law claims of fraud and various claims under state laws.

Regulation S

Regulation S provides that the registration requirements of the Securities Act do not apply to offers and sales of securities that occur outside the United States. Regulation S is a safe harbor that specifies the conditions under which transactions will be deemed to occur outside the United States, including the imposition of “distribution compliance periods” during which securities may not be resold or transferred to “US persons”. The distribution compliance periods vary accordingly to whether the issuer of securities is a domestic or foreign company and whether or not the issuer’s securities are registered under the Exchange Act and subject to ongoing reporting obligations thereunder. The securities that we are most likely to host on our platform in Regulation S offerings are those of non-reporting US issuers, whose equity securities are subject to a one-year distribution compliance period, and whose non-equity securities are subject to a 40-day distribution compliance period. During the distribution compliance period, purchasers of the securities are required to certify that they are not US persons and agree to resell only to non-US persons. Securities professionals are required to deliver confirmations to buyers of securities stating that these resale restrictions apply to the buyers. Disclosure of these restrictions are also required to be made in selling materials and on the securities themselves. “US persons,” are defined in Regulation S, which includes natural persons resident in the United States, partnerships and companies organized under US law, estates and trusts of which administrators, executors or trustees are US persons, discretionary accounts held by a US fiduciary for US persons, non-discretionary accounts held for the benefit of US persons, and certain foreign partnerships and companies created by US persons. These conditions may require limiting access to campaign pages to non-U.S. based internet addresses.

Issuers that rely on Regulation S are still required to comply with the requirements of the jurisdiction in which their securities are sold.

Operation of ATSs

The ATS must be operated by a broker-dealer. Our broker-dealer, StartEngine Primary, is governed by the rules regulating broker-dealer trading systems. Regulation ATS includes provisions that govern the operations an ATS such as those that relate to fees charged, fair access to the trading system, system requirements (capacity, integrity and security), display of orders and capacity to execute those orders, recordkeeping and reporting, and establishing procedures including related to confidentiality of trading information, among other things.

Operating an ATS, means that we also need to ensure compliance with relevant state laws, referred to as blue sky requirements. While states are preempted from regulating many facets of initial offerings (e.g., in Regulation A and Regulation Crowdfunding), secondary offerings, the type that will occur on our ATS, are not pre-empted under state laws. Therefore, even though a security may be freely tradeable under federal laws, our ATS and issuers will need to comply with the blue sky requirements as well.

Transfer Agent Regulations

As a registered transfer agent, we are required to comply with all applicable SEC rules, which predominantly includes the rules under Section 17A(c) of the Exchange Act. The requirements for transfer agents include:

•	minimum performance standards regarding tracking, recording and maintaining the official record of ownership of securities of a company and related recordkeeping and reporting rules;

•	timely and accurate creation of records for security holders; and

•	related safeguards and data security requirements for fraud prevention.

In addition, we must comply with various state corporate and securities laws as well as provisions of the Anti-Money Laundering (AML) regulations, Office of Foreign Assets Regulations (OFAC) and the Foreign Account Tax Compliance Act (FATCA).

Exempt Reporting Adviser

An exempt reporting adviser is an exemption from full registration with the SEC under the Investment Advisers Act of 1940., and specifically, we are the private fund adviser exemption, which is generally available to advisers that only manage private funds and have less than $150 million in assets under management.  As an ERA, our subsidiary not only has to make and initial and ongoing public filing Form ADV Part 1, but also has compliance requirements including, record keeping requirements, requirements with respect to material nonpublic information and compliance with the Advisers Act’s anti-fraud provisions. Currently, StartEngine Adviser LLC is the adviser for all the SE Funds.

Intellectual Property

We have a trademark for “StartEngine” in the United States. We do not own any patents; however, we have our own proprietary source code that we use in operating our platform. We also have a patent pending covering peer to peer trading.

Litigation

From time to time we may be involved in various disputes and litigation matters that arise in the ordinary course of business. Except as described below, the Company is not currently involved in any material litigation or threatened litigation. The Company was recently involved in an arbitration suit with an issuer whose offering was being conducted on the Company platform, StartEngine Capital. In 2021, the Company terminated the issuer’s offering and refunded investors for the amount previously raised prior to the termination. The issuer brought a claim against the Company for improperly relying on a recent SEC enforcement against a different crowdfunding portal in determining their course of action against the issuer. The Company and the issuer entered arbitration proceedings in July 2023. The matter was resolved on January 19, 2024 and payment of the settlement was resolved in March 2024. The settlement amount totaled $2.1 million of which the Company paid $200,000 with the remaining $1,900,000 covered by the Company’s liability insurance policy. The matter is now considered closed.

THE COMPANY’S PROPERTY

We do not own any significant property. We are currently working remotely. We a have a service agreement for our office space at 4100 W Alameda Ave., Suite 300, Burbank, CA 91505. It is a month-to-month agreement.

Currently, our subsidiary, StartEngine Assets LLC, owns a building located at 327 South Madison Way, Glendale, California 91205. StartEngine Assets intends to sell the asset in 2024 on the open market.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited financial statements and related notes for the periods ended June 30, 2024 and June 30, 2023 and our audited financial statements and related notes for the fiscal years ending December 31, 2023 and 2022, included in this Offering Circular. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors. We discuss certain factors that we believe could cause or contribute to these differences below and elsewhere in this Offering Circular.

Our Company

StartEngine Crowdfunding, Inc. was incorporated on March 19, 2014 in the State of Delaware. The Company was originally incorporated as StartEngine Crowdsourcing, Inc., but changed to the current name on May 8, 2014. The Company’s revenue-producing activities commenced in 2015 with the effectiveness of the amendments to Regulation A under the Securities Act adopted in response to Title IV of the JOBS Act. Operations expanded in 2016, as Regulation Crowdfunding, adopted in response to Title III of the JOBS Act, went into effect. On June 10, 2019, our subsidiary, StartEngine Primary LLC, was approved for membership as a broker-dealer with FINRA. The Company’s subsidiary, StartEngine Adviser LLC, filed as an exempt reporting advisor with the SEC on January 8, 2024.

Business and Trends

For Regulation A offerings, our broker-dealer subsidiary is permitted to charge commissions to the companies that raise funds on our platform. Regulation A offerings are subject to a commission ranging between 4% and 7% and usually include warrants to purchase shares of the Company or the securities that are the subject of the offering. The amount of commission is based on the risks and other factors associated with the offering. Since StartEngine Primary became a broker-dealer, we have also been permitted to charge commissions on Regulation D offerings hosted on our platform. We received a minimal amount of revenues from services related to Regulation D offerings in the periods under discussion. In Regulation Crowdfunding offerings, our funding portal subsidiary is permitted to charge commissions to the companies that raise funds on our platform. We typically charge 6% to 10% for Regulation Crowdfunding offerings on our platform. In addition, we charge additional fees to allow investors to use credit cards. We also generate revenue from services, which include a consulting package called StartEngine Premium priced at $10,000 to help companies who raise capital with Regulation Crowdfunding, as well as transfer agent services marketed as StartEngine Secure. We additionally charge a $1,000 fee for certain amendments we file on behalf of companies raising capital under Regulation Crowdfunding as well as fees to run the required bad actor checks for companies utilizing our services. The Company also receives revenues from other programs such as the StartEngine OWNers where we sell annual memberships of the StartEngine Venture Club (formerly OWNers bonus)  program for $275 per year, and StartEngine Secondary. We launched StartEngine Secondary on May 18, 2020 and generate revenues by charging trade commissions to the sellers of the shares. To date, StartEngine Secondary has a limited operating history. Through year end 2023, the Company itself as well as twenty-four additional companies are quoted on this platform. In Q3 2023, the Company began providing accredited investors the opportunity to purchase membership interests in funds (“SE Funds”) which own shares of venture capital backed, late-stage private companies via its StartEngine Private product offering. The SE Funds are managed by StartEngine Private Manager LLC and advised by StartEngine Adviser LLC, an exempt reporting adviser.

Trend Information

We are operating in a relatively new industry and there is a level of uncertainty about how fast the volume of activity will increase and how future regulatory requirements may change the landscape. We continue to innovate and introducing new products to include in our current mix as well as continuing to improve our current services such as providing liquidity for our investors and issuers.

As we are a financial services company, our business, results of operations, and reputation are directly affected by elements beyond our control, such as economic and political conditions including unemployment rates, inflation and tax and interest rates, financial market volatility (such as we experienced during the COVID-19 pandemic), broad trends in business and finance, and changes in the markets in which such transactions occur (such as the bear markets that developed for equities in the second and third quarter of 2022), we might be disproportionately affected by declines in investor confidence caused by adverse economic conditions.

On June 10, 2019, our subsidiary, StartEngine Primary LLC, was approved for membership as a broker-dealer with FINRA. Since our approval as a broker-dealer, we have experienced increased costs for payroll and training that we believe continue to increase relative to our revenue. We anticipate that this trend will continue into 2024 as the Company explores new avenues for revenue and growth. In addition, in April 2020 we received approval to operate an ATS. StartEngine Primary launched its ATS, branded as “StartEngine Secondary” on May 18, 2020. StartEngine Secondary has a limited operating history, and even though over 400 issuers have signed to be quoted on this platform, only twenty-five companies have been quoted on this platform to date, including the Company itself. Currently, for StartEngine Secondary, we generate revenues by charging trade commissions to the sellers of the shares and we intend to generate revenues by charging a 5% commission to the seller. We expect increased costs due to technology and operations related to the operation of our ATS. We anticipate operating the ATS will initially increase our overall expenses by $50,000 per month. Further, we anticipate receiving increased revenue related to offerings under Regulation A.

In June 2022, we became a reporting company, for which we have incurred and will continue to incur higher internal costs related to the increased administrative burden as well as higher professional fees. On August 6, 2023, the Company launched “StartEngine Private”, a venture to provide accredited investors the opportunity to purchase membership interests in series which own shares of VC backed, and generally late-stage private companies (the “underlying securities”). The Company treats the amount it receives for selling underlying securities as revenues, and the acquisition cost related to such underlying securities as cost of revenues.

We additionally have engaged and trained and anticipate having to engage and train further additional compliance personnel, to better ensure continued compliance with FINRA and SEC regulatory requirements, and also in order to expand our broker-dealer operations. Further we anticipate hiring additional sales and marketing personnel to help increase our customer base with respect to both issuers as well as investors.

Restatement

During preparation for financial reporting related to the year ended December 31, 2023, the Company discovered certain errors in previously reported financial statements for the year ended December 31, 2022. The Company’s management conducted an investigation with the Company’s independent auditors. As a result of this investigation, the Company determined that several accounts required correction to be in accordance with US GAAP. In addition, certain footnotes to such financial statements were required as a result of such changes.

In May 2024, the Company engaged with their auditors to complete re-audit of its Audited Consolidated Financial Statement for the fiscal year ended December 31, 2022 in light of its anticipated capital raising activities to comply with the SEC’s “Statement on Issuer Disclosure and Reporting Obligations in Light of Rule 102(e) Order against BF Borgers CPA PC,” dated May 3, 2024. During this process, the Company discovered certain errors in previously reported financial statements for the year ended December 31, 2021, and the Company determined that several accounts required correction to be in accordance with US GAAP, and certain footnotes to such financial statements were required as a result of such changes. Accordingly, the Company made certain corrections to previously reported financial statements for the year ended December 31, 2021.

During preparation for financial reporting related to the three and six months ended June 30, 2024, the Company discovered certain errors in previously reported financial statements for the three and six months ended June 30, 2023. The Company’s management conducted an investigation with the Company’s independent auditors. As a result of this investigation, the Company determined that several accounts required correction to be in accordance with US GAAP. In addition, certain footnotes to such financial statements were required as a result of such changes.

The restatements also include corrections for other errors identified as immaterial, individually and in aggregate, to our consolidated financial statements. Additional information regarding the restatements are found in Note 1 to our unaudited financial statements and related notes for the periods ended June 30, 2024 and June 30, 2023 and Note 1 our audited financial statements and related notes for the fiscal years ending December 31, 2023 and 2022.

Operating Results

Three Months Ended June 30, 2024 Compared with the Three Months Ended June 30, 2023

The following table summarizes the results of our operations for the three months ended June 30, 2024 (“Q2 2024”) as compared to the three months ended June 30, 2023 (“Q2 2023”).

	Three Months Ended June 30,
	2024	2023	$ Change

Revenues	$11,866,611	$4,718,206	$7,148,405

Cost of revenues	6,143,731	1,251,251	4,892,480

Gross profit	5,722,880	3,466,955	2,255,925

Operating expenses:
General and administrative	3,247,337	2,047,958	1,199,379
Sales and marketing	3,434,246	3,188,011	246,235
Research and development	1,745,273	1,318,812	426,461
Impairment in value of shares received for fees	273,716	476,999	(203,283)
Total operating expenses	8,700,572	7,031,780	1,668,792

Operating income (loss)	(2,977,692)	(3,564,825)	587,133

Other expense (income), net:
Other expense (income), net	(13,897)	(7,915)	(5,982)
Total other expense (income), net	(13,897)	(7,915)	(5,982)

Income (loss) before provision for income taxes	(2,963,795)	(3,556,910)	593,115

Taxes - Other	58,349	18,958	39,391

Net income (loss)	(3,022,144)	(3,575,868)	553,724
Less: net loss attributable to noncontrolling interest	—	—	—
Net Income (loss) attributable to stockholders	$(3,022,144)	$(3,575,868)	$553,724

Our revenues during the three months ended were $11,866,611 which represented an increase of $7,148,405 or 152%, from revenues in the same period in 2023. The following are the major components of our revenues during the three months ended June 30, 2024 and 2023:

	Three Months	Three Months
	Ended June 30,	Ended June 30,
	2024	2023	$ Change
Regulation Crowdfunding platform fees	$2,734,496	$2,308,403	$426,093
Regulation A commissions	203,527	287,004	(83,477)
StartEngine Premium	497,500	676,744	(179,244)
StartEngine Secure	272,221	420,874	(148,653)
StartEngine Private	6,773,806	—	6,773,806
Venture Club (formerly OWNers Bonus) revenue	1,372,147	901,337	470,810
Other service revenue	12,914	123,844	(110,930)

Total revenues	$11,866,611	$4,718,206	$7,148,405

The increase in total revenues in three months ended June 30, 2024 as compared to the same period in 2023 is primarily due to StartEngine Private, which began generating revenue in Q4 2023. The $6,773,806 represents the raise and closings on 21 StartEngine Private offerings, and the Company plans to continue growing this revenue source in the future. Though this is a significant increase in revenues we note this is a lower margin product, see “Cost of Revenue” below.

In addition, revenue was also impacted by the following:

●	Increase in Regulation Crowdfunding platform fees of $426,093. The Company focused on reducing the number of Regulation Crowdfunding offerings beginning in 2023 and ensuring that issuers who were onboarded were at a higher likelihood to have a successful raise. Though offerings can span multiple periods, the platform fees relate to funds that were disbursed during this period. Specifically, in Q2 2024, the Company raised approximately $21.5 million for 96 issuers compared with Q2 2023 of raising approximately $23.3 million from 128 issuers. The top 5 raises in Q2 2024 raised $6.1 million vs $6.2 million for the top 5 issuers in Q2 2023.

●	Decrease in Regulation A commissions of $83,477, was due primarily to lower amounts raised from Regulation A offerings. In Q2 2024, the Company raised approximately $3.1 million for 4 issuers including $2.6 million from the top 2 issuers. In Q2 2023, the Company hosted Regulation A offerings for 13 issuers for a combined raise amount of $3.8 million including $1.8 million from the top 2 issuers.*

●	Decrease in revenues of $148,653 from StartEngine Secure, primarily due to a decrease in number of issuers utilizing the service. Specifically, StartEngine Secure had 276 companies utilizing Secure as of June 30, 2024 compared with 513 companies as of June 30, 2023. The Company collects the Secure fees for the first year via disbursements, however renewals are invoiced to the issuers for subsequent periods at which time issuers may decline to renew.

●	Decrease in StartEngine Premium revenue of $179,244 primarily due to an decrease in issuers charged for the service. Premium is collected upon the first disbursement for an issuer. As the Company has had fewer new issuers in 2024, there have been fewer initial disbursements in which Premium would be paid to the Company. Specifically, in Q2 2024, the Company had 40 issuers charged for Premium via disbursement compared to 58 in Q2 2023.

●	Increase in StartEngine Venture Club revenue of $470,810 related to increased sales of Venture Club during 2023 as the company adds greater focus towards growing this revenue source. Venture Club memberships are annual packages, which are recognized over 12 months, see Note 2 – “Revenue Recognition” to the accompanying financial statements.

●	Decrease in other service revenue of $110,930 primarily from a decrease in sales of collectibles in 2024. Specifically, the Company recorded $71,153 in revenue from the sale of collectibles in Q2 2023 which was not replicated in Q2 2024. The Company has paused this revenue model indefinitely.

*Offerings can span multiple periods and the amount raised during the period is based on the amounts closed on during that period.

Cost of Revenues

Our cost of revenues during the three months ended June 30, 2024 was $6,143,731, which represented an increase of $4,892,480, or 391%, from the amounts during the same period in 2023. The increase was primarily due to the addition of cost of revenue related to StartEngine Private, which began sales in Q4 2023 and totaled $4,191,253 for Q2 2024. For StartEngine Private, cost of revenues includes the costs of purchasing the stock as well as commission for sales of the issuance, and our gross margin for this product in Q2 2024 was 38%. Additionally, credit card fees increased $470,011 due to the company incurring more transaction fees on behalf of issuers in connection with Regulation A and Regulation Crowdfunding offerings. Our gross margin in the second quarter of 2024 decreased to 48% compared to 73% during the same period in 2023.

Operating Expenses

Our total operating expenses during the three months ended June 30, 2024 amounted to $8,700,572, which represented an increase of $1,668,792, or 24%, from the expenses in the same period in 2023. The increase in operating expenses is primarily due to the following:

●	Increase in general and administrative expenses of $1,199,379 was primarily due to amortization of the company’s SeedInvest intangible asset of $857,143. In addition, Accounting service fees increased $189,779 for additional services provided by the Company’s new audit firm related to financial regulatory filings.

●	Increase in sales and marketing expenses of $246,235 were primarily due to an increase in stock-based compensation of $204,964 as the number of employees with vesting stock options increased from 2023 to 2024.

●	Increase of research and development expenses of $426,461 driven by an increase in stock-based compensation increased $343,876 as the number of employees with vesting stock options increased from 2023 to 2024. Additionally, employee payroll of $61,184 as the company increases headcount of engineers to develop the company’s platform and additional services.

Other Expense (Income), net

Our other income, net during the three months ended June 30, 2024 amounted to $13,897, which represented cashback earned from our credit cards during the period as well as interest earned in the Company’s money-market accounts. During the same period in 2023 our other income, net was $7,915.

Net Loss (Income)

Net loss attributable to stockholders totaled $3,022,144 for the three months ended June 30, 2024, a decrease of $553,724 compared to the net loss attributable to shareholders of $3,575,868 recognized during the three months ended June 30, 2023.

Six months Ended June 30, 2024 Compared with the six months Ended June 30, 2023

The following table summarizes the results of our operations for the six months ended June 30, 2024 as compared to the six months ended June 30, 2023.

	Six Months Ended June 30,
	2024	2023	$ Change

Revenues	$21,624,208	$9,958,244	$11,665,964

Cost of revenues	10,941,182	2,907,217	8,033,965

Gross profit	10,683,026	7,051,027	3,631,999

Operating expenses:
General and administrative	5,888,702	3,925,467	1,963,235
Sales and marketing	7,332,665	5,846,836	1,485,829
Research and development	3,786,593	2,457,220	1,329,373
Impairment in value of shares received for fees	658,462	953,998	(295,536)
Total operating expenses	17,666,422	13,183,521	4,482,901

Operating income (loss)	(6,983,396)	(6,132,494)	(850,902)

Other expense (income), net:
Other expense (income), net	(22,584)	(45,175)	22,591
Total other expense (income), net	(22,584)	(45,175)	22,591

Income (loss) before provision for income taxes	(6,960,812)	(6,087,319)	(873,493)

Taxes - Other	81,918	25,465	56,453

Net income (loss)	(7,042,730)	(6,112,784)	(929,946)
Less: net loss attributable to noncontrolling interest	—	—	—
Net Income (loss) attributable to stockholders	$(7,042,730)	$(6,112,784)	$(929,946)

Revenues

Our revenues during the six months ended were $21,624,208 which represented an increase of $11,665,964 or 117%, from revenues in the same period in 2023. The following are the major components of our revenues during six months ended June 30, 2024 and 2023:

	Six Months Ended	Six Months Ended
	Ended June 30,	Ended June 30,
	2024	2023	$ Change
Regulation Crowdfunding platform fees	$5,261,337	$5,201,644	$59,693
Regulation A commissions	517,607	696,545	(178,938)
StartEngine Premium	983,500	1,499,244	(515,744)
StartEngine Secure	538,388	753,294	(214,906)
StartEngine Private	11,485,563	—	11,485,563
Venture Club (formerly OWNers Bonus) revenue	2,722,919	1,683,673	1,039,246
Other service revenue	114,894	123,844	(8,950)

Total revenues	$21,624,208	$9,958,244	$11,665,964

The increase in total revenues in six months ended June 30, 2024 as compared to the same period in 2023 is primarily due to StartEngine Private, which began revenue began generating revenue in Q4 2023. The $11,485,563 million represents the raise and closings on 21 StartEngine Private offerings, and the Company plans to continue growing this revenue source in the future. Though the Company notes this is a significant increase in revenues we also note this is a lower margin product, see “Cost of Revenue” below.

In addition, revenue was also impacted by the following:

●	Increase in Regulation Crowdfunding platform fees of $59,693. This is primarily due to new issuances having increased commission fees beginning in 2023. The fee structure increased from 3.5% to 5.5% commission of total raised amount as well as an increase in equity compensation from 2% to 3%. Thus, while there was $43.2 million raised in 2024 compared to $50.5 million raised in 2023, the higher commission structure led to an increase in revenue for the period.

●	Decrease in Regulation A commissions of $178,938, were due primarily to lower amounts raised from Regulation A offerings. In six months ended June 30, 2024, the Company raised approximately $6.8 million for 7 issuers including $4.1 million from the top 3 issuers. In the six months ended June 30, 2023, the Company hosted Regulation A offerings for 12 issuers for a combined raise amount of $7.0 million including $4.9 million from the top 3 issuers. *

●	Decrease in revenues of $214,906 from StartEngine Secure, primarily due to a decrease in issuers utilizing the service, for instance, as of June 30, 2024, we had 276 companies utilizing Secure compared with 511 companies as of June 30, 2023.

●	Decrease in StartEngine Premium revenue of $515,744 primarily due to decrease in issuers charged for the service. Specifically, in 2024, the Company had 74 issuers charged for Premium compared to 126 in 2023.

●	Increase in StartEngine Venture Club revenue of $1,039,246 related to increased sales of Venture Club during 2023 as the company adds greater focus towards growing this revenue source. Venture Club memberships are annual packages, which are recognized over 12 months, see Note 2 – “Revenue Recognition” to the accompanying financial statements, and therefore the performance of this product in terms of revenue recognition lags behind actual sales.

●	Decrease in other service revenue of $8,950 due to the reduction in acquisition fees relating to the sale of collectibles by $47,773 offset by an increase in trading fees from the Company’s ATS site by $21,509 as well as an increase in Small OPO services by $11,449.

During this period, our Regulation Crowdfunding platform fees remained relatively stable.

*Offerings can span multiple periods and the amount raised during the period is based on the amounts closed on during that period.

Cost of Revenues

Our cost of revenues during six months ended June 30, 2024 was $10,941,182, which represented an increase of $8,033,965, or 276%, from the amounts during the same period in 2023. The increase was primarily due to the addition of cost of revenue related to StartEngine Private, which began sales in Q4 2023 and totaled $7,473,665 for 2024. For StartEngine Private, cost of revenues includes the costs of purchasing the stock as well as commission for sales of the issuance, and our gross margin for this product in 2024 was 35%. Additionally, credit card fees increased $440,635 due to the company incurring more transaction fees on behalf of issuers in connection with Regulation A and Regulation Crowdfunding offerings. Our gross margin in six months ended 2024 decreased to 49% compared to 71% during the same period in 2023. This decrease is due to higher variable transaction costs including escrow fees, and credit card fees which the Company generally bears the cost on behalf of issuers.

Operating Expenses

Our total operating expenses during six months ended June 30, 2024 amounted to $17,666,422, which represented an increase of $4,482,901, or 34%, from the expenses in the same period in 2023. The increase in operating expenses is primarily due to the following:

●	Increase in general and administrative expenses of $1,963,235 was primarily due to amortization of the company’s SeedInvest intangible asset of $1,714,286. Additionally, software expenses increased $252,901 as the Company made additional software subscription purchases related to investment in artificial intelligence software to assist employees with innovation and enhanced efficiency in their work.

●	Increase in sales and marketing expenses of $1,485,829 was primarily due to an increase in stock-based compensation by $1,112,783 as the number of employees with vesting stock options increased from 2023 to 2024.

●	Increase in research and development expenses of $1,329,373 driven by an increase in employee payroll of $342,881 as the company increases headcount of engineers to develop the company’s platform and additional services. Additionally, there was increase in stock-based compensation by $897,220 as the number of employees with vesting stock options increased from 2023 to 2024.

Other Expense (Income), net

Our other income, net during six months ended June 30, 2024 amounted to $22,584, which represented cashback received from the Company’s credit cards. During the same period in 2023 our other income, net other income was $45,175 which primarily represented cash back from our credit card program.

Net Loss (Income)

Net loss attributable to stockholders totaled $7,042,730 for the six months ended June 30, 2024, an increase of $929,946 compared to the net loss attributable to shareholders of $6,112,784 recognized during the six months ended June 30, 2023.

Year Ended December 31, 2023 Compared with the Year Ended December 31, 2022

The following table summarizes the results of our operations for the fiscal year ended December 31, 2023 as compared to the fiscal year ended December 31, 2022.

	Year Ended December 31,
	2023	2022	$ Change
		(Restated)

Revenues	$23,385,998	$24,054,832	$(668,834)

Cost of revenues	8,703,894	7,050,899	1,652,995

Gross profit	14,682,104	17,003,933	(2,321,829)

Operating expenses:
General and administrative	10,207,544	8,678,128	1,529,416
Sales and marketing	13,013,676	12,208,947	804,729
Research and development	5,779,920	4,667,596	1,112,324
Change in fair value of warrants received for fees	11,409	501,522	(490,113)
Impairment in value of shares received for fees	2,122,211	(953,131)	3,075,342
Total operating expenses	31,134,760	25,103,062	6,031,698

Operating income (loss)	(16,452,656)	(8,099,129)	(8,353,527)

Other expense (income), net:
Other expense (income), net	(144,290)	(188,684)	(44,394)
Total other expense (income), net	(144,290)	(188,684)	(44,394)

Income (loss) before provision for income taxes	(16,308,366)	(7,910,445)	(8,397,921)

Taxes - Other	67,112	63,563	3,549

Net income (loss)	(16,375,478)	(7,974,008)	(8,401,470)
Less: net loss attributable to noncontrolling interest	—	(9,124)	9,124
Net Income (loss) attributable to stockholders	$(16,375,478)	$(7,964,884)	$(8,410,594)

Revenues

Our revenues during the fiscal year ended December 31, 2023 were $23,385,998, which represented a decrease of $668,834, or 3%, from revenues in the same period in 2022. The following are the major components of our revenues during the year ended December 31, 2023 and 2022:

	Year Ended	Year Ended
	Ended December 31,	Ended December 31,
	2023	2022	$ Change
		(Restated)
Regulation Crowdfunding platform fees	$11,115,372	$11,160,511	$(45,139)
Regulation A commissions	1,197,178	4,539,132	(3,341,954)
StartEngine Premium	2,740,337	2,289,999	450,338
StartEngine Secure	1,426,320	1,311,930	114,390
StartEngine Private	2,709,621	—	2,709,621
Venture Club (formerly OWNers Bonus) revenue	4,002,656	4,106,643	(103,987)
Other service revenue	194,514	646,617	(452,103)

Total revenues	$23,385,998	$24,054,832	$(668,834)

The Company experienced mixed results depending on the service or products providing that particular stream of revenue during 2023. While we saw a decrease in a Regulation A commissions and other revenues, including related to the closing of StartEngine Assets, the decrease was muted by both continued growth in platform fees for Regulation CF as well as the introduction of the new StartEngine Private which began generating revenue in Q4 2023. Specifically, between the year-end December 31, 2023 as compared to the same period in 2022 we saw the following movements in revenue related to our products:

●	Decrease in Regulation Crowdfunding platform fees of $45,139 despite higher amounts raised by issuers in Regulation Crowdfunding offerings despite having fewer issuers. While raises in 2023 were higher than 2022, the Company recognizes revenue upon disbursement of funds to issuers, which can occur outside of the reporting period. Specifically, in 2023, the Company raised approximately $110 million from 277 issuers compared with 2022 raising approximately $102 million from 415 issuers.* Top 5 raises in 2023 raised $20.9 million of the $25 million maximum amount allowable to raise for 5 Regulation CF issuers vs $17.0 million in 2022.*

●	Decrease in Regulation A commissions of $3,341,954, due primarily to lower amounts raised in Regulation A offerings for its issuers. Specifically, in 2023, the Company raised approximately $15 million for issuers compared with 2022 raising approximately $60 million for issuers.*

●	Increase in revenues of $114,390 from StartEngine Secure, primarily due to a price increase for our services from $3 per investor to $10 per investor during Q4 2022, which compensated for a slight decrease in number of issuers utilizing the service. As of December 31, 2023, we had 539 companies compared with 570 companies as of December 31, 2022.

●	Increase in StartEngine Premium revenue of $450,338 due primarily to an increase in pricing of StartEngine Premium from $10,000 to $15,000 for issuers signed after Q2 2022.

●	Decrease in StartEngine Venture club (formerly OWNers bonus) revenue of $103,987 related to fewer sales of Venture club memberships during 2022 and continuing into 2023 compared to 2022. Venture club memberships are annual packages, which are recognized over 12 months, see Note 2 – “Revenue Recognition” to the accompanying financial statements, and therefore the performance of this product in terms of revenue recognition lags behind actual sales.

●	Decrease in other service revenue of $452,103. Other service revenue includes revenue from StartEngine Assets sales, which recorded sales of $47,773 in 2023 versus $397,715 in 2022.

●	Addition of StartEngine Private revenue of $2,709,621 due to the successful raise of 5 issuances in 2023, the service began in Q4 2023.

*Offerings can span multiple periods and the amount raised during a period is based on the amounts closed on during that period.

Cost of Revenues

Our cost of revenues during the year ended December 31, 2023 was $8,703,894, which represented an increase of $1,652,996, or 23% from the amounts during the same period in 2022 due to: increased costs related to due diligence on new issuers; StartEngine no longer passing through credit card costs to new issuers as of Q2 2023; and the addition of selling costs related to StartEngine Private (which includes the cost basis (including transaction costs) of the private company shares sold into the offerings). Our gross margin in the year ended December 31, 2022 decreased to 63% compared to 71% in 2022. This decrease is due to an increase in  employee headcount for further diligence on our issuers and investors, as well as higher transaction costs including escrow fees which the Company bears the cost on behalf of issuers as well as the addition of selling costs related to StartEngine Private, which commenced in Q4 2023. Specifically, the cost of revenues for StartEngine Private was $1,850,954 for the fiscal year ended December 31, 2023, and our gross margin for this product in 2023 was 32%.

Operating Expenses

Our total operating expenses during the year ended December 31, 2023 amounted to $31,134,760, which represented an increase of $6,031,698 or 24%, from the expenses in the same period in 2022. The increase in operating expenses is primarily due to the following:

●	Increase in general and administrative expenses of $1,529,416 primarily due to the inclusion of amortization expense for the SeedInvest acquisition, which totaled $2,248,963 in 2023. This increase was offset by the decrease in payroll expenses of $986,161 as the Company maintained a smaller G&A headcount in 2023.

●	Increase in sales and marketing expenses of $804,729 primarily due to an increase in stock based compensation of $1,950,956 which is granted at a higher strike price of $1.25 per share compared to prior stock option grants. This increase was offset by a $1,173,710 decrease in marketing advertising expense as the Company focused on reducing expenses.

●	Increase in research and development expenses of $1,112,324 due to increased headcount as the Company focused on enhancing its platform and technology which lead to an increase of payroll and bonus expenses related to research and development of $342,615. Additionally, stock-based compensation increased $719,864 which was granted at a higher strike price of $1.25 per share compared to prior stock option grants.

Other Expense (Income), net

Our other income, net during the year ended December 31, 2023 amounted to $144,290, which represented cashback earned from our credit cards during the period as well as dividends earn by the company’s Vanguard account holdings and interest earned through the company’s money market accounts. During the same period in 2022 our other income, net was $188,684 which primarily represented cashback earned from our credit cards during that period.

Net Loss (Income)

Net loss attributable to shareholders totaled $16,375,478 for the year ended December 31, 2023, an increase of $8,410,594 compared to a net loss of $7,964,884 recognized during the year ended December 31, 2022. The primary drivers of this increase include the impairment warrants and write down of stock received by the company as compensation of $2,573,820. Additionally, the Company increased stock based compensation for employees by $3,063,977 due to the higher strike price of $1.25, and amortized the purchase of SeedInvest intangible assets of $2,248,963.

Critical Accounting Policies

See Note 2 in the accompanying financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of expenses during the reporting periods. Significant estimates include the value of marketable securities, the value of stock and warrants received as compensation and collectability of accounts receivable. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

A significant portion of the Company’s assets relate to investments in stock and warrants received as compensation from issuer companies undertaking Regulation Crowdfunding or Regulation A offerings. As described in Note 2, in the accompanying financial statements, stock and warrants require significant unobservable inputs, primarily related to the underlying stock price of the security received which may include marketability discounts. Warrants have further unobservable inputs related to the estimated life, In all cases, there were sales of the stock to the public through Regulation Crowdfunding or Regulation A funding mechanism, but such sales are often not to the level that an active market existed or exists. Once the funding round is concluded it is difficult to ascertain the fair value of the issuer shares or the status of the issuer’s financial health, unless additional rounds of financing are undertaken in a public setting, or the issuer reports reliable and regular information publicly. Any change in the underlying shares would impact the valuation of the related investments. Shares held are generally illiquid. Valuations require significant management judgment related to these unobservable inputs.

As many of the companies that undertaking Regulation Crowdfunding and Regulation A are considered emerging growth companies, require significant capital to maintain or commence operations, and often contain warnings regarding substantial doubt about the Company’s ability to continue as a going concern, it is reasonable to conclude that through the passage of time, a significant portion of the stock and warrants held by the Company will ultimately be deemed worthless, decline in value, or in the case of warrants, expire without exercise. Similar to traditional venture capital results, it is reasonable to conclude that only a small portion of each investment may ever increase in value.

Collectibles

The Company records collectibles at cost in accordance with the Company’s policy. These long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, we believe that we purchase these assets in arms-length transactions at fair value and such transactions are evidence of fair market value in the near term. For collectibles, over time, and as trends change and economic factors effect various markets for which we hold assets, the estimation of certain assets that do not trade in a regular market may be difficult to assess for fair value. Certain assets may be subject to market manipulation or overproduction that could affect the underlying value of like or similar items. The quality of authentication bodies may affect future valuation. If there are limited data points to assess fair value, especially for one-of-a-kind collectibles, we may not identify impairments in a timely manner. Many of the collectibles have value that is in the eye of the beholder. Accordingly, there is significant uncertainty to what these assets would be valued at in subsequent arms-length transactions.

Liquidity and Capital Resources

Statement of Cash Flows – the six-month period ended June 30, 2024 compared to the six-month period ended June 30, 2023

The following table summarizes, for the periods indicated, selected items in our condensed Statements of Cash Flows:

	Six Months Ended
	June 30,
	2024	2023	$ Change

Net cash used in operating activities	$(2,007,980)	$(3,121,550)	$1,113,570
Net cash (used in) provided by investing activities	$(26,973)	$428,640	$(455,613)
Net cash provided by financing activities	$215,441	$1,473,410	$(1,257,969)

Cash used by operating activities for the six months ended June 30, 2024 was $2,007,980 as compared to $3,121,550 for the same period in 2023. Our net loss attributable to stockholders was $7,042,730 and $6,112,784 during the six month period ended June 30, 2024 and 2023, respectively. The decrease in cash used by operating activities in Q2 2024 was primarily due to the increase in amortization of the Company’s SeedInvest acquisition by $1,714,286, which was offset by the increase in cash outflow from deferred revenue by $1,360,692 as the Company recognized more deferred revenue in 2024 than 2023.

Cash used by investing activities for the six months ended June 30, 2024 was $26,973, as compared to cash received in investing activities of $428,640 in the same period in 2023. As of September 6, 2023, the Company has temporarily suspended it Collectibles program. The cash provided in 2023 primarily relates to collectibles sales.

Cash provided by financing activities was $215,441 and $1,473,410 for the six months ended June 30, 2024 and 2023, respectively. The changes primarily relates to the fact that StartEngine’s Regulation A offering terminated in November 2023.

Statement of Cash Flows

The following table summarizes, for the periods indicated, selected items in our condensed Statements of Cash Flows:

	Year Ended
	December 31,
	2023	2022	$ Change
		(Restated)
Net cash used in operating activities	$(8,726,936)	$(7,088,269)	$(1,638,667)
Net cash (used in) provided by investing activities	$393,684	$(1,122,996)	$1,516,680
Net cash provided by financing activities	$5,529,081	$3,067,749	$2,461,332

Our net loss attributable to stockholders during the year ended December 31, 2023 was $16,375,478, as compared to a net loss of $7,964,884 during the year ended December 31, 2022.

Cash used by operating activities for the year ended December 31, 2023 was $8,726,936 as compared to cash used by operating activities of $7,088,269 for the same period in 2022. The increase in cash used by operating activities in 2023 was primarily due to the net loss in the period as well as an increase in impairment expense for investment received for fees of $2,682,055.  This was offset by a $2,248,963 increase in amortization expense of the SeedInvest purchase, $3,063,978 increase in stock-based compensation, and finally $2,201,135 provided from deferred revenue not yet recognized.

Cash received from investing activities for the year ended December 31, 2023 was $393,684, as compared to cash used in investing activities of $1,122,996 in the same period in 2022. The cash used in 2022 relates to the purchase or collectible assets that are sold in our StartEngine Assets offerings and cash received in 2023 relates to the sale of certain collectibles.

Cash provided by financing activities was $5,529,081 and $3,067,749 for the year ended December 31, 2023 and December 31, 2022, respectively. The increase of cash inflow is primarily due to the increase in proceeds from sale of common stock of $2,692,797.

Balance Sheet

The following table summarizes our assets and liabilities as of June 30, 2024, December 31, 2023, and December 31, 2022:

	June 30,	December 31,	December 31,
	2024	2023	2022
			(Restated)
Assets
Current assets:
Cash	$10,836,786	$12,656,298	$15,460,469
Marketable securities	1,856	1,856	1,856
Accounts receivable, net of allowance	851,901	193,696	678,672
Other current assets	1,076,835	720,767	1,304,304
Total current assets	12,767,378	13,572,617	17,445,301

Property and equipment, net	120,096	119,723	109,142
Investments - warrants	195,487	195,487	206,895
Investments - stock	9,280,804	8,623,212	7,943,817
Investments - private	4,272,008	4,357,083	—
Investments - collectibles	2,446,176	2,446,121	2,984,699
Investments - real estate	2,136,628	2,136,628	2,136,628
Due from related party	209,190	209,190	—
Intangible assets	20,177,906	21,892,192	20,000
Other assets	33,853	42,138	66,600
Total assets	$51,639,526	$53,594,391	$30,913,082

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$301,966	$278,691	$284,371
Accrued liabilities	4,647,120	4,456,756	2,785,500
Deferred revenue	2,879,021	3,520,150	2,715,422
Total current liabilities	7,828,107	8,255,597	5,785,293

Total liabilities	7,828,107	8,255,597	5,785,293

Balance sheets as of June 30, 2024 compared to as of December 31, 2023

The Company’s current assets decreased by $805,239 from December 31, 2023 to June 30, 2024. The increase was primarily driven by a decrease in cash in the amount of $1,819,512 driven by increase in expenses related to new ventures such as StartEngine Private purchases. Additionally, other current assets increased $356,058 due to the increase in prepaid expenses of $293,497 primarily related to liability insurance and annual software license purchases.

The Company’s long-term assets decreased by $1,129,626 from December 31, 2023 to June 30, 2024. This was driven primarily by a $1,714,286 decrease in intangible assets stemming from the SeedInvest IP purchase amortization offset by an increase in investments – stock by $657,592 related to equity compensation from issuers.

Current liabilities decreased by $427,490 which is primarily due to a decrease in deferred revenue of $641,129 primarily due to a decrease in StartEngine Secure payments from issuers as well as recognition of the currently deferred purchases.

Balance sheets as of December 31, 2023 compared to as of December 31, 2022

The Company’s current assets decreased by $3,872,684 from December 31, 2022 to December 31, 2023. The decrease was primarily driven by a decrease in cash in the amount of $2,804,171 driven by its use in operating activities as well as a decrease in accounts receivable of $485,086 as the Company wrote off uncollectible receivables.

The Company’s long-term assets increased by $26,553,990 from December 31, 2022 to December 31, 2023. This was driven primarily by:

●	A $679,395 increase in stock investments which we earn as part of compensation for raising funds for issuers.

●	A $21,872,192 increase in intangible assets from the purchase of SeedInvest assets less the amortization for the period.

●	A $4,357,083 increase in StartEngine Private assets held.

Current liabilities increased by $2,470,304 which is primarily due to an increase in accrued liabilities of $1,671,256 due to an increase in investor deposits of $1,040,285 as well as an increase of deferred revenue of $804,728 for purchases of Venture club (formerly OWNers bonus)  and StartEngine Secure.

Liquidity and Capital Resources

We do not currently have any significant loans or available credit facilities. As of June 30, 2024, the Company’s current assets were $12,767,378. To date, our activities have been funded from our revenues, investments from our founders, the previous sale of Series Seed Preferred Shares, Series A Preferred Shares, Series T Preferred Shares, and our Common Stock in our Regulation A and Regulation CF offerings.

We have no off-balance sheet arrangements, including arrangements that would affect the liquidity, capital resources, market risk support, and credit risk support or other benefits.

The Company currently has no material commitments for capital expenditures.

We believe we have the cash, marketable securities through future equity offerings, other current assets available, revenues, and access to funding that will be sufficient to fund operations until the Company starts generating positive cash flows from normal operations.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

As of August 15, 2024, our directors, executive officers and significant employees were as follows:

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Approximate hours per week (if part-time)/full-time
Executive Officers:
Howard Marks	CEO	61	January 1, 2014, Indefinitely	Full-time
Johanna Cronin	Chief Marketing Officer	35	March 2014, Indefinitely	Full-time
Jonathan Reyes	Chief Compliance Officer	37	March 2020, Indefinitely	Full-time
Joshua Amster	VP, Fundraising	33	July 2016, Indefinitely	Full-time
Hunter Strassman	VP, Finance	32	October 2021, Indefinitely	Full-time
Joseph Mathews	VP, Engineering	51	March 2019, Indefinitely	Full-time

Directors:
Howard Marks	Director	61	April 17, 2014, Indefinitely
Ronald Miller	Director and Chairman	61	April 17, 2014, Indefinitely

Significant Employees:
N/A

Howard Marks, Co-founder, CEO and Director

Howard Marks is one of our co-founders and has served as our CEO since January 1, 2017. From our founding in March 2014 until December 2016, Howard served as our Executive Chairman. Howard founded StartEngine, an unrelated entity, in November 2011 as a startup accelerator with the mission to help make Los Angeles a top tech entrepreneurial city. In March 2014, Howard and Ron Miller founded the company as an equity crowdfunding platform. Howard was the founder and CEO of Acclaim Games, a publisher of online games now part of The Walt Disney company. Before Acclaim, Howard was the Chairman of Activision Studios from 1991 until 1997. As a former Board Member and Executive Vice-President of video-game giant Activision, he and a partner took control in 1991 and turned the ailing company into the $20 billion market cap video game industry leader. As a games industry expert, Howard built one of the largest and most successful games studios in the industry, selling millions of games. Howard is the 2015 "Treasure of Los Angeles" recipient, awarded for his work to transform Los Angeles into a leading technology city. Howard is a member of Mayor Eric Garcetti's technology council. Howard has a Bachelor of Science in Computer Engineering from the University of Michigan. He is bilingual and is a triple national of the United States, United Kingdom, and France.

Ronald Miller, Co-founder and Executive Chairman

Ron Miller is the executive chairman and cofounder of StartEngine. Ron served as our CEO and a director since our founding in March 2014 until December 2016. On January 1, 2017, Ron became our executive chairman. He is also currently the founder of the Disability Group Inc., and has served as its CEO since 2004. When Howard and Ron initially met in the fall of 2013, they recognized that the JOBS Act represented the greatest advancement for entrepreneurship in a generation. From direct experience as entrepreneurs, they recognized that the key to bringing new technologies and innovations to market required capital that is not readily available. As a serial start-up entrepreneur, Ron immediately went into action to advocate for SEC rulemaking to give life to the JOBS Act, raise the initial capital and built a leadership team to drive the sales and market plan to help StartEngine establish a leadership place in the market.

Prior to StartEngine, Ron founded built and sold five companies through management buyouts, private equity, private investors, and public markets. He was also nominated as a four-time Inc.500/5000 award recipient and was Ernst & Young entrepreneur of the year award finalist. As the executive chairman, Ron brings his deep experience as a leader and strategist to the company.

Johanna Cronin, Chief Marketing Officer

Johanna Cronin is the Chief Marketing Officer at StartEngine and is the sole manager of our subsidiary StartEngine Assets LLC. She was the first employee and began working for StartEngine in 2014. Prior to that she served as an SEM analyst, managing paid media budgets and purchasing media placements for small businesses, for Dex Media, Inc. from March 2012 until March 2014. Johanna received her Bachelor of Arts from Northwestern University, where she was a psychology major with a Spanish minor.

Jonathan Reyes, Chief Compliance Officer

Jonathan Reyes has served as the Chief Compliance Officer at StartEngine Crowdfunding Inc., StartEngine Capital, LLC, and StartEngine Primary LLC since December 2020. Before becoming Chief Compliance Officer, Jonathan was the first in-house attorney to work for StartEngine, serving in various roles on the compliance team dating back to May 2017. Prior to joining StartEngine, Jonathan served as co-founder of and Chief Operations Officer of Dryvrs, a mobile app ridesharing startup. Jonathan received his Juris Doctorate and Masters in Business Administration from Pepperdine University, and received a fellowship certificate from Pepperdine’s Geoffrey H. Palmer Center for Entrepreneurship & the Law. Before that, Jonathan received his Bachelor of Science from Boston College where he was a triple major in Management and Leadership, Marketing, and Human Resource Management.

Joshua Amster, VP, Fundraising

Josh Amster is Vice President of Fundraising at StartEngine. He joined StartEngine in February of 2016. Before joining StartEngine, he worked alongside Allen Jebsen in business development and sales operations at AEG. He graduated from Middlebury College with a Bachelor of Arts in History. He holds his Series 7, 63, 79, and 24 certifications from FINRA.

Hunter Strassman, VP, Finance

Hunter Strassman is VP of Finance and is responsible for the finance and operations of StartEngine. Prior to joining StartEngine in April 2021, Hunter worked as the Director of Finance at AlphaFlow, a real estate asset management platform (November 2018 to April 2021). From July 2017 to November 2018, Hunter was the Senior Controller at Karbone Inc., a leading renewable energy brokerage. From January 2017 to July 2017, Hunter was the assistant controller at ACT Commodities. Hunter began his career at the public accounting firm Grant Thornton in their New York office, where he focused on hedge funds, private equity and fund of funds.

Hunter received his Bachelors in Accounting from Bentley University, and a Masters in Taxation from Baruch College. Hunter is a licensed CPA in the State of New York, is a member of the AICPA, and holds the Series 7, 63, 24 and 27 certifications from FINRA. He has also passed the CISA and CRISC exams administered by ISACA.

Joseph Mathews, VP, Engineering

Joe Mathews is Vice President of Engineering at StartEngine, and has been leading Engineering and Product teams. Joe started his engineering career with NIIT Technologies, followed by Microsoft Inc, after which he worked for a number of startups, including co-founding one. In May 2017, Joe worked as Director of Platform Engineering at Science37, and since July of 2018, he’s been enjoying his work at StartEngine.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following discussion and analysis of compensation arrangements should be read with the compensation tables and related disclosures set forth below. This discussion contains forward looking statements that are based on our current plans and expectations regarding future compensation programs. The actual compensation programs that we adopt may differ materially from the programs summarized in this discussion.

This section describes the material elements of the compensation awarded to, earned by, or paid to our Chief Executive Officer, Howard Marks, and our three most highly compensated executive officers (other than our Chief Executive Officer), Johanna Cronin, Chief Marketing Officer, Joshua Amster, VP, Fundraising, and Allen Jebsen, SVP, Fundraising, for our fiscal year ended December 31, 2023.

							Nonqualified
Name and				Stock	Option	Nonequity incentive plan	deferred compensation	All other
principal		Salary	Bonus	awards	awards	compensation	earnings	compensation	Total
position		($)	($)(1)	($)	($)(1)(2)(3)	($)	($)	($)	($)
Howard Marks, Chief Executive Officer	2023	$745,000	$—	$—	$2,500,000	$—	$—	$—	$3,245,000
	2022	$645,000	$—	$—	$1,895,160	$—	$—	$—	$2,540,160
Allen Jebsen, VP of Sales*	2023	$100,000	$329,611	$—	$1,250,000	$—	$—	$—	$1,679,611
	2022	$100,000	$358,035	$—	$252,688	$—	$—	$—	$710,723
Josh Amster, VP of Sales	2023	$100,000	$306,608	$—	$1,250,000	$—	$—	$—	$1,656,608
	2022	$100,000	$422,180	$—	$252,688	$—	$—	$—	$774,868
Johanna Cronin, Chief Marketing Officer	2023	$350,000	$—	$—	$1,250,000	$—	$—	$—	$1,600,000
	2022	$300,000	$—	$—	$252,688	$—	$—	$—	$552,688

(1)	Options reflect the year granted .
(2)	Amounts reflect the aggregate grant date fair value of the RSUs granted in 2023 and 2022, computed in accordance with Financial Accounting Standards Board ASC Topic 718 (ASC 718). This amount does not reflect the actual economic value realized by the officer.
(3)	Options are subject to vesting with 25% vesting one year after date of grant and then 1/48 per month thereafter.

*Mr. Jebsen left the Company in 2024.

Principal Elements of Compensation

The compensation of the company’s executive officers comprises of the following major elements: (a) base salary; (b) an annual, discretionary cash bonus; and (c) long-term equity incentives, consisting of stock options, restricted stock awards, performance compensation awards and/or other applicable awards granted under the company’s equity incentive plan (the “Equity Incentive Plan”) and any other equity plan that may be approved by the Board from time to time. These principal elements of compensation are described below.

Base Salaries

Base salary is provided as a fixed source of compensation for our executive officers. Adjustments to base salaries will be reviewed annually and as warranted throughout the year to reflect promotions or other changes in the scope of breadth of an executive officer’s role or responsibilities, as well as to maintain market competitiveness.

Annual Bonuses

Annual bonuses may be awarded based on qualitative and quantitative performance standards and will reward performance of our executive officers individually. The determination of an executive officer’s performance may vary from year to year depending on economic conditions and conditions in the cannabis industry and may be based on measures such as stock price performance, the meeting of financial targets against budget, the meeting of acquisition objectives and balance sheet performance.

Amended and Restated 2015 Equity Incentive Plan

The Equity Incentive Plan provides continual motivation for our officers, employees, consultants and directors to achieve our business and financial objectives and align their interests with the long-term interests of our stockholders. The purpose of our Equity Incentive Plan is to promote greater alignment of interests between employees and stockholders, and to support the achievement of our longer-term performance objectives, while providing a long term retention element.

In May 2015, the Company established the 2015 Equity Incentive Plan which was approved by the Company’s Board and by stockholders in June 2015. The 2015 Equity Incentive Plan authorized the issuance of 3,000,000 shares of common stock. In December 2015, the 2015 Plan was amended to increase the number of shares authorized for issuance under the Plan from 1,000,000 to 2,030,000, further amended in September 2020 to increase the number of shares from 2,030,000 to 2,530,000, and then further amended in July 2021 to increase the number of shares under the plan on a post- split basis to 7,590,000 shares. The Company amended and restated the Plan in 2023 to increase the number of shares of Common Stock reserved for issuance by 4,000,000. In May 2024, the number of shares under the plan increased to 231,800,000 to reflect the one for twenty (1-for-20) stock split.. The Amended and Restated 2015 Equity Incentive Plan permits us to provide equity-based compensation in the form of stock options, restricted stock units, unrestricted stock and other stock bonus awards and performance compensation awards.

The Amended and Restated 2015 Equity Incentive Plan is administered by our Board of Directors, or a committee appointed by the Board of Directors, which determines recipients and the number of shares subject to the awards, the exercise price and the vesting schedule. The term of stock options granted under the Amended and Restated 2015 Equity Incentive Plan cannot exceed ten years. As of December 31, 2023, the Plan had 30,375,940 shares of Common Stock reserved for issuance.

Employment Agreements with Key Executives

We entered into an employment agreement Mr. Marks, our CEO, with an effective date of January 1, 2024. The agreement is for two years, and will automatically renew for an additional one year period, unless either party gives notice more than sixty days prior to the initial term date of the agreement or each renewal period. The agreement provides that Mr. Marks’ base salary will be $745,000. Mr. Marks is eligible to participate in all employee bonus plans of company, if any. Mr. Marks is also entitled receive bonuses (a) in an amount up to 100% of his base salary if the company achieves its revenue goals of $30 million. The bonus goal for 2025 fiscal year will be set and approved by the Board in December 2024. Mr. Marks will also receive 400,000 stock options exercisable at $1.25 per share and vesting over four (4) years.

Compensation and Insider Participation

During 2023, the company did not have a compensation committee or any other committee performing equivalent functions of a compensation committee. Howard Marks, our Chief Executive Officer, in his capacity as a director, participated in deliberations of the Board concerning executive officer compensation and was employed by the company.

Director Compensation

There is currently no agreement or arrangement to pay any of our directors for their services as directors.

Outstanding Equity Awards at June 30, 2024

Option awards							Stock awards
										Equity	Equity incentive
				Equity incentive					Market	incentive	plan awards:
				plan awards:					value of	plan awards:	market
				number				Number	shares or	number of	or payout
		Number of	Number of	of securities				of shares	units of	unearned	value of
		securities	securities	underlying				or units	stock	shares, units or	unearned
		underlying	underlying	unexercised		Option		of stock	that have	other rights that	shares, units or
		unexercised	unexercised	unearned		exercise	Option	that have	not	have not	other rights that
	Grant	options - (#)	options - (#)	options		price	expiration	not vested	vested	vested	have not vested
Name	date	exercisable	unexercisable	(#)		($)	date	(#)	($)	(#)	($)
Howard Marks, Chief Executive Officer	1/13/2018	6,000,000	—	—		0.0132	1/13/2028	—	—	—	—
	12/16/2020	5,316,660	683,340	—		0.2167	12/16/2030	—	—	—	—
	1/1/2022	3,729,160	2,270,840			0.6750	1/1/2032	—	—	—	—
	6/14/2024		2,000,000	—		2,000,000		1.2500
Allen Jebsen, SVP, Fundraising	6/14/2016	600,000	—	—		0.0049	6/14/2026	—	—	—	—
	2/7/2017	600,000	—	—		0.0049	2/7/2027	—	—	—	—
	1/18/2018	1,500,000	—	—		0.0132	1/18/2028	—	—	—	—
	8/31/2018	3,000,000	—	—		0.0834	8/31/2028	—	—	—	—
	4/24/2019	3,000,000	—	—		0.1250	4/24/2029	—	—	—	—
	1/2/2020	3,000,000	—	—		0.1250	1/2/2030	—	—	—	—
	12/16/2020	1,329,160	170,840	—		0.2167	12/16/2030	—	—	—	—
	1/1/2022	497,220	302,780	—		0.6750	1/1/2032	—	—	—	—
	4/18/2023	293,740	706,260	—		1.2500	4/18/2033	—	—	—	—
Josh Amster, VP, Fundraising	2/16/2016	—	1,000,000			1.2500	2/16/2026	—	—	—	—
	1/1/2017	229,480	—	—	0.00	0.0049	1/1/2027	—	—	—	—
	1/1/2018	600,000	—	—	0.00	0.0049	1/1/2028	—	—	—	—
	7/6/2018	1,500,000	—	—	0.00	0.0132	7/6/2028	—	—	—	—
	4/24/2019	3,000,000	—	—	0.00	0.0834	4/24/2029	—	—	—	—
	1/2/2020	3,000,000	—	—	0.01	0.1250	1/2/2030	—	—	—	—
	12/16/2020	3,000,000	—	—	0.01	0.1250	12/16/2030	—	—	—	—
	1/1/2022	1,329,160	170,840	—	0.01	0.2167	1/1/2032	—	—	—	—
	4/18/2023	497,220	302,780	—	0.03	0.6750	4/18/2033	—	—	—	—
	6/14/24	293,740	706,260	—	0.06	1.2500	6/14/34
Johanna Cronin, Chief Marketing Officer	6/15/2015	—	1,000,000			1.2500	6/15/2025	—	—	—	—
	2/7/2017	13,917,440	—	—		0.0042	2/7/2027	—	—	—	—
	1/18/2018	3,000,000	—	—		0.0049	1/18/2028	—	—	—	—
	1/13/2018	600,000	—	—		0.0132	1/13/2028	—	—	—	—
	5/15/2019	1,200,000	—	—		0.0132	5/15/2029	—	—	—	—
	1/2/2020	3,000,000	—	—		0.1250	1/2/2030	—	—	—	—
	4/23/2019	1,500,000	—	—		0.1250	4/23/2029	—	—	—	—
	12/16/2020	3,000,000	—	—		0.1250	12/16/2030	—	—	—	—
	1/1/2022	1,329,160	170,840	—		0.2167	1/1/2032	—	—	—	—
	4/18/2023	497,220	302,780	—		0.6750	4/18/2033	—	—	—	—
	6/14/24	293,740	706,260	—		1.2500	6/14/34

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Compensation of Directors

For the years ended December 31, 2023 and 2022, no members of our board of directors received compensation in their capacity as directors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

The following table sets out certain information with respect to the beneficial ownership of the voting securities of the Company, as of August 15, 2024, for:

•	Each person who we know beneficially owns more than five percent of any class of our voting securities.

•	Each of our director and director nominees.

•	Each of our executive officers.

•	All of our directors, director nominees and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all securities that they beneficially own, subject to applicable community property laws.

		Amount	Amount
		and	and
		nature of	nature of
	Name and address	beneficial	beneficial		Percent of
Title of class	of beneficial owner	ownership	ownership acquirable		Class (2)
Common Stock	Howard Marks (1)(4)	179,512,460	12,000,000	(5)	25.75%
			17,045,820	(6)	28.53	%(3)
Common Stock	The Ronald David Miller Trust U/A 08/04/2020 (Ron Miller) (1)	74,676,060	6,000,000	(5)	10.71%
			3,000,000	(6)	11.85	%(3)
Common Stock	SE Agoura Investment LLC (7)	3,020,640	182,966,180	(5)	0.43%
					21.13	%(3)
Common Stock	The Lee Miller Trust UA 09/05/2020 (Lee Miller)	74,676,060	6,000,000	(5)	10.71%
			3,000,000	(6)	11.85	%(3)
Common Stock	All executive officers and directors as a group (8 members including Howard Marks and Ron Miller)(1)	254,672,260	18,000,000	(5)	36.54%
			4,451,771	(7)	44.98%
Preferred Stock	Howard Marks (4)	12,000,000			3.00%

Preferred Stock	The Ronald David Miller Trust U/A 08/04/2020 (Ron Miller)(1)	6,000,000			1.50%

Preferred Stock	SE Agoura Investment LLC (7)	182,966,180			45.75%

Preferred Stock	The Lee Miller Trust UA 09/05/2020 (Lee Miller)	6,000,000			1.50%

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o StartEngine Crowdfunding, Inc., 4100 W Alameda Ave., Suite 300, Burbank, California 91505
(2)	Based on 700,612,240 shares of Common Stock, 399,893,680 shares of Preferred Stock outstanding.
(3)	This calculation is the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other person exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column may not add up to 100% for each class.

(4)	These shares are held by Howard E. Marks Living Trust U/A Dated 12/21/2001 (Howard Marks) and does not include the 19,987,200 shares held by the Marks Irrevocable Trust for the benefit of Mr. Marks’ family.
(5)	Shares acquirable through conversion of Preferred Stock.
(6)	Shares acquirable through the exercise of stock options. The options were granted under the 2015 Equity Incentive Plan.
(7)	SE Agoura Investment LLC is beneficially owned by Aubrey Chernick. The address for SE Agoura Investment LLC is 333 South Grand Avenue, Suite 1470, Los Angeles, CA 90071.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company is currently owed $180,440 from StartEngine Collectibles LLC in relation to the fees associated with initiating and selling collectible assets since the inception of the fund.

SECURITIES BEING OFFERED

General

StartEngine is offering Common Stock to investors in this offering.

The following descriptions summarize important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the Sixth Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, drafts of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of StartEngine’s capital stock, you should refer to our Seventh Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, Second Amended and Restated Investors’ Rights Agreement, and applicable provisions of the Delaware General Corporation Law.

StartEngine’s authorized capital stock consists of 1,500,000,000 shares of Common Stock, $0.00001 par value per share, and 519,000,000 shares of Preferred Stock, $0.00001 par value per share, of which 213,000,000 shares are designated as Series Seed Preferred Stock, 207,000,000 shares are designated as Series A Preferred Stock, and 99,000,000 shares that will be designated Series T Preferred Stock.

As of August 15, 2024, the outstanding shares of StartEngine included: 697,053,980 shares of Common Stock, 204,810,720 shares of Series Seed Preferred Stock, 185,440,880 shares of Series A Preferred Stock, and 9,642,080 shares of Series T Preferred Stock.

Common Stock

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds, unless a dividend is paid with respect to all outstanding shares of Preferred Stock in an amount equal or greater than the amount those holders would receive on an as-converted basis to Common Stock. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors, but excluding matters that relate solely to the terms of a series of Preferred Stock.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution, or winding up, after the payment of all of our debts and other liabilities and the satisfaction of the liquidation preferences granted to the holders of Preferred Stock, the holders of Common Stock and the holders of Preferred Stock (calculated on an as-converted to Common Stock basis) will be entitled to share ratably in the net assets legally available for distribution to stockholders.

Additional Rights and Preferences

Holders of Common Stock have no preemptive, conversion, anti-dilution or other rights, and there are no redemptive or sinking fund provisions applicable to Common Stock.

Forum Selection Provision

Section 6 of our Common Stock subscription agreement (which appears as an exhibit to the offering statement of which this Offering Circular forms a part) provides that any court of competent jurisdiction in the State of New York is the exclusive forum for all actions or proceedings relating to the subscription agreement. However, this exclusive forum provision does not apply to actions arising under the federal securities laws.

Jury Trial Waiver

Section 6 to our Common Stock subscription agreement, which is included as an exhibit to the offering statement of which this Offering Circular forms a part) provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

Preferred Stock

We have authorized the issuance of three series of Preferred Stock, designated Series T Preferred Stock, Series Seed Preferred Stock and Series A Preferred Stock. The Series T Preferred Stock, Series Seed Preferred Stock and Series A Preferred Stock enjoy substantially similar rights, preferences, and privileges.

Dividend Rights

Holders of Preferred Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds. Such dividends are non-cumulative and no right shall accrue to holders of Preferred Stock for undeclared dividends. Unpaid and undeclared dividends shall not bear or accrue interest. Holders of Preferred Stock are entitled to at least their share proportionally (calculated on an as-converted to Common Stock basis) in any dividends paid to the holders of Common Stock. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

Each holder of Preferred Stock is entitled to one vote for each share of Common Stock issuable upon conversion of the Preferred Stock at the then-effective conversion rate. Fractional votes are not permitted and if the conversion results in a fractional share, it will be rounded to the closest whole number. Holders of Preferred Stock are entitled to vote on all matters submitted to a vote of the stockholders, including the election of directors, as a single class with the holders of Common Stock. Specific matters submitted to a vote of the stockholders require the approval of a majority of the holders of Preferred Stock voting as if their shares had been converted into Common Stock. These matters include any vote to:

•	enter into a transaction or series of related transactions involving a merger or consolidation, or sale, conveyance or disposal of all or substantially of the assets, unless the majority of the voting power in the surviving entity is substantially similar to that before the transaction with substantially the same rights, preferences, privileges and restrictions;

•	modify the rights preferences, privileges and restrictions so as to adversely affect the Preferred Stock;

•	increase the total number of authorized shares of Preferred Stock;

•	authorize or issue, or obligate to issue, any other equity security having a preferences over, or on a parity with the Preferred Stock with respect to dividends, liquidation, redemption or voting;

•	redeem, purchase or otherwise acquire any shares of Common Stock or Preferred Stock except as indicated, including the repurchase of shares from employees, directors and officers, and existing contractual rights;

•	declare or pay any dividend on the Common Stock, other than a dividend payable solely in Shares of Common Stock; and

•	amend the Certificate of Incorporation or Bylaws.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution, or winding up, holders of Series A Preferred Stock and Series T Preferred Stock are entitled to liquidation preference superior Series Seed Preferred Stock. Collectively, holders of Preferred Stock are entitled to a liquidation preference superior to holders of Common Stock. Liquidation distributions will be first paid to holders of Series A Preferred Stock and Series T Preferred Stock, who will be paid ratably with each other in proportion to their liquidation preference. Holders of Series T Preferred Stock will receive an amount for each share equal to $0.14667 per share of Series T Preferred Stock, adjusted for any stock splits (other than the stock split in 2020), reverse stock splits, stock dividends, and similar recapitalization events (each a “Recapitalization Event”), plus all declared and unpaid dividends and holders of Series A Preferred Stock will receive an amount for each share equal to $0.02864 per share of Series A Preferred Stock, adjusted for any Recapitalization Event, plus all declared and unpaid dividends. The distributions will then go to holders of Series Seed Preferred Stock, who will receive an amount for each share equal to $0.00833 per share of Series Seed Preferred Stock, adjusted for any Recapitalization Event, plus all declared and unpaid dividends. Finally, distributions will be payable ratably to holders of Common Stock and Preferred Stock on an as-converted basis. If, upon such liquidation, dissolution or winding up, the assets and funds that are distributable to the holders of Series A Preferred Stock and Series Seed Preferred Stock are insufficient to permit the payment to such holders of the full amount of their respective liquidation preference, then all of such assets and funds will be distributed ratably first among the holders of the Series A Preferred Stock in proportion to the full preferential amounts to which they would otherwise be entitled to receive, and then any remaining amounts to Series Seed Preferred Stock in proportion to the full preferential amounts which they would otherwise be entitled to receive.

Conversion Rights

Preferred Stock is convertible into Common Stock voluntarily and automatically. Each share of Preferred Stock is convertible at the option of the holder of the share at any time prior to the closing of a liquidation event. Each share of Preferred Stock is currently convertible into one share of Common Stock, but such conversion rate may be adjusted pursuant to the anti-dilution rights of the Preferred Stock set forth in Section 3(d) of the Sixth Amended and Restated Certificate of Incorporation.

Additionally, each share of the Preferred Stock will automatically convert into Common Stock (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act where the per share offering price is at least the minimum share price (as adjusted for Recapitalization Events) and our aggregate proceeds are greater than or equal to $15,000,000 or (ii) by a vote by a majority of holders of Preferred Stocks. The “minimum share price” is $0.14317 for shares of Series Seed Preferred Stock and shares of Series A Preferred Stock and $0.14667 for shares of Series T Preferred Stock. Preferred Stock converts into the same number of shares of Common Stock regardless of whether converted automatically or voluntarily.

Drag Along Rights

Holders of Preferred Stock are subject to a drag-along provision, pursuant to which each holder of Preferred Stock agrees that, in the event that the company’s Board, the holders of a majority of the company’s voting stock vote, and the holders of a majority of Common Stock issued or issuable upon conversion of Preferred Shares vote in favor of a sale of the company, then such holder of Preferred Stock and Howard E. Marks Living Trust U/A Dated 12/21/2001 (Howard Marks), Marks Irrevocable Trust, and Miller Family Trust 1/2/96 (Ron Miller) and The Lee Miller Trust UA 09/05/2020 (Lee Miller) (each a “Key Holder”) will vote in favor of the transaction if such vote is solicited, refrain from exercising dissenters’ rights with respect to such sale of the company, and deliver any documentation or take other actions reasonably required. The drag-along provision is set forth in the Amended and Restated Investors’ Rights Agreements for holders of Series A Preferred Stock and Series Seed Preferred Stock and in their respective subscription agreements for holders of Series T Preferred Stock.

Right of First Refusal, Participation and Tag Along Rights

Under the Amended and Restated Investors’ Rights Agreement (for holders of Series A Preferred Stock and Series Seed Preferred Stock) and under the Subscription Agreement (for holders of Series T Preferred Stock), holders of at least 300,000 shares of Preferred Stock (as adjusted for recapitalization events) at the time of the event are entitled to a right of first refusal if we propose to issue new shares of capital stock (subject to certain exceptions). Holders of Common Stock and holders of fewer than 300,000 shares of Preferred Stock do not enjoy such rights. All holders of Series A Preferred Stock and Series Seed Preferred Stock are entitled to tag along rights if any Key Holder proposes to sell any of their respective holdings. All holders of Preferred Stock are entitled to participation rights in certain future offerings.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We are currently required to file and make available, through a link to the SEC’s website, electronic copies of the materials we file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% stockholders and amendments to those reports. Our website address is http://www.startengine.com. Information contained on the website does not constitute part of our Offering Circular. We have included our website address in this Offering Circular solely as an inactive textual reference.

Our SEC filings will also be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

If this offering extends beyond 12 months from qualification, at least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

You should read all the available information before investing.

STARTENGINE CROWDFUNDING, INC.

F-1

STARTENGINE CROWDFUNDING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2024	2023
Assets
Current assets:
Cash	$10,836,786	$12,656,298
Marketable securities	1,856	1,856
Accounts receivable, net of allowance	851,901	193,696
Other current assets	1,076,835	720,767
Total current assets	12,767,378	13,572,617

Property and equipment, net	120,096	119,723
Investments - warrants	195,487	195,487
Investments - stock	9,280,804	8,623,212
Investments - private	4,272,008	4,357,083
Investments - collectibles	2,466,176	2,446,121
Investments - real estate	2,136,628	2,136,628
Due from related party	209,190	209,190
Intangible assets	20,177,906	21,892,192
Other assets	33,853	42,138
Total assets	$51,659,526	$53,594,391

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$301,966	$278,691
Accrued liabilities	4,647,120	4,456,756
Deferred revenue	2,879,021	3,520,150
Total current liabilities	7,828,107	8,255,597

Total liabilities	$7,828,107	$8,255,597

Commitments and contingencies

Stockholders’ equity:
Series A Preferred Stock, par value $0.00001, 207,000,000 shares authorized, 185,440,880 and 185,440,880 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectfully, liquidation preference of $5,310,409 and $5,310,409 at June 30, 2024 and December 31, 2023, respectively.	5,286,667	5,286,667
Series T Preferred Stock, par value $0.00001, 99,000,000 shares authorized, 9,642,080 and 9,642,080 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively, liquidation preference of $1,414,486 and $1,414,486 at June 30, 2024 and December 31, 2023, respectively.	983,634	983,634
Series Seed Preferred Stock, par value $0.00001, 213,000,000 shares authorized, 204,810,720 and 204,810,720 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectfully, liquidation preference of $1,707,990 and $1,707,990 at June 30, 2024 and December 31, 2023, respectively.	1,706,756	1,706,756
Common stock, par value $0.00001, 1,500,000,000 shares authorized, 697,912,240 and 697,085,900 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively.	6,979	6,971
Additional paid-in capital	87,540,794	82,005,447
Noncontrolling interest	(13,251)	(13,251)
Accumulated deficit	(51,680,160)	(44,637,430)
Total stockholders’ equity	43,831,419	45,338,794
Total liabilities and stockholders’ equity	$51,659,526	$53,594,391

See accompanying notes to unaudited condensed consolidated financial statements

F-2

STARTENGINE CROWDFUNDING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Revenues	$11,866,611	$4,718,206	$21,624,208	$9,958,244

Cost of revenues	6,143,731	1,251,251	10,941,182	2,907,217

Gross profit	5,722,880	3,466,955	10,683,026	7,051,027

Operating expenses:
General and administrative	3,247,337	2,047,958	5,888,702	3,925,467
Sales and marketing	3,434,246	3,188,011	7,332,665	5,846,836
Research and development	1,745,273	1,318,812	3,786,593	2,457,220
Change in fair value of shares received for fees	273,716	476,999	658,462	953,998
Total operating expenses	8,700,572	7,031,780	17,666,422	13,183,521

Operating income (loss)	(2,977,692)	(3,564,825)	(6,983,396)	(6,132,494)

Other Expense (income)
Other expense (income), net	(13,897)	(7,915)	(22,584)	(45,175)
Total other expense (income), net	(13,897)	(7,915)	(22,584)	(45,175)

Income (loss) before provision for income taxes	(2,963,795)	(3,556,910)	(6,960,812)	(6,087,319)

Taxes - Other	58,349	18,958	81,918	25,465

Net loss	(3,022,144)	(3,575,868)	(7,042,730)	(6,112,784)
Less: net loss attributable to noncontrolling interest	—	—	—	—
Net loss attributable to stockholders	$(3,022,144)	$(3,575,868)	$(7,042,730)	$(6,112,784)

Weighted average loss per share - basic and diluted	$(0.00)	$(0.01)	$(0.01)	$(0.01)
Weighted average shares outstanding - basic and diluted	697,634,945	672,680,518	697,223,232	670,615,981

See accompanying notes to unaudited condensed consolidated financial statements

F-3

STARTENGINE CROWDFUNDING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

	Series A Preferred Stock		Series T Preferred Stock		Series Seed Preferred Stock		Common Stock		Additional	Noncontrolling	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Interest	Deficit	Total
Balance at December 31, 2022	185,440,880	$5,286,667	9,642,080	$983,634	204,810,720	$1,706,756	666,033,240	$6,660	$45,418,943	$(13,251)	$(28,261,951)	25,127,458
Sale of common stock	—	—	—	—	—	—	1,184,700	12	1,124,508	—	—	1,124,520
Offering costs	—	—	—	—	—	—	—	—	(770,651)	—	—	(770,651)
Exercise of stock options	—	—	—	—	—	—	2,261,600	23	20,971	—	—	20,994
Stock compensation expense	—	—	—	—	—	—	—	—	897,634	—	—	897,634
Net loss	—	—	—	—	—	—	—	—	—	—	(2,536,916)	(2,536,916)
Balance at March 31, 2023	185,440,880	5,286,667	9,642,080	983,634	204,810,720	1,706,756	669,479,540	6,695	46,691,405	(13,251)	(30,798,867)	23,863,039
Sale of common stock	—	—	—	—	—	—	1,702,900	1	1,900,454	—	—	1,900,455
Offering costs	—	—	—	—	—	—	—	—	(802,248)	—	—	(802,248)
Exercise of stock options	—	—	—	—	—	—	2,000	—	375	—	—	375
Stock compensation expense	—	—	—	—	—	—	—	—	1,927,283	—	—	1,927,283
SeedInvest Acquisition	—	—	—	—	—	—	19,200,000	10	23,999,990	—	—	24,000,000
Net loss	—	—	—	—	—	—	—	—	—	—	(3,575,868)	(3,575,868)
Balance at June 30, 2023	185,440,880	5,286,667	9,642,080	983,634	204,810,720	1,706,756	690,384,440	6,706	73,717,259	(13,251)	(34,374,735)	47,313,036

	Series A Preferred Stock		Series T Preferred Stock		Series Seed Preferred Stock		Common Stock		Additional	Noncontrolling	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Interest	Deficit	Total
Balance at December 31, 2023	185,440,880	$5,286,667	9,642,080	$983,634	204,810,720	$1,706,756	697,085,900	$6,971	$82,005,447	$(13,251)	$(44,637,430)	45,338,794
Sale of common stock	—	—	—	—	—	—	177,980	2	201,124	—	—	201,126
Stock compensation expense	—	—	—	—	—	—	—	—	2,666,169	—	—	2,666,169
Net loss	—	—	—	—	—	—	—	—	—	—	(4,020,586)	(4,020,586)
Balance at March 31, 2024	185,440,880	5,286,667	9,642,080	983,634	204,810,720	1,706,756	697,263,880	6,973	84,872,740	(13,251)	(48,658,016)	44,185,503
Sale of common stock	—	—	—	—	—	—	—	—	350	—	—	350
Exercise of stock options	—	—	—	—	—	—	648,360	6	13,959	—	—	13,965
Stock compensation expense	—	—	—	—	—	—	—	—	2,653,745	—	—	2,653,745
Net loss	—	—	—	—	—	—	—	—	—	—	(3,022,144)	(3,022,144)
Balance at June 30, 2024	185,440,880	$5,286,667	9,642,080	$983,634	204,810,720	$1,706,756	697,912,240	$6,979	$87,540,794	$(13,251)	$(51,680,160)	43,831,419

See accompanying notes to unaudited condensed consolidated financial statements

F-4

STARTENGINE CROWDFUNDING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2024	2023

Cash flows from operating activities:
Net loss attributable to stockholders	$(7,042,730)	$(6,112,784)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6,545	6,545
Amortization	1,714,286	—
Bad debt expense	50,972	162,535
Fair value of investments received for fees	(1,316,054)	(1,400,859)
Impairment of investments - other received for fees	658,462	953,998
Stock-based compensation	5,319,914	2,824,918
Changes in operating assets and liabilities:
Accounts receivable	(709,177)	(389,465)
Other current assets	(347,783)	31,042
Investments - private purchases, net	85,075	—
Accounts payable	23,275	(158,505)
Accrued liabilities	190,364	403,997
Deferred revenue	(641,129)	719,563
Net cash received (used) in operating activities	(2,007,980)	(3,121,550)

Cash flows from investing activities:
Investments - Collectibles sales, gross	(20,055)	566,270
Purchase of Intangible Assets	—	(121,038)
Purchase of property and equipment	(6,918)	(16,592)
Net cash received (used) in investing activities	(26,973)	428,640

Cash flows from financing activities:
Proceeds from sale of common stock	201,476	3,024,964
Offering costs	—	(1,572,900)
Proceeds from exercise of employee stock options	13,965	21,346
Net cash provided by financing activities	215,441	1,473,410

(Decrease)in cash and restricted cash	(1,819,512)	(1,219,500)
Cash and restricted cash, beginning of period	12,656,298	15,460,469
Cash and restricted cash, end of period	$10,836,786	$14,240,969

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$81,918	$25,465
Non Cash Investing & Financing Activities
Purchase of SeedInvest Intellectual Property with Common Stock	$—	$24,000,000

See accompanying notes to unaudited condensed consolidated financial statements

F-5

STARTENGINE CROWDFUNDING, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – NATURE OF OPERATIONS

StartEngine Crowdfunding, Inc. (the “Company”) was formed on March 19, 2014 (“Inception”) in the State of Delaware. The Company was originally incorporated as StartEngine Crowdsourcing, Inc. and changed to the current name on May 8, 2014. The Company’s headquarters are located in Burbank, California.

The Company aims to revolutionize the startup financing model by helping both accredited and non-accredited investors invest in private companies on a public platform. StartEngine Crowdfunding Inc. has wholly-owned subsidiaries, StartEngine Capital LLC, StartEngine Secure LLC, StartEngine Assets LLC and StartEngine Primary LLC. StartEngine Capital LLC is a funding portal registered with the US Securities and Exchange Commission (SEC) and a member of the Financial Industry Regulatory Authority (FINRA), StartEngine Secure LLC is a transfer agent registered with the SEC. StartEngine Assets LLC was formed in 2020 to buy, hold and manage assets in various asset classes such as real estate, automobiles, luxury goods and royalty-producing intangible assets. StartEngine Primary LLC was formed in October 2017 and received approval to operate as a registered broker-dealer in July 2019. On April 16, 2020, StartEngine Primary LLC received approval to operate as an alternative trading system. Since 2023, the Company has been providing accredited investors the opportunity to purchase membership interests in funds (“SE Funds”) which own shares of venture capital backed, late-stage private companies via its StartEngine Private product offering. The SE Funds are managed by StartEngine Private Manager LLC and advised by StartEngine Adviser LLC, an exempt reporting adviser. The Company’s mission is to empower thousands of companies to raise capital and create significant amounts of jobs over the coming years.

Management Plans

The Company’s revenue producing activities commenced in 2015 with the approved start of Title IV of the JOBS Act, which created new rules for Regulation A, and increased since then with the start of Regulation Crowdfunding under Title III of the JOBS Act. Because this is a relatively new industry, there is a level of uncertainty about how fast the volume of activity will increase and how future regulatory requirements may change the landscape as well as the cost of maintaining our market share as well as entrance of other players. Because there is a level of uncertainty and because we are still in the early stages of these new regulations, the Company is expected to incur losses until such time that the volume of Regulation A, Regulation D and Regulation Crowdfunding campaigns and the investments in those campaigns is sufficient for revenues derived from those campaigns to cover its costs. These factors could indicate substantial doubt about the Company’s ability to continue as a going concern.

The Company has cash and cash equivalents of approximately $10.8 million, which its management believes will cover losses for the foreseeable future. The Company’s management believes that any substantial doubt about the Company’s ability to continue as a going concern has been alleviated.

On May 6, 2024, StartEngine Crowdfunding Inc. split its designated “Common Stock” and “Preferred Stock” on a 20 for 1 basis. The total number of shares of Common Stock that the Company is authorized to issue was increased to 1,500,000,000 shares after the split. The total number of shares of Preferred Stock that the Company is authorized to issue was increased to 519,000,000 after the split. Accordingly, all share and per share amounts for all periods presented in the condensed consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this stock split.

Restatement

During preparation for financial reporting related to the three and six months ended June 30, 2024, the Company discovered certain errors in previously reported financial statements for the three and six months ended June 30, 2023. The Company’s management conducted an investigation with the Company’s independent auditors. As a result of this investigation, the Company determined that several accounts required correction to be in accordance with US GAAP. In addition, certain footnotes to such financial statements were required as a result of such changes. Accordingly, the Company made certain corrections to previously reported financial statements for the three and six months ended June 30, 2023, as more fully described below.

The restatement also includes corrections for other errors identified as immaterial, individually and in the aggregate, to our consolidated financial statements.

F-6

Descriptions of Misstatements

a.	Annualization of stock impairment: While reviewing the Company’s investments – stock assets, it was determined that the value of the stocks needed to be written down. This entry was booked in Q4 2024 as part of the Company’s 2023 year end audit. In reviewing this entry, the impairment would need to be conducted on a quarterly basis to be in compliance with GAAP. To correct this, the Company annualized the write down in to 4 equal amounts to hit each quarter.

Description of Restatement Tables

The following tables present the impact of the restatements on our previously reported statement of operations, and cash flows for the three and six months ended June 30, 2023.

Statement of Operations – Quarter to Date:

	Three Months Ended June 30, 2023
	Previously
	Reported	Adjustment	As Restated
Revenue	$(4,718,206)	$—	$(4,718,206)
Cost of Revenue	1,251,251	—	1,251,251
G&A	2,047,958	—	2,047,958
Sales and Marketing	3,188,011	—	3,188,011
R&D	1,318,812	—	1,318,812
Impairment - shares	—	476,999	476,999 (a)
Other Income/Expense	(7,915)	—	(7,915)
Income taxes	18,958	$—	$18,958
Net Loss	$3,098,869	476,999	3,575,868

Statement of Operations – Year to Date

	Six Months Ended June 30, 2023
	Previously
	Reported	Adjustment	As Restated
Revenue	$(9,958,244)	$—	$(9,958,244)
Cost of Revenue	2,907,217	—	2,907,217
G&A	3,925,467	—	3,925,467
Sales and Marketing	5,846,836	—	5,846,836
R&D	2,457,220	—	2,457,220
Impairment - shares	—	953,998	953,998 (a)
Other Income/Expense	(45,175)	—	(45,175)
Income taxes	25,465	$—	$25,465
Net Loss	$5,158,786	953,998	6,112,784

F-7

Statement of Cash Flows

	Six Months Ended June 30, 2023
	Previously
	Reported	Adjustment	As Restated
Cash flows from operating activities:
Net loss attributable to stockholders	$(5,158,786)	$(953,998)	$(6,112,784) (a)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6,545	—	6,545
Bad debt expense	162,535	—	162,535
Fair value of investments received for fees	(1,400,859)	—	(1,400,859)
Impairment of investments - other received for fees	—	953,998	953,998 (a)
Stock-based compensation	2,824,918	—	2,824,918
Changes in operating assets and liabilities:
Accounts receivable	(552,000)	—	(552,000)
Other current assets	31,042	—	31,042
Accounts payable	(158,505)	—	(158,505)
Accrued liabilities	403,997	—	403,997
Deferred revenue	719,563	—	719,563
Net cash received (used) in operating activities	(3,121,550)	—	(3,121,550)

Cash flows from investing activities:
Investments - Collectibles purchases, gross	566,270	—	566,270
Purchase of Intangible Assets	(121,038)	—	(121,038)
Purchase of property and equipment	(16,592)	—	(16,592)
Net cash received (used) in investing activities	428,640	—	428,640

Cash flows from financing activities:
Proceeds from sale of common stock	3,024,964	—	3,024,964
Offering costs	(1,572,900)	—	(1,572,900)
Proceeds from exercise of employee stock options	21,346	—	21,346
Net cash provided by financing activities	1,473,410	—	1,473,410

(Decrease) in cash and restricted cash	(1,219,500)	—	(1,219,500)
Cash and restricted cash, beginning of period	15,460,469	—	15,460,469
Cash and restricted cash, end of period	$14,240,969	$—	$14,240,969

F-8

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (GAAP) and applicable rules and regulations of the Securities and Exchange Commission regarding interim financial reporting. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. As such, the information included in this quarterly report on Form 10-Q should be read in conjunction with the condensed consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2023. The condensed consolidated balance sheet as of December 31, 2023 included herein was derived from the audited financial statements as of that date but does not include all disclosures including notes required by GAAP. The condensed consolidated financial statements include the accounts of StartEngine Crowdfunding, Inc., its subsidiaries where we have controlling financial interests, and any variable interest entities for which we are deemed to be the primary beneficiary. All intercompany balances and transactions have been eliminated. The accompanying condensed consolidated financial statements reflect all normal recurring adjustments that are necessary to present fairly the results for the interim periods presented. Interim results are not necessarily indicative of the results for the full year ending December 31, 2024.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of StartEngine Crowdfunding, Inc.’s wholly-owned subsidiaries, StartEngine Capital LLC, StartEngine Secure LLC, StartEngine Primary LLC, StartEngine Assets LLC StartEngine Adviser LLC and StartEngine Private Manager LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of expenses during the reporting periods. Significant estimates include the value of marketable securities, the value of stock and warrants received as compensation and collectability of accounts receivable. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2024. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. The following are level 1, 2 and 3 assets.

F-9

Level 1

Investments: Marketable securities are made up of mutual funds and shares of common stock that are valued based on quoted prices in active markets.

Non-Fungible Token (“NFT”): Blockchain based collectible images that are valued based on quoted prices in active markets.

Level 2

Investments - warrants (public portfolio): Fair value measurements of warrants of publicly traded portfolio companies are valued based on the Black-Scholes option pricing model. The model uses the price of publicly traded companies (underlying stock price), stated strike prices, warrant expiration dates, the risk-free interest rate and market-observable volatility assumptions based on comparable public company.

Level 3

Investments - warrants (private portfolio): Fair value measurements of warrants of private portfolio companies are priced based on a modified Black-Scholes option pricing model to estimate the asset value by using stated strike prices, warrant expiration dates modified to account for estimates to actual life relative to stated expiration, risk-free interest rates, and volatility assumptions based on comparable public companies. Option volatility assumptions used in the modified Black-Scholes model are based on public companies who operate in similar industries as companies in our private company portfolio. For these warrants, the fair value of the underlying stock is an unobservable input consistent with Investment - stocks noted above. Certain adjustments may be applied as determined appropriate by management for lack of liquidity.

Investments – stock: Fair value measurements of stocks of private portfolio companies are prices based on a combination of issuer activity and the price of new issuances. The Company, on an annual basis, will review any new offerings from issuers and compare the offering price of the stock in the new issuance compared to the original value of the stock held. The Company will mark the held stock to the new stock price and adjust the carrying value accordingly. If an issuer has not made an offering in the year in review, the company will apply a flat 33% write down to the stock carrying value as a means of estimating the volatility and illiquidity of a privately held stock.

The following fair value hierarchy table presents information about our assets and liabilities that are measured at fair value as of June 30, 2024:

	Level 1	Level 2	Level 3	Total
Marketable securities	—	1,856	—	1,856
Investment - warrants	—	—	195,487	195,487
Investment - stock	270,867	—	9,009,937	9,280,804
Non-Fungible Token ("NFT")	611	—	—	611
	$271,478	$1,856	$9,205,424	$9,478,758

The following fair value hierarchy table presents information about our assets and liabilities that are measured at fair value as of December 31, 2023:

	Level 1	Level 2	Level 3	Total
Marketable securities	—	1,856	—	1,856
Investment - warrants	—	—	195,487	195,487
Investment - stock	381,897	—	8,241,315	8,623,212
Non-Fungible Token ("NFT")	730	—	—	730
	$382,627	$1,856	$8,436,802	$8,821,285

F-10

The following table presents additional information about transfers in and out of Level 3 assets measured at fair value for the six months ended June 30, 2024 as it relates to investments:

	Investments-	Investments-
	Warrants	Stock
Fair value at December 31, 2023	$195,487	$8,623,212
Receipt of investments	—	1,316,054
Change in fair value	—	(658,462)
Fair value at June 30, 2024	$195,487	$9,280,804

The following range of variables were used in valuing Level 3 warrant assets during the six months ended June 30, 2024:

2024
Expected life (years)	1.42 - 3.58
Risk-free interest rate	4.33 - 4.33%
Expected volatility	36.0 - 102.00%
Annual dividend yield	0%
Underlying share values	$0.30 – $100.00
Strike Price	$0.30 – $100.00

For Investments — Warrants, the primary and most significant unobservable input relates to the underlying share value of the issuers for which we receive warrants. In all cases, there were sales of the stock to the public through Regulation Crowdfunding, Regulation A, or a Regulation D funding mechanism, but such sales are often not to the level that an active market existed or exists. After the sales, such shares are often illiquid, and a change in valuation is often difficult to determine due to the lack of information available. Information regarding these unobservable inputs could correspondingly change the value of these assets.

For warrants, the Company also adjusts the expected life of certain warrants to account for potential liquidation events, as well as doubts regarding the ability for the issuer companies to continue as a going concern. The quantitative measure used is based upon Black-Scholes modeling. Significant judgment is required by Management in selecting unobservable inputs, and accordingly a change in the assumptions used for the valuation could cause the value to be significantly different. In general, increases in underlying share prices, expected life and volatility, increase the value of the warrants, whereas decreases would reduce the value.

For Investments – Stock, the primary and most significant unobservable input relates to the share value of the issuers. In all cases, there were sales of the stock to the public through Regulation Crowdfunding, Regulation A, or a Regulation D funding mechanism, but such sales are often not to the level that an active market existed or exists. After the sales, such shares are often illiquid, and a change in valuation is often difficult to determine due to the lack of information available. Information regarding these unobservable inputs could correspondingly change the value of these assets.

Accounts Receivable

Accounts receivables are recorded at the invoiced amount and are non-interest-bearing. The Company maintains an allowance for doubtful accounts to reserve for potential uncollectible receivables. The allowance for doubtful accounts as of June 30, 2024 and December 31, 2023 was $115,471 and $179,388, respectively. Bad debt expense for six months ended June 30, 2024 and 2023 was $50,972 and $162,535, respectively.

As of June 30, 2024 the Company had no accounts receivable over 90 days.

Investment Securities

Marketable Securities

Our marketable securities consist of mutual funds and common stock equities that are tradable in an active market. Unrealized gains and losses on available-for-sale securities, net of applicable taxes, are reported as a component of other income, net in the accompanying condensed consolidated statements of operations.

Non-Marketable and Other Securities

Non-marketable and other securities include investments in non-public equities. Our accounting for investments in non-marketable and other securities depends on several factors, including the level of ownership, power to control and the legal structure of the subsidiary making the investment. As further described below, we base our accounting for such securities on: (i) fair value accounting, (ii) equity method accounting, and (iii) cost method accounting.

F-11

Investments – Warrant Assets

In connection with negotiated platform fee agreements, we may obtain warrants giving us the right to acquire stock in companies undergoing Regulation A offerings. We hold these assets for prospective investment gains. We do not use them to hedge any economic risks, nor do we use other derivative instruments to hedge economic risks stemming from these warrants.

We account for warrants in certain private and public (or publicly traded under the provisions of Regulation A) client companies as derivatives when they contain net settlement terms and other qualifying criteria under ASC 815, Derivatives and Hedging. In general, the warrants entitle us to buy a specific number of shares of stock at a specific price within a specific time period. Certain warrants contain contingent provisions, which adjust the underlying number of shares or purchase price upon the occurrence of certain future events. Our warrant agreements typically contain net share settlement provisions, which permit us to receive at exercise a share count equal to the intrinsic value of the warrant divided by the share price (otherwise known as a “cashless” exercise). These warrants are recorded at fair value and are classified as Investments - warrants on our condensed consolidated balance sheet at the time they are obtained and remeasured each reporting period.

The grant date fair values of warrants received in connection with services performed are deemed to be revenue and recognized upon receipt.

Any changes in fair value from the grant date to fair value of warrants will be recognized as increases or decreases to investments on our condensed consolidated balance sheets and as a component of operating expenses on our condensed consolidated statements of operations.

In the event of an exercise for shares, the basis or value in the securities is reclassified from Investment - warrants to marketable securities or non-marketable securities, as described below, on the condensed consolidated balance sheet on the latter of the exercise date or corporate action date. The shares in public companies, or companies that trade over-the-counter as allowed by Regulation A, are classified as marketable securities (provided they do not have a significant restriction from sale). The shares in private companies without an active trading market are classified as non-marketable securities.

The fair value of the warrants portfolio is a critical accounting estimate and is reviewed each reporting period. We value our warrants using a modified Black-Scholes option pricing model, which incorporates the following significant inputs, in addition to certain adjustments for general lack of liquidity:

•	An underlying asset value, which is estimated based on current information available in valuation reports, including any information regarding subsequent rounds of funding or the performance of a company.

•	Stated strike price, which can be adjusted for certain warrants upon the occurrence of subsequent funding rounds or other future events.

•	Price volatility or risk associated with possible changes in the warrant price. The volatility assumption is based on historical price volatility of publicly traded companies within indices or companies similar in nature to the underlying client companies issuing the warrant.

•	The expected remaining life of the warrants in each financial reporting period.

•	The risk-free interest rate is derived from the Treasury yield curve and is calculated based on the risk-free interest rates that correspond closest to the expected remaining life of the warrant on the date of assessment.

•	The Company received no warrants during the period and did not impair the warrants currently held.

F-12

Investments - Stock

In connection with negotiated platform fee agreements, the Company obtains shares of stock in its customers. Our accounting for investment in our customers stock depends on several factors, including the level of ownership, and power to control. We base our accounting for such securities on: (i) fair value accounting, (ii) equity method accounting, and (iii) cost method accounting. As the stock received from customers have no readily determinable fair values and generally represent small amounts of ownership in our customers, the Company accounts for this stock received using the cost method, less adjustments for impairment in accordance with ASC 321-10-35-2. During the six months ended June 30, 2024 and 2023, the Company received stock with a cost of $1,316,054 and $1,400,548, respectively, as payment for fees. During the six months ended June 30, 2024 and 2023, impairment expense related to shares received amounted to $658,462 and $953,998 respectively.

Investments – Private

The Company purchases shares of venture capital backed, late-stage private companies and records the purchases at cost. The cost of the underlying asset includes the purchase price, and acquisition expenses, which include all fees, costs and expenses incurred in connection with the evaluation, investigation, and acquisition of the underlying securities. The Company purchases the private company shares either directly or through other special purpose vehicles and after a certain period of time sells its investment to an SE Fund. Each time the company sells shares to the SE Funds, it reduces its holdings by the cost basis of the sale.

Below is a breakdown of the StartEngine Private assets held by industry at the end of the reporting period, each of these investments are small minority stakes in the underlying companies.

Industry	Investment
Food and Beverage Industry	515,238
Fintech	746,160
AI Hardware	751,209
AI Software	839,606
Energy	104,957
Sports	38,210
Aerospace	474,763
Sales Technology	801,866
Total	4,272,008

Our cost of revenues during the six months ended June 30, 2024 was $10,941,182, which represented an increase of $8,033,965, or 276% from the amounts during the same period in 2023 due to increased costs related to due diligence on new issuers, StartEngine no longer passing through credit card costs to new issuers as of Q2 2023 and the addition of selling costs related to StartEngine Private which includes the cost basis including transaction costs of the private company shares sold into the offerings as well as commission for sales of the issuance. The costs of revenues for StartEngine Private was $7,473,665 for the six months ended June 30, 2024, and our gross margin for this product in 2023 was 35%.

Investments – Collectibles

The Company, through its subsidiary, purchases collectibles including art, wine, memorabilia, and other collectible assets, and are recorded at cost. The cost of the underlying asset includes the purchase price, including any deposits for the underlying asset and acquisition expenses, which include all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of the underlying assets.

The Company treats the underlying assets as long-lived assets, and the underlying assets will be subject to an annual test for impairment and will not be depreciated or amortized. These long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

F-13

The underlying assets are purchased by our subsidiary, StartEngine Assets, LLC, (the “Administrative Manager”) and sold to our Series LLC subsidiary collectible funds for cash or a promissory note. The Series uses the proceeds of the offering to pay off the note. Acquisition expenses are typically paid for in advance by the Administrative Manager and are reimbursed by the Series from the proceeds of the offering in accordance with the offering circular. All such transactions are eliminated in consolidation.

The Company discontinued the offerings of Collectibles in Q3 2023 and is no longer offering purchases in these investments. The Company intends to sell its remaining held assets.

The below is a breakdown of the types of collectibles and their value held as of June 30, 2024 and December 31, 2023:

	Period Ended June 30,	Period Ended December 31,
	2024	2023
Wine	$298,534	$278,360
Trading Cards	466,484	466,484
Artwork	1,322,942	1,322,942
Comic Books	324,477	324,477
NFT	611	730
Watches	53,128	53,128

Total collectibles	$2,466,176	$2,446,121

Investments – Real Estate

StartEngine has invested $2,136,628 to purchase a membership interest in an LLC that owns one residential apartment building in California as of June 30, 2024. The company values this interest via the adjusted cost measurement alternative per ASC 321-10-35-2, noting it records the initial measurement at fair value, and in subsequent reporting periods, report changes in the fair value of such equity investments in net income. As the underlying building does not have a readily available fair market value, the company alternatively measures the investment at cost, minus impairment, if any, plus or minus adjustments through income for observable price changes. To date, the investment has not had any observable price changes, and as such, has not been impaired.

Noncontrolling Interest

The Company presents third party minority interests in subsidiaries in accordance with ASC 810, Consolidation. Under that topic, such minority interests are presented on the Company’s balance sheet within the equity section as noncontrolling interest.

Equity Offering Costs

The Company accounts for offering costs in accordance with ASC 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed. Offering costs $802,248 and $1,572,900 were charged to stockholders’ equity during the three and six months ended June 30, 2023.

Revenue Recognition

The Company accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers. ASC 606 contains a framework for analyzing potential revenue transactions by identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations in the contract, and recognizing revenue when (or as) the Company satisfies a performance obligation.

The Company recognizes revenues from Regulation A and Regulation D platform fees at an agreed-upon rate. In 2023 the rate was a percentage of the capital raised. Platform fees are paid to the Company from customers’ escrow accounts. For certain Regulation A offerings, the Company earns a portion of its platform fees in warrants or shares. The grant date fair values of shares and warrants received are recognized as revenue when earned. The Company’s performance obligations are satisfied as services are rendered throughout the duration of the campaign.

Revenues from Regulation Crowdfunding platform fees are recognized at an agreed-upon rate based on the amount invested in an offering. Platform fees are due upon the disbursement of funds from escrow and are paid to the Company from customers’ escrow accounts. The Company’s performance obligations are satisfied as services are rendered throughout the duration of the campaign.

F-14

The Company provides marketing services branded under the name “StartEngine Premium” for its Regulation Crowdfunding issuers as part of services offered. The Company invoices for these services upon an issuer launching a campaign. If the campaign fails to launch, no amounts are due.

The Company provides transfer agent services branded under the name “StartEngine Secure” through its registered transfer agent subsidiary, StartEngine Secure, LLC. The Company enters into an agreement with issuers for an annual term that commences from the date the issuers’ Regulation Crowdfunding or Regulation A offering launches and renews annually unless cancelled prior to renewal. Initial payment of services is paid from funds of the offering and is non-refundable. Renewals are invoiced on the first day of each annual period and are not subject to cancellation. The initial payment is paid from funds of the offering and is non-refundable. The transfer agent services represent a single performance obligation and is deferred over 12 months, which is the period over which the Company’s performance obligations are to be satisfied. Fees for transfer agent services are charged based on a per investor basis, subject to certain maximums. The Company may also invoice customers for ancillary services such as but not limited to: recording of stock splits, change of address, or other services. These services are provided and earned at a point-in-time based on defined amounts in the agreement. Payment for StartEngine Secure services are generally paid via customers’ escrow account, in full, during the initial year and billed to the client for cash payment for subsequent years if the customer does not have a follow-on offering or to the extent amounts in escrow are not sufficient. There are no significant judgments related to this revenue stream.

The Company provides services to investors branded the StartEngine Venture club (formerly OWNers bonus) program. The general public can become members of the StartEngine Venture Club program on StartEngine’s website for $275 per year. The Venture Club entitles members to 10% bonus shares on all investments they make in offerings on StartEngine where the issuer chooses to participate in the program. Issuers using our broker-dealer and funding portal services can choose to participate in our Venture Club program with respect to the offerings they are making under Regulation A or Regulation CF. Those issuers will grant bonus shares in their offerings to members of the StartEngine Venture Club program. The bonus shares are included in the offering statements filed with the SEC, and therefore offered and sold in reliance on Regulation A or Regulation CF, respectively. The Venture Club program provides member priority access to certain collectibles being offered through one of our subsidiary Series LLC offerings, notification of new bonus eligible launches and the ability to move to the front of the line on investment waitlists, and lower trading fees on StartEngine Secondary. The Company recognizes the revenue associated with memberships over 12 months, which is the term of the membership. There are no significant judgments related to this revenue stream. Such revenues are included in Venture Club revenue noted below.

The Company provides accredited investors the opportunity to purchase membership interests in funds  (“SE Funds”), via StartEngine Private, which own shares of venture capital backed, late-stage private companies via its StartEngine Private product offering. The SE Funds are managed by StartEngine Adviser LLC (“SE Adviser”), which is a subsidiary of the Company that is an investment adviser that qualifies as an Exempt Reporting Adviser under Rule 203(m)-1 under the Investment Advisers Act of 1940. The SE Funds sell their shares in offerings that are exempt from registration under Section 4(a)(2) of the Securities Act of 1933 and specifically Regulation D promulgated thereunder. Such offerings are marketed to accredited investors by the Company’s FINRA-member and SEC-registered broker-dealer subsidiary, StartEngine Primary LLC (“SE Primary”). The Company purchases the private company shares either directly or through other special purpose vehicles and after a certain period of time sells its investment to an SE Fund.  The Company takes principal risk in its acquisition of the private company shares and can recognize gross revenue from their sale to the SE Funds. Revenue can be recognized upon each such transaction with an SE Fund.

The Company hosts periodic events, such as summits, and recognizes revenues from ticket sales and sponsorships. Payments from event attendees and event sponsors received prior to each event are deferred and recognized in revenue once the event occurs.

The Company also provides other ancillary bundled professional services, which are recognized as such services are rendered.

In all instances, as a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

The Company’s contracts with customers generally have a term of one years or less. The Company had deferred revenue of $2,879,021 and $3,520,150 as of June 30, 2024 and December 31, 2023, respectively, related to performance obligations yet to be fulfilled. The Company had no customer contract assets.

F-15

During the three and six months ended June 30, 2024 and 2023, revenue was made up of the following categories associated with the above-described services:

	Three Months	Three Months	Six Months	Six Months
	Ended June 30,	Ended June 30,	Ended June 30,	Ended June 30,
	2024	2023	2024	2023
Regulation Crowdfunding platform fees	$2,711,236	$2,308,403	$5,261,337	$5,201,644
Regulation A commissions	203,527	287,004	517,607	696,545
StartEngine Premium	497,500	676,744	983,500	1,499,244
StartEngine Secure	272,221	420,874	538,388	753,294
StartEngine Private	6,773,806	—	11,485,563	—
Venture Club (formerly OWNers Bonus) revenue	1,372,147	901,337	2,722,919	1,683,673
Other service revenue	36,174	123,844	114,894	123,844

Total revenues	$11,866,611	$4,718,206	$21,624,208	$9,958,244

Cost of Revenues

Cost of revenues consists of internal employees, hosting fees, processing fees, and certain software subscription fees that are required to provide services to our issuers. Additionally, cost of revenues consists of cost basis of the private stock purchased by the Company which is sold into the offerings as well as commission for sales of the issuance. Our cost of revenues for the three and six months ended June 30, 2024 and 2023 was $6,143,731 and $10,941,182 and $1,251,251 and $2,907,217. The costs of revenues for StartEngine Private for the three and six months ended June 30, 2024 and 2023 was $4,191,253 and $0 and $7,473,665 and $0 and our gross margin for this product for three and six months ended June 30, 2024 was 38% and 35%. Our total gross margin for three and six months ended June 30, 2024 and 2023 were 48% and 49% and 73% and 71%.

Research and Development

We incur research and development costs during the process of researching and developing our technologies and future offerings. Our research and development costs consist primarily of non-capitalizable engineering fees for both employees and consultants related to our website and future product offerings, email and other tools that are utilized for client related services and outreach. During the three and six months ended June 30, 2024 and 2023, research and development costs were $1,745,273 and $3,786,593, and $1,318,812 and $2,457,220 respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock-based compensation expense recognized includes the compensation cost for all stock-based payments granted to employees, officers, and directors based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or canceled during the periods reported. Stock-based compensation is recognized as an expense over the employee’s requisite vesting period and over the nonemployee’s period of providing goods or services. The Company recognized a significant increase in Stock-Based Compensation year over year as both the fair value grant and the employee count increased, further increasing the a granted.

F-16

Earnings per Common and Common Equivalent Share

The computation of basic earnings per common share (“EPS”) is computed using the weighted average number of common shares outstanding during the year. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus common stock equivalents which would arise from the exercise of securities outstanding using the treasury stock method and the average market price per share during the period. Options and convertible preferred stock which are common stock equivalents are not included in the diluted earnings per share calculation for the six months ended June 30, 2024 and 2023 as the effects would be anti-dilutive. Approximately 399.9 million dilutive shares were excluded from the three- and six-months period ended June 30, 2024 and 2023, respectively, EPS calculation as their impact is antidilutive. See Note 7 for a calculation of options outstanding as of June 30, 2024.

The weighted average shares outstanding – diluted is calculated as follows for the period ended June 30, 2024 and 2023:

June 30,
2024
Weighted average shares outstanding - basic	697,223,232
Weighted average shares outstanding - diluted	697,223,232

June 30,
2023
Weighted average shares outstanding - basic	690,384,440
Weighted average shares outstanding - diluted	690,384,440

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

At times, the Company may have certain vendors or customers that make up over 10% of the balance at any given time. However, the Company is not dependent on any single or group of vendors or customers, and accordingly, the loss of any such vendors or customers would not have a significant impact on the Company’s operations.

Recent Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in the ASC. There have been a number of ASUs to date that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our condensed consolidated financial statements.

NOTE 3 – MARKETABLE SECURITIES AND INVESTMENTS

Marketable Securities

Marketable securities consisted of the following as of June 30, 2024 and December 31, 2023:

	June 30, 2024	December 31, 2023
Common stock	$1,856	$1,856
	$1,856	$1,856

Investments – Warrant Assets

Equity warrants, as described in Note 2, are equity warrants received for services provided. The warrants are valued on the date they are earned in accordance with revenue recognition criteria and again at each reporting date.

F-17

Investments – Stock

Investments - stock, as described in Note 2, consist of shares the Company holds in various companies that launched on its platform received in exchange for services provided. The shares are recorded at cost less any impairment.

NOTE 4 – PROPERTY AND EQUIPMENT

As of June 30, 2024 and December 31, 2023, property and equipment consisted of the following:

	June 30, 2024	December 31, 2023
Computer equipment	$167,702	$160,784
Software	3,753	3,753
Total property and equipment	171,455	164,537
Accumulated depreciation	(51,359)	(44,814)
	$120,096	$119,723

Depreciation expense for the three and six months ended June 30, 2024 and 2023 was $3,273 and $6,545 and $3,273 and $6,545, respectively.

NOTE 5 – INTANGIBLE ASSETS

Intangibles – SeedInvest

On May 5, 2023, StartEngine Crowdfunding, Inc. (“StartEngine”) completed its purchase of substantially all of the assets of the SeedInvest business as conducted by Circle Internet Financial Limited through its subsidiary Pluto Holdings, LLC, a Delaware limited liability company (“Pluto Holdings”) and through SI Securities, LLC, a New York limited liability company (“SI Securities”), and SeedInvest Technology, LLC, a New York limited liability company, each a wholly-owned subsidiary of Pluto Holdings (“SeedInvest Technology,” collectively, with the assets acquired from Pluto Holdings and SI Securities, “SeedInvest”). This agreement specifically does not include the registered broker-dealer or the Alternative Trading System (“ATS”) belonging to SeedInvest. The total consideration for the purchase is 19,200,000 shares of StartEngine’s common stock, which based on StartEngine’s previous Regulation A offering price of $1.25 per share would be valued at $24 million. The acquisition included intellectual property including the customer list of SI Securities as well as other digital assets.

The Company adheres to the provisions of ASC 350 – Intangibles – Goodwill and Other concerning the valuation and presentation of intangible assets. The Company determined the useful life of 7 years for the purchased assets based on historical investment data for users of the StartEngine platform. In 2023, the Company received investments from users with accounts created from 2015-2023 and have seen a continuation of that trend in to 2024. As the Company continues to provide new offerings and work on outreach to users, we believe that this purchase will maintain its useful life for the duration. This amortization will begin in Q3 2023 and continue until the end of Q2 2030.

As part of the acquisition of the SeedInvest business, the Company acquired a significant intangible asset in the form of a customer list. At the time of acquisition, the Company determined the fair value of the acquired assets, noting that approximately 100% of the gross assets acquired was concentrated in the customer list. The value of intellectual property and various immaterial contracts with vendors was deemed insignificant, and no fair value was assigned to those assets. All contracts have since been canceled, and the SeedInvest webpage and domain are solely used as a redirect to the Company’s site, where users must set up new accounts with the Company. The acquisition did not include any fixed assets, vehicles, equipment, machinery, tools, furnishings, computer hardware, or fixtures, as outlined in Section 2.1(b) of the Asset Purchase Agreement.

In accordance with the guidance in FASB ASC 350-30-35-14, the Company evaluates the customer list for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test for intangible assets with indefinite useful lives involves comparing the fair value of the intangible asset with its carrying amount. If the carrying amount exceeds the fair value, an impairment loss is recognized in an amount equal to that excess.

The Company considers various factors that may indicate impairment of the customer list, including but not limited to:

•	Declines in customer retention rates.
•	Reductions in revenue per customer.
•	Changes in market conditions affecting the value of the customer relationships.

F-18

Strategic shifts that alter the utility of the acquired customer list.

As of June 30, 2024, the gross carrying amount of the purchase was $24,121,040, accumulated amortization is $3,963,133 and the estimated aggregate amortization for the five succeeding fiscal years is $17,229,314.

2024	3,445,863
2025	3,445,863
2026	3,445,863
2027	3,445,863
2028	3,445,863
Total	17,229,315

NOTE 6 – COMMITMENTS AND CONTINGENCIES

The Company is currently not involved with and does not know of any pending or threatening litigation against the Company or any of its officers.

NOTE 7 – STOCKHOLDERS’ EQUITY

Preferred Stock

As of June 30, 2024, the Company has authorized the issuance of 519,000,000 shares of our preferred stock with par value of $0.00001. Of these authorized shares, 207,000,000 are designated as Series A, 99,000,000 are designated as Series T, and 213,000,000 are designated as Series Seed.

Series A Preferred Stock

The Series A has liquidation priority over the Series Seed and common stock. In the event of the liquidation, dissolution or winding up of the Company, the Series A shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, before any payment is made to Series Seed or common stock, liquidation distributions, which will be paid ratably with the Series T in proportion to its respective liquidation preference. Holders of Series A will receive an amount equal to $0.0286 per share, as adjusted, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon such event the assets of the Company legally available for distribution are insufficient to permit payment of the full preferential amount, the entire assets available for distribution to stockholders shall be distributed to the holders of the Series A and Series T ratably in proportion to the full preferential amounts for which they are entitled. The Series A votes on an as-converted basis. The Series A is convertible by the holder at any time after issuance at the conversion price, which equates to a one-to-one basis for common stock. The Series A is automatically convertible into common stock upon the earlier of 1) the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of preferred stock or 2) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, coverts the offer and sale of common stock at an offering price of not less than $0.1430 per share, as adjusted, with aggregate gross proceeds to the Company of not less than $15,000,000. In addition, the Series A has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

F-19

Series T Preferred Stock

The Series T have liquidation priority over the Series Seed and common stock. In the event of the liquidation, dissolution or winding up of the Company, the Series T shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, before any payment is made to Series Seed or common stock, liquidation distributions, which will be paid ratably with the Series A in proportion to its respective liquidation preference. Holders of Series T will receive an amount equal to $0.1465 per share, as adjusted, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon such event the assets of the Company legally available for distribution are insufficient to permit payment of the full preferential amount, the entire assets available for distribution to stockholders shall be distributed to the holders of the Series A and Series T ratably in proportion to the full preferential amounts for which they are entitled. The Series T votes on an as-converted basis. The Series T is convertible by the holder at any time after issuance at the conversion price, which equates to a one-to-one basis for common stock. The Series T is automatically convertible into common stock upon the earlier of 1) the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of preferred stock or 2) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, coverts the offer and sale of common stock at an offering price of not less than $0.1465 per share, as adjusted, with aggregate gross proceeds to the Company of not less than $15,000,000. In addition, the Series T has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

Series Seed Preferred stock

The Series Seed have liquidation priority over the common stock. In the event of the liquidation, dissolution or winding up of the Company, the Series Seed shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, after any payment made to Series A and Series T, but before any payment is made to the Company’s common stock, an amount equal to $0.0083 per share, as adjusted, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon such event the assets of the Company legally available for distribution are insufficient to permit payment of the full preferential amount, the entire assets available for distribution to stockholders shall be distributed to the holders of Series A and Series T first, then ratably in proportion to the full preferential amounts for which they are entitled to the Series Seed. The Series Seed votes on an as-converted basis. The Series Seed is convertible by the holder at any time after issuance at the conversion price, which equates to a one-to-one basis for common stock. The Series Seed is automatically converted into common stock upon the earlier of 1) the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of preferred stock or 2) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, converts the offer and sale of common stock at an offering price of not less than $0.1430 per share, as adjusted, with aggregate gross proceeds to the Company of not less than $15,000,000. In addition, the Series Seed has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

The following table summarizes the designation, shares authorized, and shares outstanding for the Company’s Preferred Stock:

Preferred Stock Series Designation	Shares Authorized	Shares Outstanding
Series Seed	213,000,000	204,810,720
Series A	207,000,000	185,440,880
Series T	99,000,000	9,642,080

Common Stock

As of June 30, 2024 we had authorized the issuance of 1,500,000,000 shares of our common stock with par value of $0.00001.

During the six months ended June 30, 2024, the Company sold 177,980 shares of common stock through its Regulation A offering for gross proceeds of $201,476 and incurred offering costs of $0.

During the six months period ended June 30, 2023, the Company sold 2,887,600 shares of common stock through its Regulation A offering for gross proceeds of $3,024,964 and incurred offering costs of $1,572,899.

F-20

Stock Options

In 2015, our Board of Directors adopted the StartEngine Crowdfunding, Inc. 2015 Equity Incentive Plan (the “2015 Plan”). The 2015 Plan provides for the grant of equity awards to employees, and consultants, including stock options, stock purchase rights and restricted stock units to purchase shares of our common stock. Up to 231,800,000 shares of our common stock may be issued pursuant to awards granted under the 2015 Plan. The 2015 Plan is administered by our Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board.

The Company valued options granted under the 2015 Plan under ASC 718 using the Black-Scholes pricing model. The granted options in 2024 and 2023 have exercise prices of $1.25, generally vest over four years and expire in ten years. The stock options granted during the six months ended June 30, 2024 and 2023 were valued using the Black-Scholes pricing model using the range of inputs as indicated below:

	2024	2023
Expected life (years)	6.5	6.5
Risk-free interest rate	4.2%	3.6%
Expected volatility	45.7%	45.7%
Annual dividend yield	0%	0%

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s employee stock options.

The expected term of employee stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public Company’s common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

The Company currently recognizes option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeiture rates A summary of the Company’s stock option activity and related information is as follows

A summary of option activity under the 2015 Plan for six months ended June 30, 2024 is as follows:

	Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Outstanding at December 31, 2023	185,748,880	0.20	-
Granted	22,480,000	1.25	-
Exercised	(648,360)	0.01	(803,966)
Forfeited	(18,140,000)	0.38	-
Expired	-	-	-
Outstanding at June 30, 2024	189,440,520	0.34	171,643,748
Exerciseable at June 30, 2024	28,967,825	0.27	28,388,469

F-21

Stock option expense for the periods ended June 30, 2024 and 2023 was $5,319,914 and $2,824,918, respectively, and are included within the condensed consolidated statements of operations as follows:

	2024	2023
Cost of revenues	$666,149	$289,119
General and administrative	671,712	563,748
Sales and marketing	2,705,426	1,592,644
Research and development	1,276,627	379,407
Total	$5,319,914	$2,824,918

At June 30, 2024, the total compensation cost related to nonvested awards not yet recognized was approximately $26,854,273 and the weighted-average period over which the total compensation cost related to nonvested awards not yet recognized is expected to be recognized is 2.18 years.

NOTE 8 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after June 30, 2024 through August 14, 2024.

F-22

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of StartEngine Crowdfunding, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of StartEngine Crowdfunding, Inc. (the Company) as of December 31, 2023 and 2022, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2023 and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

In our report dated April 15, 2024, regarding the audit of the consolidated financial statements of the Company as of December 31, 2023, and for the year then ended, we expressed an opinion which included our audit of adjustments described in Note 1 that were applied to restate the December 31, 2022 financial statements to correct certain errors. At that time, we were not engaged to audit, review, or apply any procedures to the December 31, 2022 financial statements of the Company other than with respect to the adjustments. As described in Note 9, on May 3, 2024, the SEC instituted settled administrative and cease-and-desist proceedings against the prior auditor of the December 31, 2022 consolidated financial statements. Subsequently, we were engaged to re-audit the consolidated financial statements of the Company as of December 31, 2022 and for the year then ended. Our opinion on the December 31, 2022, re-audit is included herein.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Haynie & Company

Haynie & Company (ID #457)

Salt Lake City, Utah

September 11, 2024

We have served as the Company’s auditor since 2023

F-23

StartEngine Crowdfunding, Inc.

Consolidated Balance Sheets

December 31, 2023 and 2022

	December 31,	December 31,
	2023	2022
		(Restated)
Assets
Current assets:
Cash	$12,656,298	$15,460,469
Marketable securities	1,856	1,856
Accounts receivable, net of allowance	193,696	678,672
Other current assets	720,767	1,304,304
Total current assets	13,572,617	17,445,301

Property and equipment, net	119,723	109,142
Investments - warrants	195,487	206,895
Investments - stock	8,623,212	7,943,817
Investments - Private	4,357,083	—
Investments - Collectibles	2,446,121	2,984,699
Investments - Real Estate	2,136,628	2,136,628
Due from related party	209,190	—
Intangible assets	21,892,192	20,000
Other assets	42,138	66,600
Total assets	$53,594,391	$30,913,082

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$278,691	$284,371
Accrued liabilities	4,456,756	2,785,500
Deferred revenue	3,520,150	2,715,422
Total current liabilities	8,255,597	5,785,293

Total liabilities	$8,255,597	$5,785,293

Commitments and contingencies

Stockholders’ equity:
Series A Preferred Stock, par value $0.00001, 207,000,000 shares authorized, 185,440,880 and 185,440,880 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectfully, liquidation preference of $5,310,409 and $5,310,409 at December 31, 2023 and December 31, 2022, respectively.	5,286,667	5,286,667
Series T Preferred Stock, par value $0.00001, 99,000,000 shares authorized, 9,642,080 and 9,642,080 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively, liquidation preference of $1,414,172 and $1,414,486 at December 31, 2023 and December 31, 2022, respectively.	983,634	983,634
Series Seed Preferred Stock, par value $0.00001, 213,000,000 shares authorized, 204,810,720 and 204,810,720 and shares issued and outstanding at December 31, 2023 and December 31, 2022, respectfully, liquidation preference of $1,707,990 and $1,707,990 at December 31, 2023 and December 31, 2022, respectively.	1,706,756	1,706,756
Common stock, par value $0.00001, 1,500,000,000 shares authorized, 697,053,980 and 666,033,240 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively.	6,971	6,660
Additional paid-in capital	82,005,447	45,419,275
Noncontrolling interest	(13,251)	(13,251)
Accumulated deficit	(44,637,430)	(28,261,952)
Total stockholders’ equity	45,338,794	25,127,789
Total liabilities and stockholders’ equity	$53,594,391	$30,913,082

See accompanying notes to consolidated financial statements

F-24

StartEngine Crowdfunding, Inc.

Consolidated Statement of Operations

December 31, 2023 and 2022

	Year Ended December 31,
	2023	2022
		(Restated)
Revenues	$23,385,998	$24,054,832

Cost of revenues	8,703,894	7,050,899

Gross profit	14,682,104	17,003,933

Operating expenses:
General and administrative	10,207,544	8,678,128
Sales and marketing	13,013,676	12,208,947
Research and development	5,779,920	4,667,596
Change in fair value of warrants received for fees	11,409	501,522
Change in fair value of shares received for fees	2,122,211	(953,131)
Total operating expenses	31,134,760	25,103,062

Operating income (loss)	(16,452,656)	(8,099,129)

Other Expense (Income)
Other expense (income), net	(144,290)	(188,684)
Total other expense (income), net	(144,290)	(188,684)

Income (loss) before provision for income taxes	(16,308,366)	(7,910,445)

Taxes - Other	67,112	63,563

Net loss	(16,375,478)	(7,974,008)
Less: net loss attributable to noncontrolling interest	—	(9,124)
Net loss attributable to stockholders	(16,375,478)	$(7,964,884)

Weighted average loss per share - basic and diluted	$(0.02)	$(0.01)
Weighted average shares outstanding - basic and diluted	677,344,569	660,765,225

See accompanying notes to consolidated financial statements

F-25

StartEngine Crowdfunding, Inc.

Consolidated Statements of Stockholders’ Equity

December 31, 2023 and 2022

	Series A Preferred Stock		Series T Preferred Stock		Series Seed Preferred Stock		Common Stock		Additional	Subscription	Noncontrolling	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Receivable	Interest	Deficit	Total
Balance at December 31, 2021	185,440,880	$5,286,667	9,644,220	$983,852	204,958,760	$1,707,990	657,303,860	6,573	$39,240,479	$(367,831)	$(4,127)	$(18,938,969)	27,914,634
Impact of restatement	—	—	—	—	—	—	—	—	(515,911)	—	—	(1,367,223)	(1,883,134)
Balance at December 31, 2021 (Restated)	185,440,880	$5,286,667	9,644,220	$983,852	204,958,760	$1,707,990	657,303,860	$6,573	$38,724,568	$(367,831)	$(4,127)	$(20,306,192)	26,031,500
Sale of common stock	—	—	—	—	—	—	8,032,900	80	7,101,353	367,831	—	—	7,469,264
Offering costs (Restated)	—	—	—	—	—	—	—	—	(4,439,550)	—	—	—	(4,439,550)
Conversion of Preferred Stock to Common Stock	—	—	(2,140)	(218)	(148,040)	(1,234)	537,940	5	1,447	—	—	—	—
Exercise of stock options	—	—	—	—	—	—	158,540	2	38,033	—	—	—	38,035
Stock compensation expense	—	—	—	—	—	—	—	—	3,993,424	—	—	—	3,993,424
Noncontrolling interest	—	—	—	—	—	—	—	—	—	—	(9,124)	9,124	—
Net loss (Restated)	—	—	—	—	—	—	—	—	—	—	—	(7,964,884)	(7,964,884)
Balance at December 31, 2022 (Restated)	185,440,880	$5,286,667	9,642,080	$983,634	204,810,720	$1,706,756	666,033,240	$6,660	$45,419,275	$—	$(13,251)	$(28,261,952)	25,127,789

	Series A Preferred Stock		Series T Preferred Stock		Series Seed Preferred Stock		Common Stock		Additional	Subscription	Noncontrolling	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Receivable	Interest	Deficit	Total
Balance at December 31, 2022	185,440,880	$5,286,667	9,642,080	$983,634	204,810,720	$1,706,756	666,033,240	$6,660	$45,419,275	$—	$(13,251)	$(28,261,952)	25,127,789
Sale of common stock	—	—	—	—	—	—	9,105,220	91	10,161,973	—	—	—	10,162,064
Offering Costs	—	—	—	—	—	—	—	—	(4,719,370)	—	—	—	(4,719,370)
Exercise of stock options	—	—	—	—	—	—	2,715,520	28	86,362	—	—	—	86,390
Stock compensation expense	—	—	—	—	—	—	—	—	7,057,402	—	—	—	7,057,402
SeedInvest Acquisition	—	—	—	—	—	—	19,200,000	192	23,999,805	—	—	—	23,999,997
Net loss	—	—	—	—	—	—	—	—	—	—	—	(16,375,478)	(16,375,478)
Balance at December 31, 2023	185,440,880	$5,286,667	9,642,080	$983,634	204,810,720	$1,706,756	697,053,980	$6,971	$82,005,447	$—	$(13,251)	$(44,637,430)	45,338,794

See accompanying notes to consolidated financial statements

F-26

StartEngine Crowdfunding, Inc.

Consolidated Statements of Cash Flows

December 31, 2023 and 2022

	Year Ended December 31,
	2023	2022
		(Restated)
Cash flows from operating activities:
Net loss attributable to stockholders	$(16,375,478)	$(7,964,884)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	13,155	13,090
Amortization	2,248,965	—
Bad debt expense	722,932	582,009
Fair value of warrants received for fees	—	(536,087)
Fair value of investments - other received for fees	(2,801,296)	(2,577,415)
Change in fair value of warrant investments	11,409	501,522
Impairment of investments - other received for fees	2,121,901	(953,131)
Stock-based compensation	7,057,402	3,993,424
Changes in operating assets and liabilities:
Accounts receivable	(237,956)	217,206
Other current assets	607,999	1,466,665
StartEngine Private stock purchases	(4,357,083)	—
Due from related parties	(317,007)	—
Accounts payable	(5,680)	(1,330,403)
Accrued liabilities	1,779,073	646,735
Deferred revenue	804,728	(1,147,000)
Net cash received (used) in operating activities	(8,726,936)	(7,088,269)

Cash flows from investing activities:
Investments - Collectibles purchases, gross	—	(1,058,305)
Investments - Collectibles sales, gross	417,421	—
Purchase of property and equipment	(23,737)	(64,691)
Net cash received (used) in investing activities	393,684	(1,122,996)

Cash flows from financing activities:
Proceeds from sale of common stock	10,162,061	7,469,264
Offering costs	(4,719,370)	(4,439,550)
Proceeds from exercise of employee stock options	86,390	38,035
Net cash provided by financing activities	5,529,081	3,067,749

(Decrease)in cash and restricted cash	(2,804,171)	(5,143,516)
Cash and restricted cash, beginning of period	15,460,469	20,603,985
Cash and restricted cash, end of period	$12,656,298	$15,460,469

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$67,112	$62,344
Non Cash Investing & Financing Activities
Purchase of SeedInvest Intellectual Property with Common Stock	$23,999,997	$—
Subscription Receivable as part of Common Stock	$—	$367,832

See accompanying notes to consolidated financial statements

F-27

STARTENGINE CROWDFUNDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS

StartEngine Crowdfunding, Inc. was formed on March 19, 2014 (“Inception”) in the State of Delaware. The Company was originally incorporated as StartEngine Crowdsourcing, Inc. and changed to the current name on May 8, 2014. The consolidated financial statements of StartEngine Crowdfunding, Inc. (the “Company”) are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters are located in Burbank, California.

The Company aims to revolutionize the startup financing model by helping both accredited and non-accredited investors invest in private companies on a public platform. StartEngine Crowdfunding Inc. has wholly-owned subsidiaries, StartEngine Capital LLC, StartEngine Secure LLC, StartEngine Assets LLC and StartEngine Primary LLC. StartEngine Capital LLC is a funding portal registered with the US Securities and Exchange Commission (SEC) and a member of the Financial Industry Regulatory Authority (FINRA), StartEngine Secure LLC is a transfer agent registered with the SEC. StartEngine Assets LLC was formed in 2020 to buy, hold and manage assets in various asset classes such as real estate, automobiles, luxury goods and royalty-producing intangible assets. StartEngine Primary LLC was formed in October 2017 and received approval to operate as a registered broker-dealer in July 2019. On April 16, 2020, StartEngine Primary LLC received approval to operate as an alternative trading system. The Company has been providing accredited investors the opportunity to purchase membership interests in funds (“SE Funds”) which own shares of venture capital backed, late-stage private companies via its StartEngine Private product offering. The SE Funds are managed by StartEngine Private Manager LLC and advised by StartEngine Adviser LLC, an exempt reporting adviser. The Company’s mission is to empower thousands of companies to raise capital and create significant amounts of jobs over the coming years.

Stock Split

On May 5, 2024, StartEngine Crowdfunding Inc. split its designated “Common Stock” and “Preferred Stock” on a 20 for 1 basis. The total number of shares of Common Stock that the Company is authorized to issue was increased to 1,500,000,000 shares after the split. The total number of shares of Preferred Stock that the Company is authorized to issue was increased to 519,000,000 after the split. Accordingly, all share and per share amounts for all periods presented in the consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this stock split.

Business Condition

The Company’s revenue producing activities commenced in 2015 with the approved start of Title IV of the JOBS Act, which created new rules for Regulation A, and increased since then with the start of Regulation Crowdfunding under Title III of the JOBS Act. Because this is a relatively new industry, there is a level of uncertainty about how fast the volume of activity will increase and how future regulatory requirements may change the landscape. Because there is a level of uncertainty and because we are still in the early stages of these new regulations, the Company is expected to incur losses until such time that the volume of Regulation A and Regulation Crowdfunding campaigns and the investments in those campaigns is sufficient for revenues derived from those campaigns to cover its costs. These factors could indicate substantial doubt about the Company’s ability to continue as a going concern.

The Company has cash and cash equivalents of approximately $13 million, which its managements believes will cover losses for the foreseeable future. The Company’s management believes that any substantial doubt about the Company’s ability to continue as a going concern has been alleviated.

Restatement

During preparation for financial reporting related to the year ended December 31, 2023, the Company discovered certain errors in previously reported financial statements for the year ended December 31, 2022. The Company’s management conducted an investigation with the Company’s independent auditors. As a result of this investigation, the Company determined that several accounts required correction to be in accordance with US GAAP. In addition, certain footnotes to such financial statements were required as a result of such changes. Accordingly, the Company made certain corrections to previously reported financial statements for the year ended December 31, 2022, as more fully described below.

F-28

In May 2024, the Company engaged with their auditors to complete re-audit of its Audited Consolidated Financial Statement for the fiscal year ended December 31, 2022 in light of its anticipated capital raising activities to comply with the SEC’s “Statement on Issuer Disclosure and Reporting Obligations in Light of Rule 102(e) Order against BF Borgers CPA PC,” dated May 3, 2024. During this process, the Company discovered certain errors in previously reported financial statements for the year ended December 31, 2021, and the Company determined that several accounts required correction to be in accordance with US GAAP, and certain footnotes to such financial statements were required as a result of such changes. Accordingly, the Company made certain corrections to previously reported financial statements for the year ended December 31, 2021. These changes are reflected in the “Second Adjustment” column below.

The restatement also includes corrections for other errors identified as immaterial, individually and in the aggregate, to our consolidated financial statements.

Description of Restatement Tables

The following tables present the impact of the restatements on our previously reported consolidated balance sheet, statement of operations for the year ended December 31, 2022 as well as the impact of correction to December 31, 2021 beginning balances. The changes are reflected in the consolidated statement of stockholders’ equity .

Balance Sheet:

	Year Ended December 31, 2022
	Previously
	Reported	Adjustment	As Restated
Assets
Current assets:
Cash	$15,460,469	$—	$15,460,469
Marketable securities	1,856	—	1,856
Accounts receivable, net of allowance	702,257	(23,585)	678,672	(c)
Other current assets	1,953,756	(649,452)	1,304,304	(d) (f)
Total current assets	$18,118,338	$(673,037)	$17,445,301

Property and equipment, net	$109,141	$—	$109,141
Investments - warrants	1,496,701	(1,289,806)	206,895	(a)
Investments - stock	6,479,340	1,464,477	7,943,817	(b)
Investments - Collectibles	3,072,227	(87,528)	2,984,699	(g)
Investments - Real Estate	2,136,628	—	2,136,628
Intangible assets	20,000	—	20,000
Other assets	66,603	—	66,603
Total assets	$31,498,978	$(585,894)	$30,913,084

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$284,371	$—	$284,371
Accrued liabilities	1,760,920	1,024,580	2,785,500	(e)
Deferred revenue	2,715,422	—	2,715,422
Total current liabilities	$4,760,713	$1,024,580	$5,785,293

Stockholders’ equity:
Series A Preferred Stock	$5,286,667	$—	$5,286,667
Series T Preferred Stock	983,634	—	983,634
Series Seed Preferred Stock	1,706,756	—	1,706,756
Common Stock	6,660	—	6,660
Additional paid-in capital	45,632,823	(213,548)	45,419,275	(f)
Noncontrolling interest	(13,251)	—	(13,251)
Accumulated deficit	(26,865,024)	(1,396,928)	(28,261,952)
Total stockholders' equity	$26,738,265	$(1,610,476)	$25,127,789
Total liabilities and stockholders’ equity	$31,498,978	$(585,896)	$30,913,082

F-29

Statement of Operations:

	Year Ended December 31, 2022
	Previously Reported	Adjustment	Second Adjustment	As Restated
Revenue	$24,360,685	$—	$(305,853)	$24,054,832
Cost of Revenue	6,368,629	682,270	—	7,050,899	(e)
General and administrative	8,723,615	881,760	(927,247)	8,678,128	(c) (d)
Sales and marketing	12,478,887	7,571	(277,511)	12,208,947	(c) (e)
Research and development	4,667,593	—	3	4,667,596
Change in fair value of warrants received for fees	169,520	1,289,806	(957,804)	501,522	(a)
Change in fair value of shares received for fees	21,863	(1,464,477)	489,483	(953,131)	(b)
Other Expense (Income)	(188,684)	—	—	(188,684)
Taxes - Other	63,563	$—	$—	$63,563
Net Loss	$(7,944,301)	(1,396,930)	1,367,223	(7,974,008)
Weighted average loss per share - basic and diluted	0.01			0.01

Descriptions of Misstatements

a.	Impairment of warrant compensation: While reviewing the Company’s warrant assets, it was determined that the value of the warrants received as compensation had not been subjected to a Black-Scholes pricing model to compute the warrant’s fair value. The Company had been impairing the warrants at a flat rate, which was not compliant with Generally Accepted Accounting Principles (“GAAP”). In reviewing the warrants using Black-Scholes modeling, the Company determined that an additional impairment based on a Black Scholes analysis was necessary as the value of the warrants at year end 2022 and 2021 were incorrectly valued. Additionally, an intercompany transaction for the transfer of assets between entities was reversed.

b.	Investments in common stock – fair value and impairment adjustment: The Company had historically performed a flat 33% impairment of shares received as compensation. In reviewing the investments in common stock, however, it was determined that the certain stocks held had increased in value based on subsequent raises hosted by the Company. Using the updated offer price per share, the Company adjusted the prior stock value to the new market value of the investments - stock. Additionally, the Company performed a more comprehensive analysis of the impairment to investments of common stock held and adjusted the impairment to be in line with the 33% estimated impairment for stocks that did not host an additional capital raise with the Company.

c.	Correction of receivable accounts: The Company determined that balances included in the accounts receivable, advertising loan and other reimbursable expense asset accounts were uncollectible, and the asset accounts were overstated as of December 31, 2022.

d.	Correction of prepaid expense amortization: The Company determined that the expense for purchases of software licenses were incurred, but not properly expensed during 2022.

e.	Correction of liability accounts: While reviewing the Company credit card expenses (“Ramp card”), payroll accrual and the bonus payable to employees it was determined that the liability accounts relating to the Company credit card expenses were not accrued for the correct amount at December 31, 2022.

f.	Reclassification of contra balance accounts: While reviewing the year-end balance sheet accounts, it was determined that several liability accounts incorrectly held debit or “contra liability” balances from items that should have been expensed in 2022. Additionally, an asset account held a credit or “contra asset” balance at December 31, 2022. The result of this error was an understatement of liability accounts, specifically accrued liabilities – marketing, and an overstatement of equity accounts.

g.	Reclassification of Collectible assets: While testing December 31, 2021 of the StartEngine Collectibles assets held for sale, it was determined that artwork had been incorrectly classified as comics, and Wine assets were overstated, resulting in an overstatement of assets.

F-30

Position and Adjusting Entries

The Company has determined that these transactions are not material in the years they occurred and conclude the prior financial reports can be relied upon. The Company’s determination is based on the following: The adjustments do not cause any changes to the previously reported cash balances as of the end of the period in 2022. The Company has determined that the adjustments have had little effect on the trend of earnings over the last three years. The Company reported losses in 2021 and 2022 prior to the adjustments and maintained a loss position in 2023.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (GAAP) and applicable rules and regulations of the Securities and Exchange Commission. The consolidated financial statements include the accounts of StartEngine Crowdfunding, Inc., its subsidiaries where we have controlling financial interests, and any variable interest entities for which we are deemed to be the primary beneficiary. All intercompany balances and transactions have been eliminated.

Principles of Consolidation

The consolidated financial statements include the accounts of StartEngine Crowdfunding, Inc.’s wholly-owned subsidiaries, StartEngine Capital LLC, StartEngine Secure LLC, StartEngine Primary LLC, StartEngine Assets LLC, StartEngine Advisor LLC and StartEngine Private Manager LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of expenses during the reporting periods. Significant estimates include the value of marketable securities, the value of stock and warrants received as compensation and collectability of accounts receivable. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2023 and 2022. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. The following are level 1, 2 and 3 assets.

F-31

Level 1

Investments: Marketable securities are made up of mutual funds and shares of common stock that are valued based on quoted prices in active markets.

Level 2

Investments - warrants (public portfolio): Fair value measurements of warrants of publicly traded portfolio companies are valued based on the Black-Scholes option pricing model. The model uses the price of publicly traded companies (underlying stock price), stated strike prices, warrant expiration dates, the risk-free interest rate and market-observable volatility assumptions based on comparable public companies.

Level 3

Investments - warrants (private portfolio): Fair value measurements of warrants of private portfolio companies are priced based on a modified Black-Scholes option pricing model to estimate the asset value by using stated strike prices, warrant expiration dates modified to account for estimates to actual life relative to stated expiration, risk-free interest rates, and volatility assumptions based on comparable public companies. Option volatility assumptions used in the modified Black-Scholes model are based on public companies who operate in similar industries as companies in our private company portfolio. For these warrants, the fair value of the underlying stock is an unobservable input consistent with Investment - stocks noted above. Certain adjustments may be applied as determined appropriate by management for lack of liquidity.

Investments – stock: Fair value measurements of stocks of private portfolio companies are prices based on a combination of issuer activity and the price of new issuances. The Company, on an annual basis, will review any new offerings from issuers and compare the offering price of the stock in the new issuance compared to the original value of the stock held. The Company will mark the held stock to the new stock price and adjust the carrying value accordingly. If an issuer has not made an offering in the year in review, the company will apply a flat 33% write down to the stock carrying value as a means of estimating the volatility and illiquidity of a privately held stock.

The following fair value hierarchy table presents information about our assets and liabilities that are measured at fair value as of December 31, 2023:

	Level 1	Level 2	Level 3	Total
Marketable securities	1,856	—	—	1,856
Investment - warrants	—	—	195,487	195,487
Investment - stock	381,897	—	8,241,315	8,623,212
Non-Fungible Token ("NFT")	730	—	—	730
	$384,483	$—	$8,436,802	$8,821,285

The following fair value hierarchy table presents information about our assets and liabilities that are measured at fair value as of December 31, 2022:

	Level 1	Level 2	Level 3	Total
Marketable securities	1,856	—	—	1,856
Investment - warrants (Restated)	—	—	206,895	206,895
Investment - stock (Restated)	—	—	7,943,817	7,943,817
Cryptocurrency	16,604	—	—	16,604
Non-Fungible Token ("NFT")	47,868	—	—	47,868
	$66,328	$—	$8,150,712	$8,217,040

F-32

The following table presents additional information about transfers in and out of Level 3 assets measured at fair value for the year ended December 31, 2023 and 2022 as it relates to Investments – warrants and Investments – stocks:

Investments-
Warrants
Fair value at December 31, 2022	$206,895
Receipt of warrants	—
Change in fair value of warrants	(11,409)
Fair value at December 31, 2023	$195,487

Investments-
Warrants
Fair value at December 31, 2021 (Restated)	$172,330
Receipt of warrants (Restated)	536,087
Change in fair value of warrants (Restated)	(501,522)
Fair value at December 31, 2022 (Restated)	$206,895

Investments-
Stock
Fair value at December 31, 2022	$7,943,817
Receipt of stock	2,801,296
Change in fair value of stock	(2,121,901)
Fair value at December 31, 2023	$8,623,212

Investments-
Stock
Fair value at December 31, 2021 (Restated)	$4,413,271
Receipt of stock (Restated)	2,577,415
Change in fair value of stock (Restated)	953,131
Fair value at December 31, 2022 (Restated)	$7,943,817

The following range of variables were used in valuing Level 3 warrant assets during the years ended December 31, 2023 and 2022:

	2023	2022
Expected life (years)	1.42 - 3.58	2.42 - 4.58
Risk-free interest rate	3.84 - 3.84%	3.99%
Expected volatility	36.0 - 102.0%	25.0 - 89.0%
Annual dividend yield	0%	0%
Underlying share values	$0.30 – $100.00	$0.30 – $100.00
Strike Prices	$0.30 – $100.00	$0.30 – $100.00

For Investments — Warrants, the primary and most significant unobservable input relates to the underlying share value of the issuers for which we receive warrants. In all cases, there were sales of the stock to the public through Regulation Crowdfunding, Regulation A, or a Regulation D funding mechanism, but such sales are often not to the level that an active market existed or exists. After the sales, such shares are often illiquid, and a change in valuation is often difficult to determine due to the lack of information available. Information regarding these unobservable inputs could correspondingly change the value of these assets.

For warrants, the Company also adjusts the expected life of certain warrants to account for potential liquidation events, as well as doubts regarding the ability for the issuer companies to continue as a going concern. The quantitative measure used is based upon Black-Scholes modeling. Significant judgment is required by Management in selecting unobservable inputs, and accordingly a change in the assumptions used for the valuation could cause the value to be significantly different. In general, increases in underlying share prices, expected life and volatility, increase the value of the warrants, whereas decreases would reduce the value.

For Investments – Stock, the primary and most significant unobservable input relates to the share value of the issuers. In all cases, there were sales of the stock to the public through Regulation Crowdfunding, Regulation A, or a Regulation D funding mechanism, but such sales are often not to the level that an active market existed or exists. After the sales, such shares are often illiquid, and a change in valuation is often difficult to determine due to the lack of information available. Information regarding these unobservable inputs could correspondingly change the value of these assets.

F-33

Accounts Receivable

Accounts receivable are recorded at the recognized amount and are non-interest-bearing. The Company maintains an allowance for doubtful accounts to reserve for potential uncollectible receivables. The allowance for doubtful accounts as of December 31, 2023 and December 31, 2022 was $179,388 and $357,709, respectively. Bad debt expense for the year ended December 31, 2023 and 2022 was $722,932 and $582,009, respectively.

As of December 31, 2023 the Company had accounts receivable over 90 days totaling $0.

Investment Securities

Marketable Securities

Our marketable securities consist of mutual funds and common stock equities that are tradable in an active market. Unrealized gains and losses on available-for-sale securities, net of applicable taxes, are reported as a component of other income, net in the accompanying consolidated statements of operations.

Non-Marketable and Other Securities

Non-marketable and other securities include investments in non-public equities. Our accounting for investments in non-marketable and other securities depends on several factors, including the level of ownership, power to control and the legal structure of the subsidiary making the investment. As further described below, we base our accounting for such securities on: (i) fair value accounting, (ii) equity method accounting, and (iii) cost method accounting.

Investments – Warrant Assets

In connection with negotiated platform fee agreements, we may obtain warrants giving us the right to acquire stock in companies undergoing Regulation A offerings. We hold these assets for prospective investment gains. We do not use them to hedge any economic risks nor do we use other derivative instruments to hedge economic risks stemming from these warrants.

We account for warrants in certain private and public (or publicly traded under the provisions of Regulation A) client companies as derivatives when they contain net settlement terms and other qualifying criteria under ASC 815, Derivatives and Hedging. In general, the warrants entitle us to buy a specific number of shares of stock at a specific price within a specific time period. Certain warrants contain contingent provisions, which adjust the underlying number of shares or purchase price upon the occurrence of certain future events. Our warrant agreements typically contain net share settlement provisions, which permit us to receive at exercise a share count equal to the intrinsic value of the warrant divided by the share price (otherwise known as a “cashless” exercise). These warrants are recorded at fair value and are classified as Investments - warrants on our consolidated balance sheet at the time they are obtained, and remeasured each reporting period.

The grant date fair values of warrants received in connection with services performed are deemed to be revenue and recognized upon receipt.

Any changes in fair value from the grant date fair value of warrants will be recognized as increases or decreases to investments on our consolidated balance sheets and as a component of operating expenses on our consolidated statements of operations.

In the event of an exercise for shares, the basis or value in the securities is reclassified from Investment - warrants to marketable securities or non-marketable securities, as described below, on the consolidated balance sheet on the latter of the exercise date or corporate action date. The shares in public companies, or companies that trade over-the-counter as allowed by Regulation A, are classified as marketable securities (provided they do not have a significant restriction from sale). The shares in private companies without an active trading market are classified as non-marketable securities.

The fair value of the warrants portfolio is a critical accounting estimate and is reviewed each reporting period. We value our warrants using a modified Black-Scholes option pricing model, which incorporates the following significant inputs, in addition to certain adjustments for general lack of liquidity:

•	An underlying asset value, which is estimated based on current information available in valuation reports, including any information regarding subsequent rounds of funding or performance of a company.

F-34

•	Stated strike price, which can be adjusted for certain warrants upon the occurrence of subsequent funding rounds or other future events.

•	Price volatility or risk associated with possible changes in the warrant price. The volatility assumption is based on historical price volatility of publicly traded companies within indices or companies similar in nature to the underlying client companies issuing the warrant.

•	The expected remaining life of the warrants in each financial reporting period.

•	The risk-free interest rate is derived from the Treasury yield curve and is calculated based on the risk-free interest rates that correspond closest to the expected remaining life of the warrant on the date of assessment.

Investments - Stock

In connection with negotiated platform fee agreements, the Company obtains shares of stock in its customers. Our accounting for investment in our customers stock depends on several factors, including the level of ownership, and power to control. We base our accounting for such securities on: (i) whether the issuer has made an offering in the current year, (ii) if so, the valuation of the stock in the offering, and (iii) if not, the Company will write down the stock value at a flat 33% rate. As the stock received from customers has no readily determinable fair values and generally represent small amounts of ownership in our customers, the Company accounts for this stock received using the cost method, plus adjustments for gross up, less write downs in accordance with ASC 321-10. During the year ended December 31, 2023 and 2022, the Company received stock with a cost of $2,801,296 and $2,577,415, respectively, as payment for fees. During the year ended December 31, 2023 and 2022, write down expense related to shares received amounted to $2,121,901 for 2023, and gross up adjustment related to shares received amounted to $953,131, respectively.

Investments – Private

The Company purchases shares of venture capital backed, late-stage private companies and records the purchases at cost. The cost of the underlying asset includes the purchase price and acquisition expenses, which include all fees, costs and expenses incurred in connection with the evaluation, investigation, and acquisition of the underlying securities. The Company purchases the private company shares either directly or through other special purpose vehicles and after a certain period of time sells its investment to an StartEngine Fund. Each time the company sells shares to the StartEngine Funds, it reduces its holdings by the cost basis of the sale.

Below is a breakdown of the StartEngine Private assets by industry held at the end of the reporting period, each of these investments are small minority stakes in the underlying companies.

Industry	Investment
Video Games	643,558
Fintech	901,784
AI Hardware	1,040,039
Sales Technology	754,868
Messaging Platforms	403,495
Software Development	613,339
Total	4,357,083

Investments – Collectibles

The Company, through its subsidiary, purchases collectibles including art, wine, memorabilia, and other collectible assets, and are recorded at cost. The cost of the underlying asset includes the purchase price, including any deposits for the underlying asset and acquisition expenses, which include all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of the underlying assets.

The Company treats the underlying assets as long-lived assets, and the underlying assets will be subject to an annual test for impairment and will not be depreciated or amortized. These long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

F-35

The underlying assets are purchased by our subsidiary, StartEngine Assets, LLC, (the “Administrative Manager”) and sold to our Series LLC subsidiary collectible funds for cash or a promissory note. The Series uses the proceeds of the offering to pay off the note. Acquisition expenses are typically paid for in advance by the Administrative Manager and are reimbursed by the Series from the proceeds of the offering in accordance with the offering circular. All such transactions are eliminated in consolidation.

The below is a breakdown of the types of collectibles and their value held as of December 31, 2023 and 2022:

	Period Ended December 31,	Period Ended December 31,
	2023	2022
		(Restated)
Wine	$278,360	$388,587
Trading Cards	466,484	486,657
Artwork	1,322,942	1,287,378
Comic Books	324,477	704,477
NFT	730	64,472
Watches	53,128	53,128

Total collectibles	$2,446,121	$2,984,699

Investments – Real Estate

The Company has invested $2,136,628 to purchase a membership interest in an LLC that owns one residential apartment building in California as of December 31, 2023. The company values this interest via the adjusted cost measurement alternative per ASC 321-10-35-2, noting it records the initial measurement at fair value, and in subsequent reporting periods, reports changes in the fair value of such equity investments in net income. As the underlying building does not have a readily available fair market value, the company alternatively measures the investment at cost, minus impairment, if any, plus or minus adjustments through income for observable price changes. To date, the investment has not had any observable price changes, and as such, has not been impaired.

Intangible Assets

Intangible assets are stated at gross cost less accumulated amortization and presented separately from other long-term assets in accordance with ASC 350-30-50-2.

Noncontrolling Interest

The Company presents third party minority interests in subsidiaries in accordance with ASC 810, Consolidation. Under that topic, such minority interests are presented on the Company’s balance sheet within the equity section as noncontrolling interest.

Equity Offering Costs

The Company accounts for offering costs in accordance with ASC 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed. Offering costs of $4,719,370 and $4,439,550 were charged to stockholders’ equity during the year ended December 31, 2023 and 2022, respectively.

Revenue Recognition

The Company accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers. ASC 606 contains a framework for analyzing potential revenue transactions by identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations in the contract, and recognizing revenue when (or as) the Company satisfies a performance obligation.

The Company recognizes revenues from Regulation A and Regulation D platform fees at an agreed-upon rate. In 2021 the rate was a percentage of the capital raised. Platform fees are paid to the Company from customers’ escrow accounts. For certain Regulation A offerings, the Company earns a portion of its platform fees in warrants or shares. The grant date fair values of shares and warrants received are recognized as revenue when earned. The Company’s performance obligations are satisfied as services are rendered through the duration of the campaign.

F-36

Revenues from Regulation Crowdfunding platform fees are recognized at an agreed-upon rate based on the amount invested in an offering. Platform fees are due upon the disbursement of funds from escrow and are paid to the Company from customers’ escrow accounts. The Company’s performance obligations are satisfied as services are rendered through the duration of the campaign.

The Company provides marketing services branded under the name “StartEngine Premium.”. The Company invoices for these services upon an issuer launching a campaign. If the campaign fails to launch, no amounts are due.

The Company provides transfer agent services branded under the name “StartEngine Secure” through its registered transfer agent subsidiary, StartEngine Secure, LLC. The Company enters into an agreement with issuers for an annual term that commences from the date the issuers Regulation Crowdfunding or Regulation A offering launches. The transfer agent services represent a single performance obligation and is deferred over 12 months which is the period over which the Company’s performance obligations are to be satisfied. Fees for transfer agent services are charged based on a per investor basis, subject to certain maximums. The Company may also invoice customers for ancillary services such as but not limited to: recording of stock splits, change of address, or other services. These services are provided and earned at a point-in-time based on defined amounts in the agreement. Payment for StartEngine Secure services are generally paid via customers’ escrow account, in full, during the initial year and billed to the client for cash payment for subsequent years if the customer does not have a follow-on offering or to the extent amounts in escrow are not sufficient. There are no significant judgments related to this revenue stream.

The Company previously offered campaign advertising services branded under the name “StartEngine Promote.” Under these services, we assist issuer campaigns through creating, designing, purchasing and organizing media across digital marketing channels. Promote services represent a single performance obligation. The term of the services commences upon the agreement being signed and through the closing of the related campaign. The revenues are earned based on a percentage of additional investments attributable to the campaign advertising services, and recognized monthly to the issuer throughout the campaign. The Company may also earn a commission on placing television advertisements on behalf of the issuer. StartEngine Promote fees are charged to the issuers and are paid to the Company from customers’ escrow accounts. The Company’s performance obligations are satisfied as services are rendered. There are no significant judgments related to this revenue stream. The Company has ceased conducting these services in 2022.

The Company provides services to investors branded the StartEngine Venture club (formerly OWNers bonus) program. The general public can become members of the StartEngine Venture club program on StartEngine’s website for $275 per year. The Venture club entitles members to 10% bonus shares on all investments they make in offerings on StartEngine where the issuer chooses to participate in the program. Issuers using our broker-dealer and funding portal services can choose to participate in our Venture program with respect to the offerings they are making under Regulation A or Regulation CF. Those issuers will grant bonus shares in their offerings to members of the StartEngine Venture club program. The bonus shares are included in the offering statements filed with the SEC, and therefore offered and sold in reliance on Regulation A or Regulation CF, respectively. The OWNers program provides member priority access to certain collectibles being offered through one of our subsidiary Series LLC offerings, notification of new bonus eligible launches and the ability to move to the front of the line on investment waitlists, and lower trading fees on StartEngine Secondary. The Company recognizes the revenue associated with memberships over 12 months, which is the term of the membership. There are no significant judgments related to this revenue stream.

The Company provides accredited investors the opportunity to purchase membership interests in funds (“SE Funds”) which own shares of venture capital backed, late-stage private companies (the “underlying securities”) via its StartEngine Private product offering. The SE Funds are managed by StartEngine Private Manager LLC and advised by StartEngine Adviser LLC (“SE Adviser”), which is a subsidiary of the Company that is an investment adviser that qualifies as an Exempt Reporting Adviser under Rule 203(m)-1 under the Investment Advisers Act of 1940. The SE Funds sell their membership interests in offerings that are exempt from registration under Section 4(a)(2) of the Securities Act of 1933 and specifically Regulation D promulgated thereunder. Such offerings are marketed to accredited investors by the Company’s FINRA-member and SEC-registered broker-dealer subsidiary, StartEngine Primary LLC. The Company purchases the underlying securities either directly or through other special purpose vehicles and after a certain period of time sells the underlying securities to an SE Fund. The Company can recognize gross revenue to the extent it is able to sell underlying securities to an SE Fund. The Company treats the amount it receives for selling underlying securities as revenues, and the acquisition cost related such underlying securities as cost of revenues. There are several factors that are used in pricing the securities of an SE Fund, including but not limited to: the price (including transaction costs) the securities were purchased by the SE Fund’s affiliate, the time spent and costs involved by the SE Fund’s management team including those related to identifying, verifying, acquiring, and managing the investments, sales of the underlying securities on the secondary market, as well as considerations are given for the illiquidity of private investments compared to publicly traded securities and investor interest in the SE Fund’s securities. The Company also believes that there is value added by allowing investors to have an economic interest in these companies with less hassle and smaller denominations than available in secondary markets. Additionally, consideration is also given to broader economic and market conditions that might impact the valuation of private companies, such as industry trends, regulatory changes, and economic cycles. The Company takes principal risk in its acquisition of the private company shares and can recognize gross revenue to the extent it is able to sell underlying securities to an SE Fund. The Company treats the amount it receives for selling underlying securities as gross revenues, and the acquisition cost related such underlying securities as cost of revenues. Revenue can be recognized upon each such transaction with an StartEngine Fund. The Company also provides other ancillary bundled professional services, which are recognized as such services are rendered.

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In all instances, as a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

The Company’s contracts with customers generally have a term of one year or less. As of December 31, 2023 and 2022, the Company had deferred revenue of $3,520,150 and $2,715,422, respectively, related to performance obligations yet to be fulfilled. The Company had no other customer contract assets.

During the year ended December 31, 2023 and 2022, revenue was made up of the following categories associated with the above described services:

	Year	Year
	Ended December 31,	Ended December 31,
	2023	2022
		(Restated)
Regulation Crowdfunding platform fees	$11,115,372	$10,278,596
Regulation A commissions	1,197,178	5,421,047
StartEngine Premium	2,740,337	2,289,999
StartEngine Secure	1,426,320	1,311,930
StartEngine Private	2,709,621	—
Venture Club (formerly OWNers Bonus) revenue	4,002,656	4,106,643
Other service revenue	194,514	646,617

Total revenues	$23,385,998	$24,054,832

Cost of Revenues

Cost of revenues consists of internal employees, hosting fees, processing fees, certain software subscription fees that are required to provide services to our issuers, and for StartEngine Private acquisition costs related to underlying securities that it has sold to an SE Fund. Our cost of revenues during the fiscal years ended December 31, 2023 and December 31, 2022 was $8,703,894 and $7,050,899, respectively. The cost of revenues for StartEngine Private was $1,850,954 and $0 for the fiscal year ended December 31, 2023 and 2022.

Research and Development

We incur research and development costs during the process of researching and developing our technologies and future offerings. Our research and development costs consist primarily of non-capitalizable engineering fees for both employees and consultants related to our website and future product offerings, email and other tools that are utilized for client related services and outreach. During the year ended December 31, 2023 and 2022, research and development costs were $5,779,920 and $4,667,596, respectively.

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Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock-based compensation expense recognized includes the compensation cost for all stock-based payments granted to employees, officers, and directors based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or cancelled during the periods reported. Stock-based compensation is recognized as expense over the employee’s requisite vesting period and over the nonemployee’s period of providing goods or services.

Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification ("ASC") Topic 740, Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

The Company also evaluates tax positions taken or expected to be taken in the course of preparing the Company's tax returns to determine whether the tax positions are "more likely than not" of being sustained upon examination by the tax authorities. The Company recognizes the effect of any uncertain tax positions in its financial statements in accordance with ASC 740. Penalties and interest related to unrecognized tax benefits are recorded in Other Expense.

Income tax expense includes U.S. federal, state, and local income taxes. Current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year.

Tax returns are subject to examination by taxing authorities, and the Company is currently under examination for certain jurisdictions. The Company’s current open tax years are calendar year 2023 and 2022. Any adjustments resulting from such examinations may affect the Company’s provision for income taxes and its effective tax rate. The Company regularly evaluates the adequacy of tax-related reserves based on developments in the various jurisdictions in which it operates.

Earnings per Common and Common Equivalent Share

The computation of basic earnings per common share is computed using the weighted average number of common shares outstanding during the year. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus common stock equivalents which would arise from the exercise of securities outstanding using the treasury stock method and the average market price per share during the period. Options and convertible preferred stock which are common stock equivalents are not included in the diluted earnings per share calculation for the year ended December 31, 2023 and 2022 as the effects would be anti-dilutive. See Note 7 for outstanding stock-options as of December 31, 2023 and 2022. The weighted average shares outstanding – diluted is calculated as follows for the period ended December 31, 2023 and 2022:

December 31,
2023
Weighted average shares outstanding - basic	677,344,569
Weighted average shares outstanding - diluted	677,344,569

December 31,
2022
Weighted average shares outstanding - basic	660,765,225
Weighted average shares outstanding - diluted	660,765,225

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

At times, the Company may have certain vendors or customers that make up over 10% of the balance at any given time. However, the Company is not dependent on any single or group of vendors or customers, and accordingly, the loss of any such vendors or customers would not have a significant impact on the Company’s operations.

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Recent Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in the ASC. There have been a number of ASUs to date that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our consolidated financial statements.

NOTE 3 – MARKETABLE SECURITIES AND INVESTMENTS

Marketable Securities

The Company’s marketable securities are classified as either available-for-sale, trading, or held-to-maturity in accordance with ASC 320, Investments—Debt and Equity Securities. These securities are recorded at fair value, with unrealized gains and losses recognized in accordance with the guidance outlined in ASC 320-10.

Marketable securities consisted of the following as of December 31, 2023 and December 31, 2022:

	December 31, 2023	December 31, 2022
Common stock	$1,856	$1,856
	$1,856	$1,856

Unrealized gain during the year ended December 31, 2023 and 2022 were $0 and $0, respectively.

Investments – Warrant Assets

Equity warrants, as described in Note 2, are equity warrants received for services provided. The warrants are valued on the date they are earned in accordance with revenue recognition criteria and again at each reporting date.

The following table presents additional information about transfers in and out of Level 3 assets measured at fair value for the year ended December 31, 2023 and 2022 as it relates to Investments – warrants:

	Beginning balance	Received for fees	Change in fair value	Ending balance
2022	172,330	536,087	(501,522)	206,895
2023	206,895	741	(12,149)	195,487

Investments – Stock

Investments - stock, as described in Note 2, consist of shares the Company holds in various companies that launched on its platform received in exchange for services provided. The shares are recorded at cost and adjusted to the value of the stock price in an issuance within the current year or written down 33% if there is no issuance in the current year.

The following table presents additional information about transfers in and out of Level 3 assets measured at fair value for the year ended December 31, 2023 and 2022 as it relates to Investments – stocks:

	Beginning balance	Received for fees	Change in fair value	Ending balance
2022	4,413,271	2,577,415	953,131	7,943,817
2023	7,943,817	2,801,296	(2,121,901)	8,623,212

NOTE 4 – PROPERTY AND EQUIPMENT

As of December 31, 2023 and December 31, 2022, property and equipment consisted of the following:

	December 31, 2023	December 31, 2022
Computer equipment	$160,784	$137,048
Software	3,753	3,753
Total property and equipment	164,537	140,801
Accumulated depreciation	(44,814)	(31,659)
	$119,723	$109,142

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Depreciation expense for the year ended December 31, 2023 and 2022 was $13,155 and $13,090, respectively.

NOTE 5 – INTANGIBLE ASSETS

Intangibles – Seedinvest

On May 5, 2023, StartEngine Crowdfunding, Inc. (“StartEngine”) completed its purchase of substantially all of the assets of the SeedInvest business as conducted by Circle Internet Financial Limited through its subsidiary Pluto Holdings, LLC, a Delaware limited liability company (“Pluto Holdings”) and through SI Securities, LLC, a New York limited liability company (“SI Securities”), and SeedInvest Technology, LLC, a New York limited liability company, each a wholly-owned subsidiary of Pluto Holdings (“SeedInvest Technology,” collectively, with the assets acquired from Pluto Holdings and SI Securities, “SeedInvest”). The total consideration for the purchase is 960,000 shares of StartEngine’s common stock, which based on StartEngine’s previous Regulation A offering price of $1.25 per share would be valued at $24 million. The acquisition included intellectual property including the customer list of SI Securities as well as other digital assets.

The Company adheres to the provisions of ASC 350 - Goodwill concerning the valuation and presentation of intangible assets. The Company determined the useful life of 7 years for the purchased assets based on historical investment data for users of the StartEngine platform. In 2023, the Company received investments from users with accounts created from 2015-2023 and have seen a continuation of that trend in to 2024. As the Company continues to provide new offerings and work on outreach to users, we believe that this purchase will maintain its useful life for the duration.

As part of the acquisition of the SeedInvest business, the Company acquired a significant intangible asset in the form of a customer list. At the time of acquisition, the Company determined the fair value of the acquired assets, noting that approximately 100% of the gross assets acquired was concentrated in the customer list. The value of intellectual property and various immaterial contracts with vendors was deemed insignificant, and no fair value was assigned to those assets. All contracts have since been canceled, and the SeedInvest webpage and domain are solely used as a redirect to the Company’s site, where users must set up new accounts with the Company. The acquisition did not include any fixed assets, vehicles, equipment, machinery, tools, furnishings, computer hardware, or fixtures, as outlined in Section 2.1(b) of the Asset Purchase Agreement.

In accordance with the guidance in FASB ASC 350-30-35-14, the Company evaluates the customer list for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test for intangible assets with indefinite useful lives involves comparing the fair value of the intangible asset with its carrying amount. If the carrying amount exceeds the fair value, an impairment loss is recognized in an amount equal to that excess.

The Company considers various factors that may indicate impairment of the customer list, including but not limited to:

•	Declines in customer retention rates.
•	Reductions in revenue per customer.
•	Changes in market conditions affecting the value of the customer relationships.
•	Strategic shifts that alter the utility of the acquired customer list.

As of December 31, 2023, the gross carrying amount of the purchase was $24,121,040, accumulated amortization is $2,248,848 and the estimated aggregate amortization for the five succeeding fiscal years is $17,229,315. The breakdown of each of the five succeeding fiscal years amortization is below.

2024	3,445,863
2025	3,445,863
2026	3,445,863
2027	3,445,863
2028	3,445,863
Total	17,229,315

NOTE 6 – COMMITMENTS AND CONTINGENCIES

The Company is currently not involved with and does not know of any pending or threatening litigation against the Company or any of its officers.

F-41

NOTE 7 – STOCKHOLDERS’ EQUITY

Preferred Stock

As of December 31, 2023, the Company has authorized the issuance of 519,000,000 shares of our preferred stock with par value of $0.00001. Of these authorized shares, 207,000,000 are designated as Series A, 99,000,000 are designated as Series T, and 213,000,000 are designated as Series Seed.

Series A Preferred Stock

The Series A has liquidation priority over the Series Seed and common stock. In the event of the liquidation, dissolution or winding up of the Company, the Series A shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, before any payment is made to Series Seed or common stock, liquidation distributions, which will be paid ratably with the Series T in proportion to its respective liquidation preference. Holders of Series A will receive an amount equal to $0.0286 per share, as adjusted, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon such event the assets of the Company legally available for distribution are insufficient to permit payment of the full preferential amount, the entire assets available for distribution to stockholders shall be distributed to the holders of the Series A and Series T ratably in proportion to the full preferential amounts for which they are entitled. The Series A votes on an as-converted basis. The Series A is convertible by the holder at any time after issuance at the conversion price, which equates to a one-to-one basis for common stock. The Series A is automatically convertible into common stock upon the earlier of 1) the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of preferred stock or 2) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, coverts the offer and sale of common stock at an offering price of not less than $2.86 per share, as adjusted, with aggregate gross proceeds to the Company of not less than $15,000,000. In addition, the Series A has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

Series T Preferred Stock

The Series T have liquidation priority over the Series Seed and common stock. In the event of the liquidation, dissolution or winding up of the Company, the Series T shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, before any payment is made to Series Seed or common stock, liquidation distributions, which will be paid ratably with the Series A in proportion to its respective liquidation preference. Holders of Series T will receive an amount equal to $0.1465 per share, as adjusted, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon such event the assets of the Company legally available for distribution are insufficient to permit payment of the full preferential amount, the entire assets available for distribution to stockholders shall be distributed to the holders of the Series A and Series T ratably in proportion to the full preferential amounts for which they are entitled. The Series T votes on an as-converted basis. The Series T is convertible by the holder at any time after issuance at the conversion price, which equates to a one-to-one basis for common stock. The Series T is automatically convertible into common stock upon the earlier of 1) the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of preferred stock or 2) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, coverts the offer and sale of common stock at an offering price of not less than $0.14667 per share, as adjusted, with aggregate gross proceeds to the Company of not less than $15,000,000. In addition, the Series T has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

Series Seed Preferred stock

The Series Seed have liquidation priority over the common stock. In the event of the liquidation, dissolution or winding up of the Company, the Series Seed shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, after any payment made to Series A and Series T, but before any payment is made to the Company’s common stock, an amount equal to $0.0083 per share, as adjusted, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon such event the assets of the Company legally available for distribution are insufficient to permit payment of the full preferential amount, the entire assets available for distribution to stockholders shall be distributed to the holders of Series A and Series T first, then ratably in proportion to the full preferential amounts for which they are entitled to the Series Seed. The Series Seed votes on an as-converted basis. The Series Seed is convertible by the holder at any time after issuance at the conversion price, which equates to a one-to-one basis for common stock. The Series Seed is automatically converted into common stock upon the earlier of 1) the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of preferred stock or 2) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, converts the offer and sale of common stock at an offering price of not less than $0.14317 per share, as adjusted, with aggregate gross proceeds to the Company of not less than $15,000,000. In addition, the Series Seed has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

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Common Stock

As of December 31, 2023 we had authorized the issuance of 1,500,000,000 shares of our common stock with par value of $0.00001. As described in Note 1, concurrently with a stock split, we increased the authorized shares of common stock to 1,500,000,000.

During the year ended December 31, 2023, the Company sold 9,105,220 shares of common stock through its Regulation A offering for gross proceeds of $10,162,061 and incurred offering costs of $4,719,370.

During the year ended December 31, 2022, the Company sold 8,032,900 shares of common stock through its Regulation A offering for gross proceeds of $7,469,264 and incurred offering costs of $4,539,550.

Stock Options

In 2015, our Board of Directors adopted the StartEngine Crowdfunding, Inc. 2015 Equity Incentive Plan (the “2015 Plan”). The 2015 Plan provides for the grant of equity awards to employees, and consultants, including stock options, stock purchase rights and restricted stock units to purchase shares of our common stock. Up to 231,800,000 shares of our common stock may be issued pursuant to awards granted under the 2015 Plan. The 2015 Plan is administered by our Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board.

The Company valued options granted under the 2015 Plan under ASC 718 using the Black-Scholes pricing model. The granted options in 2023 and 2022 have exercise prices ranging from $0.2165 to $1.25, generally vest over four years and expire in ten years. The stock options granted during the year ended December 31, 2023 and 2022 were valued using the Black-Scholes pricing model using the range of inputs as indicated below:

	2023	2022
Expected life (years)	6.5	6.5
Risk-free interest rate	3.6%	2.5%
Expected volatility	45.7%	45.7%
Annual dividend yield	0%	0%

The weighted average grant date fair values of options granted during the years ended December 31, 2023 and 2022 were $0.99 and $0.73 per option, respectively. The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s employee stock options.

The expected term of employee stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public Company’s common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

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The dividend yield assumption for options granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

The Company currently recognizes option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeiture rates A summary of the Company’s stock option activity and related information is as follows

A summary of the Company’s stock option activity and related information is as follows.

			Weighted
		Weighted	average
		Average	Remaining
	Number of	Exercise	Contractual
	Shares	Price	Term
Outstanding at December 31, 2021	141,596,660	$0.1180	6.50
Granted	26,011,240	0.7295
Exercised	(158,540)	0.1800
Expired/Cancelled	(15,420,160)	0.4145
Outstanding at December 31, 2022	152,029,200	$0.1995	6.50
Granted	45,576,920	0.9900
Exercised	(2,676,100)	0.0275
Expired/Cancelled	(9,181,140)	0.7180
Outstanding at December 31, 2023	185,748,880	$0.1995	6.50
Exercisable at December 31, 2023	123,049,620	$0.1380	6.50
Vested and expected to vest at December 31, 2023	185,748,880	$0.0100	6.50

During the years ended December 31, 2023 and 2022, employees exercised their vested options to purchase 2,676,100 and 158,540 shares of common stock, and the Company received aggregate exercise proceeds of $86,390 and $38,035, respectively. The intrinsic value of the options exercised was $3,394,400 and $925,607 during the year ended December 31, 2023 and 2022, respectively.

Stock option expense for the years ended December 31, 2023 and 2022 was $7,057,401 and $3,993,425, respectively, and are included within the consolidated statements of operations as follows:

	2023	2022
Cost of revenues	$743,087	$299,881
General and administrative	1,220,932	1,327,114
Sales and marketing	4,001,941	1,994,853
Research and development	1,091,441	371,577
Total	$7,057,401	$3,993,425

At December 31, 2023, the total compensation cost related to nonvested awards not yet recognized was approximately $20,229,215 and the weighted-average period over which the total compensation cost related to nonvested awards not yet recognized is expected to be recognized is 2.74 years.

NOTE 8 – INCOME TAXES

The provision for income tax expense (benefit) consists of the following:

Current income tax expense (benefit)	-
Deferred income tax expense (benefit)	-
Total income tax expense (benefit)	-

Effective Rate Reconciliation:

Pre-Tax income (loss)	(16,308,366)

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The U.S. Federal Statutory Tax Rate for 2023 is 21%. The reconciliation of the expected income tax expense (benefit) and the actual income tax expense (benefit) is as follows:

	2023		2022
Expected Federal income tax expense (benefit)	(3,424,757)	21.00%	(1,661,193)	21.00%
State income tax expense (benefit)	(1,141,586)	7.00%	(553,731)	7.00%
Stock option compensation	926,072	(5.68)%	1,118,159	(14.14)%
Section 162(m) Limitation	364,000	(2.23)%	711,245	(8.99)%
Warrants issued	-	0.00%	(150,105)	1.90%
Other permanent differences	(3,577)	0.02%	(27,695)	0.35%
Prior Year True-Up Adjustments	(3,117,890)	19.12%	(713,419)	9.02%
Change in Valuation Allowance	6,397,738	(39.23)%	1,276,739	(16.14)%
Total income tax expense (benefit)	-		-	-

The Company has U.S. Federal net operating loss (NOL) carryovers of $17,516,800. Under the Tax Cuts and Jobs Act (TCJA), Federal NOL's incurred in taxable years beginning in 2018 and later have an indefinite carryforward period, but the use of the NOL carryover is limited to 80% of taxable income in the subsequent year. Federal NOL Carryovers incurred prior to 2018 expire after 20 years. The Company has $2,217,168 of Federal NOL carryovers incurred prior to 2018 which begin to expire in 2036. The Company has NOL carryovers in California of $25,412,005 which begin to expire in 2034. NOL carryovers and capital loss carryovers are a benefit to the Company in the form of future tax savings and such carryovers are recorded as deferred tax assets, subject to a valuation allowance.

Net deferred income tax assets (liabilities) are comprised of the following:

	2023	2022
Deferred tax assets (liabilities)
Net Operating Loss Carryovers	5,457,368	3,283,454
Credit Carryovers	2,127,544	1,390,684
Capitalized Research and Development	1,752,064	732,731
Reserves and Allowances	50,229	100,159
Capital Loss Carryover	21,557	22,425
Depreciation	1,922	(8,590)
Deferred Tax Assets	9,410,684	5,520,863
Less: Valuation Allowance	(9,410,684)	(5,520,863)
Net Deferred Tax Assets	-	-

NOTE 9 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after December 31, 2023 through September 11, 2024.

The Company settled arbitration with a previous issuer as mentioned in Item 3. Legal Proceedings in February 2024 for a total of $2,100,000 of which the Company was responsible for $200,000 and the remaining $1,900,000 was reimbursed through an insurance policy.

On May 6, 2024, StartEngine Crowdfunding Inc. split its designated “Common Stock” and “Preferred Stock” on a 20 for 1 basis. The total number of shares of Common Stock that the Company is authorized to issue was increased to 1,500,000,000 shares after the split. The total number of shares of Preferred Stock that the Company is authorized to issue was increased to 519,000,000 after the split. Accordingly, all share and per share amounts for all periods presented in the consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this stock split.

On May 3, 2024, the SEC instituted administrative and cease-and-desist proceedings against BF Borgers CPA PC and its sole audit partner Benjamin Borger. BF Borgers was the prior auditor of the December 31, 2022 consolidated financial statements. As a result, the Company has re-audited its annual consolidated financial statements for the fiscal year ended December 31, 2022, which are included herein.

On March 25, 2024, the Company granted 13,480,000 options with a strike price of $1.25 per share to employees.

On June 14, 2024, the Company granted 9,160,000 options with a strike price of $1.25 per share for 7,160,000 options to employees and $1.38 for 2,000,000 options to Howard Marks, CEO.

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ITEM 8. EXHIBITS

The documents listed in the Exhibit Index of this Offering Statement are incorporated by reference or are filed with this Offering Statement, in each case as indicated below.

Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
2.1	Seventh Amended and Restated Certificate of Incorporation	8-K	000-56415	3.1	May 10, 2024
2.2	Second Amended and Restated Bylaws	8-K	000-56415	3.2	May 10, 2024
3.1	Second Amended and Restated Investors’ Rights Agreement	1-A	024-11177	3.1	March 12, 2020
3.2+	Form of Irrevocable Power of Attorney
4.1	Form of Common Stock Subscription Agreement					X
6.1	Amended and Restated 2015 Equity Incentive Plan	1-A	024-11806	6.1	February 13, 2023
6.2*	Employment Agreement effective as of January 1, 2024 (Howard Marks)	10-K	000-56415	10.2	April 15, 2024
6.3	Asset Purchase Agreement	8-K	000-56415	99.2	November 28, 2022
8.1+	Escrow Agreement for Securities Offering
11.1	Consent of Haynie & Company					X
12.1+	Attorney opinion on the legality of the offering
13.1+	“Test the waters” materials

*	Portions of this exhibit have been omitted.

+	To be filed by amendment.

SIGNATURE

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burbank, California on September 16, 2024.

StartEngine Crowdfunding, Inc.

By:	/s/ Howard Marks
Howard Marks, Chief Executive Officer
Date: September 16, 2024

This Offering Statement has been signed below by the following persons in the capacities and on the dates indicated.

By:	/s/ Howard Marks
Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Director
Date: September 16, 2024

By:	/s/ Ronald Miller
Ronald Miller, Director and Chairman
Date: September 16, 2024